As filed with the Securities and Exchange Commission on June 27, 2017

Registration No. 333-[*]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________

AERKOMM INC.
(Exact name of registrant as specified in its charter)

___________________

Nevada	4899	46-3424568
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

923 Incline Way #39, Incline Village, NV 89451

(877) 742-3094

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Peter Chiou

Chief Executive Officer

Aerkomm Inc.

923 Incline Way #39, Incline Village, NV 89451

(877) 742-3094

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

Louis A. Bevilacqua, Esq. BEVILACQUA PLLC 1050 Connecticut Ave., NW, Suite 500 Washington, DC 20036 (202) 869-0888

____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be Registered (2)(3)	Proposed maximum offering price per security (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee

Common Stock, par value $0.001 per share	19,053,734 shares	$5.50	$104,795,537	$12,145.80

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(1)	The shares being registered hereunder consist of 19,053,734 shares of common stock, which shares of common stock may be sold from time to time by the selling stockholders.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low per share prices of the registrant’s common stock as reported on the OTC Markets Group, Inc. QB Tier on June 7, 2017.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 26, 2017

19,053,734 SHARES

Common Stock

This prospectus relates solely to the offer and sale from time to time of up to an aggregate of 19,053,734 shares of our common stock by the selling stockholders identified in this prospectus or a supplement hereto. These shares consist of shares of our common stock that we issued to the selling stockholders pursuant to a private placement of our common stock.

This prospectus describes the general manner in which the shares of common stock may be offered and sold by the selling stockholders. If necessary, the specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus.

We are not offering any shares of common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby.

Our common stock is quoted for trading on the OTC Markets Group Inc. OTCQB tier under the symbol “AKOM.” On June 7, 2017, the last reported sale price of our common stock on OTCQB was $5.50.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2017

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You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Unless otherwise indicated, (i) the terms “Aerkomm,” “we,” “us” and “our” refer to Aerkomm Inc., a Nevada corporation, and our four wholly-owned subsidiaries Aircom Pacific, Inc., a California corporation, or Aircom, Aircom Pacific Inc. Limited (Hong Kong), or Aircom HK, Aircom Pacific Ltd. (Seychelles), or Aircom Seychelles and Aircom Japan, Inc. (Japan), or Aircom Japan, and (ii) the term “common stock” refers to the common stock, par value $0.001 per share, of Aerkomm Inc., a Nevada corporation. The financial information included herein is presented in United States dollars, or US Dollars, the functional currency of our company.

Business Overview

With advanced technologies and a unique business model, we, as a service provider of in-flight connectivity and entertainment, or IFEC, solutions intend to provide airline passengers with a broadband in-flight experience that encompasses a wide range of service options. Such options include Wi-Fi, cellular, movies, gaming, live TV, and music. We plan to offer our services through both built-in in-flight entertainment systems, such as a seat-back display, as well as on passengers’ personal devices. We also expect to provide content management services and e-commerce solutions related to our IFEC solutions.

We will partner with airlines and offer airline passengers free IFEC services. We will generate revenues through advertising and in-flight transactions. We believe that this is an innovative approach that differentiates us from existing market players.

Competitive Strengths

Unique Business Model

We believe that our business model sets us apart from our competitors. We combine cutting-edge connectivity technology with a unique content-driven approach. Traditionally, providers of inflight connectivity focus primarily on the profit margin derived from the sale of hardware to airlines and of bandwidth to passengers. Both airlines and passengers have to “pay to play,” which results in low participation and usage rates. We break away from this model and set a new trend with our business model, under which neither the airlines nor their passengers pay for products or services. Furthermore, our business plan provides our airline partners with an opportunity to participate in our revenue sharing model. Taken together, this novel approach creates incentive for the airlines to work with us while driving up passenger usage rates.

Dual-Band Satellite Technology

Most in-flight connectivity systems currently rely on the Ku-band satellite signals for communication, though many players in the market are working to provide higher bandwidth and faster transmitting rates using the Ka-band. However, there are few Ka-enabled satellites, which limits the coverage area in the Asia-Pacific region. Our dual band system architecture brings our airline partners and their passengers the benefits of both Ka- and Ku-band satellite technology. The Ka-band increases data throughput, while the Ku-band offers reliable service outside of the Ka-band coverage area or when Ka-band is not available due to weather or other interference.

Growth Strategy

We will strive to be a leading provider of IFEC solutions by pursuing the following growth strategies:

Increase Number of Connected Aircraft

As of the date of this report, we have not provided our services on any commercial aircraft. We plan to rollout installation and services in 2018. We plan to leverage our unique ability to cost-effectively equip each commercial aircraft type in an airline’s fleet to increase the number of equipped aircraft, targeting full-fleet availability of our services for our current and future airline partners We plan to pursue this significant global growth opportunity by leveraging our broad and innovative technology platform and technical expertise. Further, we will offer attractive business models to our prospective airline partners, giving them the flexibility to determine the connectivity solution that meets the unique demands of their businesses.

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Increase Passenger Use of Connectivity

We believe that internet connectivity has become a necessary utility rather than a novelty. Most of today’s passengers are trying to remain “connected” while travelling. This trend is manifestly evident from the increasing data usage on mobile phones. However, the traditional business model has been to charge as much money as possible for high-end in-flight connectivity services offered to a very small number of people. Such business logic has resulted in the in-flight connectivity option acquiring the reputation of being “pricey” and “only for business travelers whose employers will pay for it.” With a focus on catering to only a small number of people in a narrow market niche, our competitors are paying less attention to an innovative business model that can encourage a wider, broad-based usage of in-flight connectivity services. We believe that certain providers of existing in-flight connectivity services discourage in-flight usage since they believe such usage will increase their overhead expenses without generating additional profit. Due such a business model and the small amounts of revenue generated from currently available connectivity services, airlines have been considered in-flight connectivity as a “service” to passengers provided at their expense. Under this thinking, in-flight connectivity is a “cost center” from which airlines do not expect to generate profit.

We at Aerkomm believe that the value of a networking system grows exponentially with its usage. We believe that it is a waste of resources to build a networking system to be utilized only by a narrow niche market. Therefore, our business model encourages usage of our in-flight connectivity services on a much broader basis. In order to encourage such broader usage, we plan to offer our in-flight connectivity services to passengers in all travel classes for free, while we generate revenue from add-on services that will tie together passengers’ connectivity and usage. Thus, with our business model, we plan to create connectivity friendly aircraft cabins to provide free on-board internet connectivity for the passengers, and to generate revenue through the sale of advertising commercials, banner advertising, in-app purchases, in-game purchases and other related in-flight transactions.

Expand Satellite Network

We will continue to expand our global satellite network coverage through the purchase of additional Ku-band and Ka-band capacity, and seek to install aircraft with our satellite solutions, while continuing to invest in the research and development of satellite antenna and modem technologies. We are actively working with satellite providers in order to accommodate airlines’ global routes and growing fleets. We are monitoring the satellite industry for growth in coverage, with particular recent attention to China Satcom’s plan to launch high-capacity Ka-band and Ka HTS multisport-beam satellites over the Asia Pacific region.

Expand Satellite-Based Services to Other Markets

We anticipate broadening our satellite-based services to high-speed railways, maritime and cruise lines, 4G/5G backhauling, and converged triple-play services in remote communities, with the potential to expand internationally into new markets. Future business prospects will be evaluated on a case by case basis by weighing the projected revenue from advertising fees and e-commerce revenue shares against the operating and capital expenditures of satellite coverage, bandwidth and operations. Our existing business model could be applied to high-speed railways and cruise lines, both of which have a sufficient passenger base for the service to be viable. High-speed railways in China that sit under our Ka satellite coverage are not served by 4G/LTE mobile networks, providing us with a unique opportunity to deliver our services. High-speed railways in other regions of Asia present similar opportunities. Remote communities in Asia lack a telecom infrastructure, partly due to geographical limitations such as the many islands of the Philippines or Indonesia. Satellite-based communications and mesh network technology make triple play services possible, delivering live TV broadcasting, videos, and telecom services to these regions.

Organization

We were incorporated in the State of Nevada on August 14, 2013 under the name Maple Tree Kids, Inc. On January 9, 2017, we changed our name to Aerkomm Inc. and on February 13, 2017, we consummated a reverse acquisition with Aircom Pacific, Inc., our wholly-owned subsidiary through which we conduct substantially all of our business transactions. Aerkomm’s principal executive offices are located at 923 Incline Way #39, Incline Village, NV 89451 and Aircom’s principal executive offices are located at 44043 Fremont Blvd., Fremont, CA 94538. Our telephone number is (877) 742-3094. We maintain a website at www.aerkomm.com. The information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

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Risks Related to Our Business

Our business is subject to numerous risks, which are highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. Some of these risks include:

•	we have a history of operating losses (after excluding non-recurring revenues) and we may not be able to reach or maintain profitability;

•

difficulties in entering into and maintaining long-term business arrangements with airline partners, which agreements depends on numerous factors including the real or perceived availability, quality and price of our services and product offerings as compared to those offered by our competitors;

•	difficulties in having airline partners and ultimately customers adopt our products and services;

•	difficulties in implementing our technology and upgrades on a timely basis;

•

difficulties in the execution of our expansion plans, including modification to our network to accommodate satellite technology, development and implementation of new satellite-based technologies, the availability of satellite capacity, costs of satellite capacity to which we may have to commit well in advance, and compliance with regulations;

•	difficulties in managing a rapidly growing company;

•	the number of aircraft in service in our markets, including consolidation of the airline industry or changes in fleet size by one or more of our commercial airline partners;

•	the economic environment and other trends that affect both business and leisure travel;

•	the continued demand for connectivity and proliferation of Wi-Fi enabled devices, including smartphones, tablets and laptops;

•	our ability to obtain required telecommunications, aviation and other licenses and approvals necessary for our operations;

•	changes in laws, regulations and interpretations affecting telecommunications services and aviation, including, in particular, changes that impact the design of our equipment and our ability to obtain required certifications for our equipment;

•	our industry is subject to intense competition and rapid technological change, which may result in products or new solutions that are superior to our products under development or other future products we may bring to market from time to time and if we are unable to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our products may become less useful or obsolete and our operating results will suffer;

•	we may not be able to operate and grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future; and

•	our growth strategy will require significant additional financial resources, which may not be available to us on acceptable terms.

For further discussion of these and other risks you should consider before making an investment in our common stock, see the section titled “Risk Factors” immediately following this prospectus summary.

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THE OFFERING

Common stock offered	19,053,734 shares by the selling stockholders.

Common stock outstanding before this offering	41,076,330 shares.

Common stock outstanding after this offering	41,076,330 shares.

Use of Proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. See Use of Proceeds on page 27.

Risk Factors

See “Risk Factors” beginning on page 7 and other information included in this prospectus for a discussion of some of the factors you should consider before deciding to purchase shares of our common stock.

OTCQB Market Symbol	AKOM

The number of shares of our common stock outstanding after this offering is based on 41,076,330 shares of our common stock outstanding as of June 26, 2017, and excludes:

•	3,903,011 shares of our common stock reserved for future grants pursuant to our 2017 Equity Incentive Plan;

•	1,416,000 shares of our common stock have been approved by our board of directors for issuance upon the exercise of options granted to our officers and directors; and

•	4,680,989 shares of our common stock issuable upon the exercise of options under our 2017 Equity Incentive Plan to be issued to holders of Aircom Pacific, Inc. options assumed by us as a result of the closing of the reverse acquisition with Aircom Pacific, Inc.

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SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data. You should read this summary consolidated financial data together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes that are included elsewhere in this prospectus.

The consolidated statement of operations data for the years ended December 31, 2016 and 2015 are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The consolidated statement of operations data for the three months ended December 31, 2016 and 2015, and the consolidated balance sheet data as of December 31, 2016, are derived from our unaudited condensed consolidated financial statements that are included elsewhere in this prospectus. The unaudited condensed consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period.

			Three Months Ended March 31,
	Years Ended December 31,		(unaudited)
	2016	2015	2017	2016
Consolidated Statement of Operations Data:
Revenue	$-	$6,128,900	$-	$-
Cost of revenue	-	1,337,905	-	-
Gross profit	-	4,790,995	-	-
Operating expenses	3,970,105	1,235,796	914,204	1,351,502
Income (loss) from continuing operations	(3,176,464)	2,670,414	(891,060)	(859,350)
Income (loss) from discontinued operations	-	-	-	-
Net income (loss)	$(3,176,464)	$2,670,414	$(891,060)	$(859,350)
Net income (loss) per share:
Basic	$(0.0808)	$0.0841	$(0.0221)	$(0.0218)
Diluted	$(0.0808)	$0.0759	$(0.0221)	$(0.0218)
Weighted average shares outstanding:
Basic	39,335,796	31,752,318	40,277,517	39,424,188
Diluted	39,335,796	35,190,236	40,277,517	39,424,188

March 31, 2017
Actual
(unaudited)
Consolidated Balance Sheet Data:
Current assets	$1,514,086
Total assets	$11,417,976
Total liabilities	$2,882,704
Total stockholders’ equity	$8,535,272

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, including our consolidated financial statements and related notes, before making an investment decision. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer. In that case, the trading price of our common stock could decline, you may lose part or all of your investment. You should read the section entitled “Special Note Regarding Forward-Looking Statements” below for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risks Related to Our Business

Our business has a limited operating history, which may make it difficult to evaluate our current business and predict our future performance.

We plan to launch our services in Asia in 2018. The limited operating history of our business may make it difficult to accurately evaluate the business and predict its future performance. Any assessments of our current business and predictions that we or you make about our future success or viability may not be as accurate as they could be if we had a longer operating history. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, and the size and nature of our market opportunity will change as we scale our business and increase deployment of our service. If we do not address any of the foregoing risks successfully, our business will be harmed.

Excluding non-recurring revenues from affiliates, we have incurred operating losses in every quarter since we launched our business and may continue to incur quarterly operating losses, which could negatively affect the value of our company.

Excluding nonrecurring revenues from affiliates, we have incurred operating since our inception in 2014, and we may not be able to generate sufficient revenue in the future to generate operating income. We also expect our costs to increase materially in future periods, which could negatively affect our future operating results. We expect to continue to expend substantial financial and other resources on the continued launch and expansion of our business. The amount and timing of these costs are subject to numerous variables and such initiatives may require additional funding. In addition, we may incur significant costs in connection with our pursuit of next generation air to ground technology or other new technologies. With respect to our expansion, such variables may include costs related to sales and marketing activities and administrative support functions, equipment subsidies to airlines and additional legal and regulatory expenses associated with operating in the international commercial aviation market. In addition, we expect to incur additional general and administrative expenses, including legal and accounting expenses, related to being a public company. These investments may not result in increased revenue or growth in our business. If we fail to continue to grow our revenue and overall business, it could adversely affect our financial condition and results of operations.

There is substantial uncertainty that we will continue operations as a going concern.

Our future existence remains uncertain. We have generated minimal recurring revenues to date and have suffered losses from our operations. We also have outstanding accrued liabilities. Although we expect to raise capital from the sale of equity or debt securities, there is no assurance that we will be able to do so. This means that there is substantial doubt that we can continue as a going concern for the next twelve months unless we obtain additional capital to pay our bills and debts and execute our plan of operations.

We expect to rely on few key customers for our initial revenue.

Our initial business will be substantially dependent on our relationship with few key airline customers. There can be no assurance that we will be able to maintain our relationship with these airlines. If we are unable to maintain and renew our relationship with these airlines, or if our arrangement is modified so that the economic terms become less favorable to us, then our business would be materially adversely affected.

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Our agreement with Hong Kong Airlines will have no legal effect until we receive approval of our VSTC by the HKCAD.

Until such time as we have received all required approvals from the HKCAD, the agreement with Hong Kong Airlines only expresses the desires and understandings between us and Hong Kong Airlines and will not create any legal rights, liabilities or responsibilities whatsoever and will not be legally binding on us or Hong Kong Airlines. There can be no assurance as to when we will receive the required HKCAD approvals or if we will receive such approvals at all. If we do not receive the HKCAD approval of out VSTC, our agreement with Hong Kong airlines will have no economic impact. Such an outcome would have a substantial adverse effect on our revenue prospect.

If we cannot timely deliver our first order of onboard equipment to Klingon Aerospace Inc., our reseller and development partner, we may lose our agreement with Klingon.

Because of the delay in our receiving approval of the VSTC from the HKCAD, we have not been able to deliver to Klingon a ready for sale, certified onboard system equipment package. Klingon has the right to terminate our agreement with them upon 60 days’ prior notice, subject to a 60-day cure period, if we fail to timely deliver the certified product. If Klingon terminates its agreement with us, we may be responsible for refunding to Klingon the milestone payments that we have received.

We may not be able to grow our business with current airline partner or successfully negotiate agreements with airlines to which we do not currently provide our service.

Currently, our only potential airline partner is Hong Kong Airlines, although we have not yet begun to sell our products and services to Hong Kong Airlines under our agreement with them. We are currently in negotiations or discussions with certain other airline partners to provide our IFEC services on additional aircraft in their fleets. We have no assurance that these efforts will be successful. Negotiations with prospective airline partners require substantial time, effort and resources. The time required to reach a final agreement with an airline is unpredictable and may lead to variances in our operating results from quarter to quarter. We may ultimately fail in our negotiations and any such failure could harm our results of operations due to, among other things, a diversion of our focus and resources, actual costs and opportunity costs of pursuing these opportunities. In addition, the terms of any future agreements could be materially different and less favorable to us than the terms included in our existing agreement with Hong Kong Airlines. To the extent that any negotiations with current or potential airline partners are unsuccessful, or any new agreements contain terms that are less favorable to us, our growth prospects could be materially and adversely affected.

We will likely need additional financing to execute our business plan or new initiatives, which we may not be able to secure on acceptable terms, or at all.

We will require additional financing in the near and long term to fully execute our business plan. Our success may depend on our ability to raise such additional financing on reasonable terms and on a timely basis. Conditions in the economy and the financial markets may make it more difficult for us to obtain necessary additional capital or financing on acceptable terms, or at all. If we cannot secure sufficient additional financing, we may be forced to forego strategic opportunities or delay, scale back or eliminate additional service deployment, operations and investments or employ internal cost savings measures.

We are dependent on airline partners to be able to access our customers. We expect that future payments by these customers for our services to be provided to them will account for most, if not all, of our initial revenues.

Under our existing contract with Hong Kong Airlines, once our VSTC is approved by the HKCAD, we will provide our equipment for installation on, and provide our services to passengers on, a portion of the aircraft operated by this airline. We expect to enter into similar contracts with other airlines in the future but there is no assurance that we will be successful in signing up additional airlines partners. We expect that revenue from passengers using our service while flying on aircraft operated by our airline partners will account for the majority of our projected initial revenue once we begin our services. As of the date of this report, we do not yet have any revenue from equipment sales and installation. Our growth will be dependent on our ability to have our equipment installed on the aircraft of airline partners and increased use of our service on installed aircraft. Any delays in installations under these contracts may negatively affect our ability to grow our user base and revenue.

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A failure to maintain airline satisfaction with our equipment or our service could have a material adverse effect on our revenue and results of operations.

Our relationships with our current and future airline partners are critical to the growth and ongoing success of our business. If our airline partners are not satisfied with our equipment or our service for any reason, including passenger dissatisfaction with the service as a result of capacity constraints, they may reduce efforts to co-market our service to their passengers, which could result in lower passenger usage and reduced revenue, which could in turn give airline partners the right to terminate their contracts with us. In addition, airline dissatisfaction with us for any reason, including delays in obtaining certification for or installing our equipment, could negatively affect our ability to expand our service to additional airline partners or aircraft or lead to claims for damages, which may be material, or termination rights under our existing or potential contracts with airline partners.

We are experiencing network capacity constraints in our operation region and expect capacity demands to increase, and we may in the future experience capacity constraints internationally. If we are unable to successfully implement planned or future technology enhancements to increase our network capacity, or our airline partners do not agree to such enhancements, our ability to maintain sufficient network capacity and our business could be materially and adversely affected.

All providers of wireless connectivity services, including all providers of in-flight connectivity services, face certain limits on their ability to provide connectivity service, including escalating capacity constraints due to expanding consumption of wireless services and the increasing prevalence of higher bandwidth uses such as file downloads and streaming media content. The success of our business depends on our ability to provide adequate bandwidth to meet customer demands while in-flight.

Competition from a number of companies, as well as other market forces, could result in price reduction, reduced revenue and loss of market share and could harm our results of operations.

We face strong competition from satellite-based providers of broadband services that include in-flight internet and live television services. Competition from such providers has had in the past and could have in the future an adverse effect on our ability to maintain or gain market share. Most of our competitors are larger, more diversified corporations and have greater financial, marketing, production, and research and development resources. As a result, they may be better able to withstand the effects of periodic economic downturns or may offer a broader product line to customers. In addition, to the extent that competing in-flight connectivity services offered by commercial airlines that are not our airline partners are available on more aircraft or offer improved quality or reliability as compared to our service, our business and results of operations could be adversely affected. Competition could increase our sales and marketing expenses and related customer acquisition costs. We may not have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully. A failure to effectively respond to established and new competitors could have a material adverse impact on our business and results of operations.

We may be unsuccessful in generating revenue from live television and other in-flight entertainment services.

We are currently developing a host of service offerings to deliver to our future commercial airline customers. We plan to offer live television and other service to customers and no assurance can be given that we will ultimately be able to launch any channels or provide any service. Additionally, we plan to generate a revenue stream from our video on demand and other in-flight entertainment services. If we are unable to generate revenue from live television or if other entertainment services do not ultimately develop, our growth and financial prospects would be materially adversely impacted.

We are working to increase the number of on-demand movies and television shows and a variety of other content that we expect will be available on our system. The future growth prospects for our business depend, in part, on revenue from advertising fees and e-commerce revenue share arrangements on passenger purchases of goods and services, including video and media services. Our ability to generate revenue from these service offerings depends on:

•	growth of commercial airline customer base;

•	the attractiveness of our customer base to media partners;

•	rolling out live television and media on demand on more aircraft and with additional airline customers and increasing passenger adoption both in the U.S. and abroad;

•	establishing and maintaining beneficial contractual relationships with media partners whose content, products and services are attractive to airline passengers; and

•	our ability to customize and improve our service offerings in response to trends and customer interests.

If we are unsuccessful in generating revenue from our service offerings, that failure could have a material adverse effect on our growth prospects.

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We face limitations on our ability to grow our operations which could harm our operating results and financial condition.

Our addressable market and our ability to expand in our operation region at our current rate of growth are inherently limited by various factors, including limitations on the number of commercial airlines with which we could partner, the number of planes in which our equipment can be installed, the passenger capacity within each plane and the ability of our network infrastructure or bandwidth to accommodate increasing capacity demands. Expansion is also limited by our ability to develop new technologies on a timely and cost-effective basis, as well as our ability to mitigate network capacity constraints through, among other things, the expansion of our satellite coverage area. Our growth may slow, or we may stop growing altogether, to the extent that we have exhausted all potential airline partners and as we approach installation on full fleets and maximum penetration rates on all flights. To continue to grow our domestic revenue, we will have to rely on customer and airline partner adoption of currently available and new or developing services and additional offerings. We cannot assure you that we will be able to profitably expand our existing market presence or establish new markets and, if we fail to do so, our business and results of operations could be materially adversely affected.

We may be unsuccessful in expanding our operations internationally.

Our business will initially be international business. Our ability to grow our international business involves various risks, including the need to invest significant resources in unfamiliar markets and the possibility that we may not realize a return on our investments in the near future or at all. In addition, we have incurred and expect to continue to incur significant expenses before we generate any material revenue in these new markets. Under our agreements with providers of satellite capacity, we are obligated to purchase bandwidth for specified periods in advance. If we are unable to generate sufficient passenger demand or airline partners to which we provide satellite service to their aircraft terminate their agreements with us for any reason during these periods, we may be forced to incur satellite costs in excess of connectivity revenue generated through such satellites.

Any future international operations may fail to succeed due to risks inherent in foreign operations, including:

•	legal and regulatory restrictions, including different communications, privacy, censorship, aerospace and liability standards, intellectual property laws and enforcement practices;

•	changes in international regulatory requirements and tariffs;

•	restrictions on the ability of U.S. companies to do business in foreign countries, including restrictions on foreign ownership of telecommunications providers imposed by the U.S. Office of Foreign Assets Control, which we refer to as OFAC;

•	inability to find content or service providers to partner with on commercially reasonable terms, or at all;

•	compliance with the Foreign Corrupt Practices Act, the (U.K.) Bribery Act 2010 and other similar corruption laws and regulations in the jurisdictions in which we operate and related risks;

•	difficulties in staffing and managing foreign operations;

•	currency fluctuations; and

•	potential adverse tax consequences.

As a result of these obstacles, we may find it difficult or prohibitively expensive to grow our business internationally or we may be unsuccessful in our attempt to do so, which could harm our future operating results and financial condition.

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We may not be successful in our efforts to develop and monetize new products and services that are currently in development, including our operations-oriented communications services.

In order to continue to meet the evolving needs of airline partners and customers, we must continue to develop new products and services that are responsive to those needs. Our ability to realize the benefits of enabling airlines, other aircraft operators and to use these applications, including monetizing our services at a profitable price point, depends, in part, on the adoption and utilization of such applications by airlines, other aircraft operators and other companies in the aviation industry such as aircraft equipment suppliers, and we cannot be certain that airlines, other aircraft operators and others in the aviation industry will adopt such offerings in the near term or at all. We also expect to continue to rely on third parties to develop and offer the operational applications to be used to gather and process data transmitted on our network between the aircraft and the ground, and we cannot be certain that such applications will be compatible with our network or onboard equipment or otherwise meet the needs of airlines or other aircraft operators. If we are not successful in our efforts to develop and monetize new products and services, including our operations-oriented communications services, our future business prospects, financial condition and results of operations would be materially adversely affected.

A future act or threat of terrorism or other events could result in a prohibition on the use of Wi-Fi enabled devices on aircraft.

A future act of terrorism, the threat of such acts or other airline accidents could have an adverse effect on the airline industry. In the event of a terrorist attack, terrorist threats or unrelated airline accidents, the industry would likely experience significantly reduced passenger demand. The U.S. federal government or foreign governments could respond to such events by prohibiting the use of Wi-Fi enabled devices on aircraft, which would eliminate demand for our equipment and service. In addition, any association or perceived association between our equipment or service and accidents involving aircraft on which our equipment or service operates would likely have an adverse effect on demand for our equipment and service. Reduced demand for our products and services would adversely affect our business prospects, financial condition and results of operations.

If our efforts to retain and attract customers are not successful, our revenue will be adversely affected.

We expect to generate substantially all of our revenue from sales of services, some of which will be on a subscription basis. We must be able to retain subscribers and attract new and repeat customers. If we are unable to effectively retain subscribers and attract new and repeat customers, our business, financial condition and results of operations would be adversely affected.

Unreliable service levels, lack of sufficient capacity, uncompetitive pricing, lack of availability, security risk and lack of related features of our equipment and services are some of the factors that may adversely impact our ability to retain customers and partners and attract new and repeat customers. If our consumers are able to satisfy their in-flight entertainment needs through activities other than broadband internet access, at no or lower cost, they may not perceive value in our products and services. If our efforts to satisfy and retain customers and subscribers are not successful, we may not be able to attract new customers through word-of-mouth referrals. Any of these factors could cause our customer growth rate to fall, which would adversely impact our business, financial condition and results of operations.

The demand for in-flight broadband internet access service may decrease or develop more slowly than we expect. We cannot predict with certainty the development of the U.S. or international in-flight broadband internet access market or the market acceptance for our products and services.

Our future success depends upon growing demand for in-flight broadband internet access services, which is inherently uncertain. We have invested significant resources towards the roll-out of new service offerings, which represent a substantial part of our growth strategy. We face the risk that the U.S. and international markets for in-flight broadband internet access services may decrease or develop more slowly or differently than we currently expect, or that our services, including our new offerings, may not achieve widespread market acceptance. We may be unable to market and sell our services successfully and cost-effectively to a sufficiently large number of customers.

Our business depends on the continued proliferation of Wi-Fi as a standard feature in mobile devices. The growth in demand for in-flight broadband internet access services also depends in part on the continued and increased use of laptops, smartphones, tablet computers, and other Wi-Fi enabled devices and the rate of evolution of data-intensive applications on the mobile internet. If Wi-Fi ceases to be a standard feature in mobile devices, if the rate of integration of Wi-Fi on mobile devices decreases or is slower than expected, or if the use of Wi-Fi enabled devices or development of related applications decreases or grows more slowly than anticipated, the market for our services may be substantially diminished.

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Increased costs and other demands associated with our growth could impact our ability to achieve profitability over the long term and could strain our personnel, technology and infrastructure resources.

We expect our costs to increase in future periods, which could negatively affect our future operating results. We expect to experience growth in our headcount and operations, which will place significant demands on our management, administrative, technological, operational and financial infrastructure. Anticipated future growth will require the outlay of significant operating and capital expenditures and will continue to place strains on our personnel, technology and infrastructure. Our success will depend in part upon our ability to contain costs with respect to growth opportunities. To successfully manage the expected growth of our operations, on a timely and cost-effective basis we will need to continue to improve our operational, financial, technological and management controls and our reporting systems and procedures. In addition, as we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, and we must maintain the beneficial aspects of our corporate culture. If we fail to successfully manage our growth, it could adversely affect our business, financial condition and results of operations.

Adverse economic conditions may have a material adverse effect on our business.

Macro-economic challenges are capable of creating volatile and unpredictable environments for doing business. We cannot predict the nature, extent, timing or likelihood of any economic slowdown or the strength or sustainability of any economic recovery, worldwide, in the United States or in the airline industry. For many travelers, air travel and spending on in-flight internet access are discretionary purchases that they can eliminate in difficult economic times. Additionally, a weaker business environment may lead to a decrease in overall business travel, which is an important contributor to our service revenue. These conditions may make it more difficult or less likely for customers to purchase our equipment and services. If economic conditions in the United States or globally deteriorate further or do not show improvement, we may experience material adverse effects to our business, cash flow and results of operations.

Our operating results may fluctuate unpredictably and may cause us to fail to meet the expectations of investors, adversely affecting our stock price.

We operate in a highly dynamic industry and our future quarterly operating results may fluctuate significantly. Our revenue and operating results may vary from quarter to quarter due to many factors, many of which are not within our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Further, it is difficult to accurately forecast our revenue, margin and operating results, and if we fail to match our expected results or the results expected by financial analysts or investors, the future trading price of our common stock may be adversely affected.

In addition, due to generally lower demand for business travel during the summer months and holiday periods, and leisure and other travel at other times during the year, our quarterly results may not be indicative of results for the full year. Due to these and other factors, quarter-to-quarter comparisons of our historical operating results should not be relied upon as accurate indicators of our future performance.

If our marketing and advertising efforts fail to generate revenue on a cost-effective basis, or if we are unable to manage our marketing and advertising expenses, it could harm our results of operations and growth.

Our future growth and profitability, as well as the maintenance and enhancement of our brands, will depend in large part on the effectiveness and efficiency of our future marketing and advertising expenditures. We plan to use a diverse mix of television, print, trade show and online marketing and advertising programs to promote our business. Significant increases in the pricing of one or more of our marketing and advertising channels could increase our expenses or cause us to choose less expensive, but potentially less effective, marketing and advertising channels. In addition, to the extent we implement new marketing and advertising strategies, we may in the future have significantly higher expenses. We may in the future incur, marketing and advertising expenses significantly in advance of the time we anticipate recognizing revenue associated with such expenses, and our marketing and advertising expenditures may not result in increased revenue or generate sufficient levels of brand awareness. If we are unable to maintain our marketing and advertising channels on cost-effective terms, our marketing and advertising expenses could increase substantially, our customer levels could be affected adversely, and our business, financial condition and results of operations may suffer.

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Regulation by United States and foreign government agencies, including the FCC and the FAA, may increase our costs of providing service or require us to change our services.

We are subject to various regulations, including those regulations promulgated by various federal, state and local regulatory agencies and legislative bodies and comparable agencies outside the United States where we may do business. The two U.S. government agencies that have primary regulatory authority over our operations are the FAA and the FCC.

The commercial and private aviation industries, including civil aviation manufacturing and repair industries, are highly regulated in the United States by the FAA. FAA certification is required for all equipment we install on commercial aircraft and type certificated business aircraft, and certain of our operating activities require that we obtain FAA certification as a parts manufacturer. As discussed in more detail in the section entitled “Business-Regulation-Federal Aviation Administration,” FAA approvals required to operate our business include Supplemental Type Certificates (STCs) and Parts Manufacturing Authority (PMA). Obtaining STCs and PMAs is an expensive and time-consuming process that requires significant focus and resources. Any inability to obtain, delay in obtaining, or change in, needed FAA certifications, authorizations, or approvals, could have an adverse effect on our ability to meet our installation commitments, manufacture and sell parts for installation on aircraft, or expand our business and could, therefore, materially adversely affect our growth prospects, business and operating results. The FAA closely regulates many of our operations. If we fail to comply with the FAA’s many regulations and standards that apply to our activities, we could lose the FAA certifications, authorizations, or other approvals on which our manufacturing, installation, maintenance, preventive maintenance, and alteration capabilities are based. In addition, from time to time, the FAA or comparable foreign agencies adopt new regulations or amend existing regulations. The FAA could also change its policies regarding the delegation of inspection and certification responsibilities to private companies, which could adversely affect our business. To the extent that any such new regulations or amendments to existing regulations or policies apply to our activities, those new regulations or amendments to existing regulations generally increase our costs of compliance.

As a broadband Internet provider, we must comply with the Communications Assistance for Law Enforcement Act of 1994, or CALEA, which requires communications carriers to ensure that their equipment, facilities and services can accommodate certain technical capabilities in executing authorized wiretapping and other electronic surveillance. Currently, our CALEA solution is being deployed in our network. However, we could be subject to an enforcement action by the FCC or law enforcement agencies for any delays related to meeting, or if we fail to comply with, any current or future CALEA, or similarly mandated law enforcement related, obligations. Such enforcement actions could subject us to fines, cease and desist orders, or other penalties, all of which could adversely affect our business. Further, to the extent the FCC adopts additional capability requirements applicable to broadband Internet providers, its decision may increase the costs we incur to comply with such regulations.

In addition to these U.S. agencies, we are also subject to regulation by foreign government agencies that choose to assert jurisdiction over us as a result of the service we provide on aircraft that fly international routes. Adverse decisions or regulations of these U.S. and foreign regulatory bodies could negatively impact our operations and costs of doing business and could delay the roll-out of our services and have other adverse consequences for us. Our ability to obtain certain regulatory approvals to offer our services internationally may also be the responsibility of a third party, and, therefore, may be out of our control. We are unable to predict the scope, pace or financial impact of regulations and other policy changes that could be adopted by the various governmental entities that oversee portions of our business.

If government regulation of the Internet, including e-commerce or online video distribution changes, we may need to change the way we conduct our business to a manner that incurs greater operating expenses, which could harm our results of operations.

The current legal environment for Internet communications, products and services is uncertain and subject to statutory, regulatory or interpretive change. We cannot be certain that we, our vendors and media partners or our customers are currently in compliance with applicable regulatory or other legal requirements in the countries in which our service is used. Our failure, or the failure of our vendors and media partners, customers and others with whom we transact business to comply with existing or future legal or regulatory requirements could materially adversely affect our business, financial condition and results of operations. Regulators may disagree with our interpretations of existing laws or regulations or the applicability of existing laws or regulations to our business, and existing laws, regulations and interpretations may change in unexpected ways.

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For example, our mobile wireless broadband Internet access services were previously classified as information services, and not as telecommunications services. Therefore, these services were not subject to FCC common carrier regulation. However, effective June 12, 2015, the FCC reclassified mobile (and fixed) broadband Internet access services as Title II telecommunications services pursuant to the Open Internet Order. The Open Internet Order also adopted broad new net neutrality rules. For example, broadband providers may not block access to lawful content, applications, services, or non-harmful devices. Broadband providers also may not impair or degrade lawful Internet traffic on the basis of content, applications, services, or non-harmful devices. In addition, broadband providers may not favor some lawful Internet traffic over other lawful traffic in exchange for consideration of any kind, and they may not prioritize the content and services of their affiliates. Other than for paid prioritization, the rules contain an exception for “reasonable network management.” The Open Internet Order recognizes that whether a network management practice is reasonable varies according to the broadband technology involved and may provide more flexibility to implement network management practices in the context of our capacity-constrained air-to-ground and satellite broadband networks.

Other jurisdictions may adopt similar or different regulations that could affect our ability to use “network management” techniques. Likewise, the United States and the European Union, among other jurisdictions, are considering proposals regarding data protection that, if adopted, could impose heightened restrictions on certain of our activities relating to the collection and use of data of end users. Further, as we promote exclusive content and services and increase targeted advertising with our media partners to customers of our service, we may attract increased regulatory scrutiny.

We cannot be certain what positions regulators may take regarding our compliance with, or lack of compliance with, current and future legal and regulatory requirements or what positions regulators may take regarding any past or future actions we have taken or may take in any jurisdiction. Regulators may determine that we are not in compliance with legal and regulatory requirements, and impose penalties, or we may need to make changes to our services, which could be costly and difficult. Any of these events would adversely affect our operating results and business.

Our possession and use of personal information and the use of credit cards by our customers present risks and expenses that could harm our business. Unauthorized disclosure or manipulation of such data, whether through breach of our network security or otherwise, could expose us to costly litigation and damage our reputation.

Maintaining our network security is of critical importance because our online systems will store confidential registered user, employee and other sensitive data, such as names, email addresses, addresses and other personal information. We will depend on the security of our networks and the security of the network infrastructures of our third-party telecommunications service providers, our customer support providers and our other vendors. Unauthorized use of our, or our third-party service providers’, networks, computer systems and services could potentially jeopardize the security of confidential information, including credit card information, of our customers. There can be no assurance that any security measures we, or third parties, take will be effective in preventing these activities. As a result of any such breaches, customers may assert claims of liability against us as a result of any failure by us to prevent these activities. Further, our in-cabin network operates as an open, unsecured Wi-Fi hotspot, and non-encrypted transmissions users send over this network may be vulnerable to access by users on the same plane. These activities may subject us to legal claims, adversely impact our reputation, and interfere with our ability to provide our services, all of which could have a material adverse effect on our business prospects, financial condition and results of operations.

Failure to protect confidential customer data or to provide customers with adequate notice of our privacy policies could also subject us to liabilities imposed by United States federal and state regulatory agencies or courts. For example, the FCC’s CPNI rules, applicable to our satellite-based offerings, require us to comply with a range of marketing and privacy safeguards. The FTC could assert jurisdiction to impose penalties related our service if it found our privacy policies or security measures to be inadequate under existing federal law. We could also be subject to certain state laws that impose data breach notification requirements, specific data security obligations, or other consumer privacy-related requirements. Our failure to comply with any of these rules or regulations could have an adverse effect on our business, financial condition and results of operations.

Other countries in which we may operate or from which our services may be offered, including those in the European Union, also have certain privacy and data security requirements that may apply to our business, either now or in the future. These countries’ laws may in some cases be more stringent than the requirements in the United States. For example, European Union member countries have specific requirements relating to cross border transfers of personal information to certain jurisdictions, including to the United States. In addition, some countries have stricter consumer notice and/or consent requirements relating to personal information collection, use or sharing. Moreover, international privacy and data security regulations may become more complex. For example, the European Union is considering a draft proposed data protection regulation which, if enacted, may result in even more restrictive privacy-related requirements. Our failure to comply with other countries’ privacy or data security-related laws, rules or regulations could also have an adverse effect on our business, financial condition and results of operations.

In addition, our customers use credit cards to purchase our products and services. Problems with our or our vendors billing software could adversely affect our customer satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment services. In addition, if our billing software fails to work properly and, as a result, we do not automatically charge our subscribers’ credit cards on a timely basis or at all, our business, financial condition and results of operations could be adversely affected.

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We depend upon third parties to manufacture equipment components and to provide services for our network.

We rely on third-party suppliers for equipment components that we use to provide our services. The supply of third party components could be interrupted or halted by a termination of our relationships, a failure of quality control or other operational problems at such suppliers or a significant decline in their financial condition. If we are not able to continue to engage suppliers with the capabilities or capacities required by our business, or if such suppliers fail to deliver quality products, parts, equipment and services on a timely basis consistent with our schedule, our business prospects, financial condition and results of operations could be adversely affected.

We may fail to recruit, train and retain the highly skilled employees that are necessary to remain competitive and execute our growth strategy. The loss of one or more of our key personnel could harm our business.

Competition for key technical personnel in high-technology industries such as ours is intense. We believe that our future success depends in large part on our continued ability to hire, train, retain and leverage the skills of qualified engineers and other highly skilled personnel needed to maintain and grow our business and technology. We may not be as successful as our competitors at recruiting, training, retaining and utilizing these highly skilled personnel. In particular, we may have more difficulty attracting or retaining highly skilled personnel during periods of poor operating performance. Any failure to recruit, train and retain highly skilled employees could negatively impact our business and results of operations.

We depend on the continued service and performance of our key personnel, including Peter Chiou, our Chairman and Chief Executive Officer. Such individuals have acquired specialized knowledge and skills with respect to our operations. As a result, if any of these individuals were to leave us, we could face substantial difficulty in hiring qualified successors and could experience a loss of productivity while any such successor obtains the necessary training and expertise. We do not maintain key man insurance on any of our officers or key employees. In addition, much of our key technology and systems are custom-made for our business by our personnel. The loss of key personnel, including key members of our management team, as well as certain of our key marketing or technology personnel, could disrupt our operations and have an adverse effect on our ability to grow our business.

Our promotor, Daniel Shih, would be considered a “bad actor” under Rule 506(d) of the Securities Act but for the fact that SEC interpretations of Rule 506(d) provide that disqualification under Rule 506(d) is not triggered by actions taken in jurisdictions other than the United States, such as convictions, court orders, or injunctions in a foreign court, or regulatory orders issued by foreign regulatory authorities.

Our promotor, Daniel Shih, was involved in two cases in Taiwan either of which could have resulted in his being deemed a “bad actor” under Rule 506(d) if such cases were in the United States and not Taiwan. SEC compliance and disclosure interpretation 260.20 provides that disqualification under Rule 506(d) is not triggered by actions taken in jurisdictions other than the United States and accordingly, Mr. Shih is not a bad actor because of such interpretation.

In the first case, in 2008, Daniel Shih was found guilty by the Taipei District Court for violations of Taiwanese securities law in connection with irregular trading of shares of Kitai Construction and Development, Inc., a Taiwanese listed company, and was sentenced to four years in prison.  A request for a second trial was timely filed.  The sentence was stayed pending the second trial.  Mr. Shih’s legal team is negotiating with the prosecutor to plead guilty (in the second trial) in exchange for probation, but such guilty plea has not yet been entered. In another case, in 2016, a significant shareholder of Priceplay Taiwan, Inc., Chernan Technology Ltd., Co., filed a criminal complaint against several defendants alleging fraud in inducing Chernan to purchase shares of Pricplay Taiwan, Inc.  The case was accepted by the New Taipei prosecutors’ office.  Although Daniel Shih was not listed as a defendant, the prosecutor alleged that Mr. Shih was involved in the matter and stated that it would indict Mr. Shih if the matter is not resolved by mediation.  The case was referred to the mediation commission.  There has been no formal charge against Daniel Shih or decision in this case.

Due to the nature of the actions described above involving our promoter, Daniel Shih, potential investors may not want to invest in our company and third parties may not want to do business with us. The deterrence of investors from investing in our company or of third parties from doing business with us because of reputational issues associated with the actions against Mr. Shih that are described above could have a material adverse effect on our business, financial condition, operations, results of operations and prospects.

Furthermore, SEC interpretations may change such that actions in foreign jurisdictions would trigger disqualification under 506(d). If that were to occur, then Mr. Shih may become a “bad actor” which would prevent us from relying on an exemption from registration for the sale and issuance of securities under Regulation D. This could make it harder for us to sell shares privately and negatively affect our ability to raise capital. A future inability to rely on Regulation D would have a material adverse effect on our operations and cash flows, and could cause the value of our securities to decline in value.

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We believe our business depends on strong brands, and if we do not develop, maintain and enhance our brand, our ability to gain new customers and retain customers may be impaired.

We believe that our brands will be a critical part of our business. We expect to collaborate extensively with our future airline partners on the look and feel of the in-flight homepage that their passengers encounter when logging into our service in flight. In order to maintain strong relationships with our airline partners, we may have to reduce the visibility of our brand or make other decisions that do not promote and maintain our brand. In addition, many of our trademarks contain words or terms having a somewhat common usage and, as a result, we may have trouble registering or protecting them in certain jurisdictions. If we fail to promote and maintain our brand, or if we incur significant expenses to promote the brands and are still unsuccessful in maintaining strong brands, our business prospects, financial condition and results of operations may be adversely affected.

Businesses or technologies we acquire could prove difficult to integrate, disrupt our ongoing business, dilute stockholder value or have an adverse effect on our results of operations.

As part of our business strategy, we may engage in acquisitions of businesses or technologies to augment our organic or internal growth. We do not have any relevant experience with integrating and managing acquired businesses or assets. Acquisitions involve challenges and risks in negotiation, execution, valuation and integration. Moreover, we may not be able to find suitable acquisition opportunities on terms that are acceptable to us. Even if successfully negotiated, closed and integrated, certain acquisitions may not advance our business strategy, may fall short of expected return-on-investment targets or may fail. Any future acquisition could involve numerous risks, including:

•	potential disruption of our ongoing business and distraction of management;

•	difficulty integrating the operations and products of the acquired business;

•	use of cash to fund the acquisition or for unanticipated expenses;

•	limited market experience in new businesses;

•	exposure to unknown liabilities, including litigation against the companies we acquire;

•	additional costs due to differences in culture, geographical locations and duplication of key talent;

•	delays associated with or resources being devoted to regulatory review and approval;

•	acquisition-related accounting charges affecting our balance sheet and operations;

•	difficulty integrating the financial results of the acquired business in our consolidated financial statements;

•	controls in the acquired business;

•	potential impairment of goodwill;

•	dilution to our current stockholders from the issuance of equity securities; and

•	potential loss of key employees or customers of the acquired company.

In the event that we enter into any acquisition agreements, closing of the transactions could be delayed or prevented by regulatory approval requirements, including antitrust review, or other conditions. We may not be successful in addressing these risks or any other problems encountered in connection with any attempted acquisitions, and we could assume the economic risks of such failed or unsuccessful acquisitions.

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Expenses or liabilities resulting from litigation could adversely affect our results of operations and financial condition.

From time to time, we may be subject to claims or litigation in the ordinary course of our business, including for example, claims related to employment matters and class action lawsuits. Our operations are characterized by the use of new technologies and services across multiple jurisdictions that implicate a number of statutory schemes and a range of rules and regulations that may be subject to broad or creative interpretation, which may subject to us to litigation, including class action lawsuits, the outcome of which may be difficult to assess or quantify due to the potential ambiguity inherent in these regulatory schemes and/or the nascence of our technologies and services. Plaintiffs in these types of litigation may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. Any such claims or litigation may be time-consuming and costly, divert management resources, require us to change our products and services, or have other adverse effects on our business. Any of the foregoing could have a material adverse effect on our results of operations and could require us to pay significant monetary damages. In addition, costly and time-consuming litigation could be necessary to enforce our existing contracts and, even if successful, could have an adverse effect on us. In addition, prolonged litigation against any airline partner, customer or supplier could have the effect of negatively impacting our reputation and goodwill with existing and potential airline partners, customers and suppliers.

Technological advances may harm our business.

Due to the widening use of state-of-the-art, personal electronic devices such as Apple’s iPad, ever-increasing numbers of passengers have their own mobile devices, which they might use to bring their own content such as movies, music or games with them on a flight. This could decrease demand for our in-flight offerings. Carriers now also have greater technical means at their disposal to offer passengers inflight access to the Internet, including through our offerings and those of our competitors. At present, these offerings do not allow passengers to fully stream content on their mobile devices. If, however, in-flight Internet access in the future allows passengers to fully stream content on their mobile devices, this could decrease demand for our in-flight offerings. While both trends will give rise to risks as well as opportunities for us, it is impossible to foresee at present whether and, if so, to what extent these trends will have lasting effects. Note, too, that the in-flight entertainment systems currently in place are unable to support these developments. Given average useful lives of 15 to 20 years, the conventional systems will continue to dominate the in-flight entertainment industry for the foreseeable future. As a result, possible changes will happen slowly, giving all market players sufficient time to adapt.

We may have exposure to foreign currency risks in the future and our future hedging activities could create losses.

Currency risks essentially arise from the fact that sales to customers and purchasing are effected in one currency while fixed costs are incurred in other currencies. If necessary, we will engage in hedging transactions to counteract direct currency risks. However, we cannot always guarantee that all currency risks have been hedged in full. Severe currency fluctuations could also cause the hedging transactions to fail if agreed thresholds (triggers) are not met or exceeded. We therefore cannot fully preclude negative foreign currency effects in the future - some of which might be substantial - due to unforeseen exchange rate fluctuations and/or inaccurate assessments of market developments.

We will source our content from studios, distributors and other content providers, and any reduction in the volume of content produced by such content providers could hurt our business by providing us with less quality content to choose from and resulting in potentially less attractive offerings for passengers.

We will receive content from studios, distributors and other content providers, and in some circumstances, we will depend on the volume and quality of the content that these content providers produce. If studios, distributors or other content providers were to reduce the volume or quality of content they make available to us over any given time period, whether because of their own financial limitations or other factors influencing their businesses, we would have less quality content to choose from and our programmers would have more difficulty finding relevant and appropriate content to provide to our customers. This could negatively impact the passenger experience, which could in turn reduce the demand for our offerings, which would have a negative impact on our revenue and results of operations.

We are a holding company with no operations of our own, and we depend on our subsidiaries for cash.

We are a holding company and do not have any material assets or operations other than ownership of equity interests of our subsidiaries. Our operations are conducted almost entirely through our subsidiaries, and our ability to generate cash to meet our obligations or to pay dividends is highly dependent on the earnings of, and receipt of funds from, our subsidiaries through dividends or intercompany loans. The ability of our subsidiaries to generate sufficient cash flow from operations to allow us and them to make scheduled payments on our obligations will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. We cannot assure you that the cash flow and earnings of our operating subsidiaries will be adequate for our subsidiaries to service their debt obligations. If our subsidiaries do not generate sufficient cash flow from operations to satisfy corporate obligations, we may have to: undertake alternative financing plans (such as refinancing), restructure debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. We cannot assure you that any such alternative refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations. Furthermore, we and our subsidiaries may incur substantial additional indebtedness in the future that may severely restrict or prohibit our subsidiaries from making distributions, paying dividends or making loans to us.

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Risks Relating to our Industry

Our business is highly dependent on the airline industry, which is itself affected by factors beyond the airlines’ control. The airline industry is highly competitive and sensitive to changing economic conditions.

Our business is directly affected by the number of passengers flying on commercial aircraft, the financial condition of the airlines and other economic factors. If consumer demand for air travel declines, including due to increased use of technology such as videoconferencing for business travelers, or the number of aircraft and flights shrinks due to, among other reasons, reductions in capacity by airlines, the number of passengers available to use our service will be reduced, which would have a material adverse effect on our business and results of operations. Unfavorable general economic conditions and other events that are beyond the airlines’ control, including higher unemployment rates, higher interest rates, reduced stock prices, reduced consumer and business spending, terrorist attacks or threats and pandemics could have a material adverse effect on the airline industry. A general reduction or shift in discretionary spending can result in decreased demand for leisure and business travel and lead to a reduction in airline flights offered and the number of passengers flying. Further, unfavorable economic conditions could also limit airlines’ ability to counteract increased fuel, labor or other costs though raised prices. Our airline partners operate in a highly competitive business market and, as a result, continue to face pressure on offerings and pricing. These unfavorable conditions and the competitiveness of the air travel industry could cause one or more of our airline partners to reduce expenditures on passenger services including deployment of our service or file for bankruptcy. Any of these events would have a material adverse effect on our business prospects, financial condition and results of operations.

Air traffic congestion at airports, air traffic control inefficiencies, weather conditions, such as hurricanes or blizzards, increased security measures, new travel-related taxes, the outbreak of disease or any other similar event could harm the airline industry.

Airlines are subject to cancellations or delays caused by factors beyond their control. Cancellations or delays due to weather conditions or natural disasters, air traffic control problems, breaches in security or other factors could reduce the number of passengers on commercial flights and thereby reduce demand for the services provided by us and our products and services and harm our businesses, results of operations and financial condition.

Risks Relating to our Technology and Intellectual Property

We could be adversely affected if we suffer service interruptions or delays, technology failures or damage to our equipment.

Our reputation and ability to attract, retain and serve our future commercial airline customers depend upon the reliable performance of our satellite transponder capacity, network infrastructure and connectivity system. We have experienced interruptions in these systems in the past, including component and service failures that temporarily disrupted users’ access to the Internet, and we may experience service interruptions, service delays or technology or systems failures in the future, which may be due to factors beyond its control. If we experience frequent system or network failures, our reputation could be harmed and our current and future airline customers may have the right to terminate their contracts with us or pursue other remedies.

Our operations and services depend upon the extent to which our equipment and the equipment of our third-party network providers is protected against damage from fire, flood, earthquakes, power loss, solar flares, telecommunication failures, computer viruses, break-ins, acts of war or terrorism and similar events. Damage to our networks could cause interruptions in the services that we provide, which could have a material adverse effect on service revenue, our reputation and its ability to attract or retain customers.

We rely on service providers for certain critical components of and services relating to our satellite connectivity network.

We currently source key components of our hardware, including the aircraft installed satellite antenna from third parties, and key aspects of our connectivity services, including all of our satellite transponder services from Asia Satellite Telecommunications Co. Ltd., or AsiaSat and SKY Perfect JSAT Corporation. While we have written contracts with these key component and service providers, if we experience a disruption in the delivery of products and services from either of these providers, it may be difficult for us to continue providing our own products and services to its customers. We have experienced component delivery issues in the past and there can be no assurance that it will avoid similar issues in the future. Additionally, the loss of the exclusive source protections that we have with our hardware provider could eliminate our competitive advantage in the use of satellites for in-flight connectivity, which could have a material adverse effect on our business and operations.

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Assertions by third parties of infringement, misappropriation or other violation by us of their intellectual property rights could result in significant costs and substantially harm our business and operating results.

In recent years, there has been significant litigation involving intellectual property rights in many technology-based industries, including the wireless communications industry. Any infringement, misappropriation or related claims, whether or not meritorious, is time-consuming, diverts technical and management personnel and is costly to resolve. As a result of any such dispute, we may have to develop non-infringing technology, pay damages, enter into royalty or licensing agreements, cease providing certain products or services or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us. Certain of our suppliers do not provide indemnity to us for the use of the products and services that these providers supply to us. At the same time, we generally offer third party intellectual property infringement indemnity to our customers which, in some cases, do not cap our indemnity obligations and thus could render us liable for both defense costs and any judgments. Any of these events could result in increases in operating expenses, limit our service offerings or result in a loss of business if we are unable to meet our indemnification obligations and our airline customers terminate or fail to renew their contracts.

We may not be able to protect our intellectual property rights.

We regard our trademarks, service marks, copyrights, patents, trade secrets, proprietary technologies, domain names and similar intellectual property as important to our success. We rely on trademark, copyright and patent law, trade secret protection and confidentiality agreements with our employees, vendors, airline customers, customers and others to protect our proprietary rights. We have sought and obtained patent protection for certain of our technologies in the United States and certain other countries. Many of the trademarks that we use contain words or terms having a somewhat common usage and, as a result, it may have difficulty registering them in certain jurisdictions. We have not yet obtained registrations for our most important marks in all markets in which we may do business in the future, including countries in Asia, Africa and the Middle East. If other companies have registered or have been using in commerce similar trademarks for services similar to ours in foreign jurisdictions, we may have difficulty in registering, or enforcing an exclusive right to use, our marks in those foreign jurisdictions.

There can be no assurance that our efforts to protect our proprietary rights will be sufficient or effective, that any pending or future patent and trademark applications will lead to issued patents and registered trademarks in all instances, that others will not develop or patent similar or superior technologies, products or services, or that our patents, trademarks and other intellectual property will not be challenged, invalidated, misappropriated or infringed by others. Additionally, the intellectual property laws and enforcement practices of other countries in which our service is or may in the future be offered may not protect our products and intellectual property rights to the same extent as the laws of the United States. If we are unable to protect our intellectual property from unauthorized use, our brand image may be harmed and our business and results of operations may suffer.

Our use of open source software could limit our ability to commercialize our technology.

Open source software is software made widely and freely available to the public in human-readable source code form, usually with liberal rights to modify and improve such software. Some open source licenses require as a condition of use that proprietary software that is combined with licensed open source software and distributed must be released to the public in source code form and under the terms of the open source license. Accordingly, depending on the manner in which such licenses were interpreted and applied, we could face restrictions on our ability to commercialize certain of our products and we could be required to (i) release the source code of certain of our proprietary software to the public, including competitors; (ii) seek licenses from third parties for replacement software; and/or (iii) re-engineer our software in order to continue offering our products. Such consequences could materially adversely affect our business.

The satellites that we currently rely on or may rely on in the future have minimum design lives, but could fail or suffer reduced capacity before then.

The usefulness of the satellites upon which we currently rely and may rely on in the future is limited by each satellite’s minimum design life. For example, the satellites through which we provide our service have minimum design lives ranging from 10 to 15 years. Our ability to offer in-flight connectivity and alleviate capacity constraints throughout our network depends on the continued operation of the satellites or any replacement satellites, each of which has a limited useful life. We can provide no assurance, however, as to the actual operational lives of those or future satellites, which may be shorter than their design lives, nor can we provide assurance that replacement satellites will be developed, authorized or successfully deployed.

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In the event of a failure or loss of any of these satellites, our satellite service providers may relocate another satellite and use it as a replacement for the failed or lost satellite, which could have an adverse effect on our business, financial condition and results of operations. Such a relocation may require regulatory approval, including through, among other things, a showing that the replacement satellite would not cause additional interference compared to the failed or lost satellite. We cannot be certain that our satellite service provider could obtain such regulatory approval. In addition, we cannot guarantee that another satellite will be available for use as a replacement for a failed or lost satellite, or that such relocation can be accomplished without disrupting or otherwise adversely impacting our business.

Satellites that are not yet in service are subject to construction and launch related risks.

Satellite construction and launch are subject to significant risks, including delays, launch failure and incorrect orbital placement. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites and to obtain other launch opportunities. Construction and launch delays could materially and adversely affect our ability to generate revenues.

Risks Relating to the Market for and Ownership of our Common Stock

Our common stock is quoted on the OTCQB market, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQB market. The OTCQB market is a significantly more limited market than the New York Stock Exchange or The Nasdaq Stock Market. The quotation of our shares on the OTCQB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We cannot predict the extent to which an active public trading market for our common stock will develop or be sustained. If an active public trading market does not develop or cannot be sustained, you may be unable to liquidate your investment in our common stock.

At present, there is minimal public trading in our common stock. We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares of common stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that an active public trading market for our common stock will develop or be sustained. If such a market cannot be sustained, you may be unable to liquidate your investment in our common stock.

Our common stock may be subject to significant price volatility which may have an adverse effect on your ability to liquidate your investment in our common stock.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, our common shares may be sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of meaningful profits to date and uncertainty of future profits. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

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We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, is expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

As a public company, the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require us to implement various corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these public company obligations requires us to devote significant time and resources and places significant additional demands on our finance and accounting staff and on our financial accounting and information systems. We plan to hire additional accounting and financial staff with appropriate public company reporting experience and technical accounting knowledge. Other expenses associated with being a public company include increased auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses.

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We are required under the Sarbanes-Oxley Act of 2002 to document and test the effectiveness of our internal control over financial reporting. In addition, we are required under the Exchange Act to maintain disclosure controls and procedures and internal control over financial reporting. Any failure to maintain effective controls or implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, investors could lose confidence in the reliability of our financial statements. This could result in a decrease in the value of our common stock. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities.

Our board of directors has broad discretion to issue additional securities.

We are entitled under our articles of incorporation to issue up to 450,000,000 shares of common stock and 50,000,000 shares of “blank check” preferred stock, although these amounts may change in the future subject to stockholder approval. Shares of our blank check preferred stock provide our board of directors’ broad authority to determine voting, dividend, conversion, and other rights. As of June 26, 2017, we had issued and outstanding 41,076,330 shares of common stock and we had 10,000,000 shares of common stock reserved for issuance under our 2017 equity incentive plan of which options to purchase 4,680,989 shares of our common stock have been granted to stockholders of Aircom in exchange for Aircom options as a result of completion of the reverse acquisition, options to purchase 1,416,000 shares of our common stock have been granted to certain of our officers and directors, and options to purchase 3,903,011 shares of our common stock remain available for future grants under our 2017equity incentive plan. As of June 26, 2017, we had no shares of preferred stock issued and outstanding. Accordingly, as of June 26, 2017, we could issue up to 408,923,670 additional shares of common stock and 50,000,000 shares of “blank check” preferred stock. Any additional stock issuances could be made at a price that reflects a discount or premium to the then-current market price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. Our board may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our stockholders. Any preferred shares we may issue could have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. We may also issue additional securities to our directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock incentive plans. The issuance of additional securities may cause substantial dilution to our stockholders.

Our articles of incorporation, bylaws and Nevada law have anti-takeover provisions that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our articles of incorporation, bylaws and Nevada law contain provisions which could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are currently authorized to issue up to 50,000,000 shares of “blank check” preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No shares of our preferred stock are currently outstanding. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by current management.

Provisions of our articles of incorporation, bylaws and Nevada law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our articles of incorporation, our bylaws and Nevada law, as applicable, among other things, provide our board of directors with the ability to alter our bylaws without stockholder approval, and provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

We may become subject to Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 -78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. We are also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) which prohibits an interested stockholder from entering into a “combination” with the corporation, unless certain conditions are met. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” contains forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “ongoing,” “expect” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our future financial and operating results;

•	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;

•	our ability to attract and retain customers;

•	our dependence on growth in our customers’ businesses;

•	the effects of changing customer needs in our market;

•	the effects of market conditions on our stock price and operating results;

•	our ability to maintain our competitive advantages against competitors in our industry;

•	our ability to timely and effectively adapt our existing technology and have our technology solutions gain market acceptance;

•	our ability to introduce new offerings and bring them to market in a timely manner;

•	our ability to maintain, protect and enhance our intellectual property;

•	the effects of increased competition in our market and our ability to compete effectively;

•	our plans to use the proceeds from this offering;

•	our expectations concerning relationships with customers and other third parties;

•	the attraction and retention of qualified employees and key personnel;

•	future acquisitions of or investments in complementary companies or technologies; and

•	our ability to comply with evolving legal standards and regulations.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission, or the SEC, as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

MARKET PRICE INFORMATION

Our common stock is quoted on the OTCQB under the symbol “AKOM.” To date, there has been limited trading for our common stock on the OTC Markets.

As of June 26, 2017, we had a total of 41,076,330 shares of our common stock outstanding and on that date the closing sales price of our common stock was $5.50 per share on the OTCQB. Our stock began trading on the OTCQB only on May 30, 2017 and it is extremely thinly traded. We cannot guarantee that an active market in our common stock will develop on the OTCQB.

We had 85 record holders of our common stock as of June 26, 2017. Because brokers and other institutions hold shares on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements and related notes appearing elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a full-service provider of IFEC solutions. With advanced technologies and a unique business model, we plan to provide airline passengers with a true broadband in-flight experience that encompasses a wide range of service options. Such options will include Wi-Fi, cellular networks, movies, gaming, live TV, and music. We expect to offer our services through both built-in in-flight entertainment systems, such as a seatback display, as well as on passengers’ personal devices. We also expect to provide content management services and e-commerce solutions.

We plan to partner with airlines and offer airline passengers free IFEC services. We expect to generate revenues through advertising and in-flight transactions.

Our total sales were $0 and $6,128,900 for the fiscal years ended December 31, 2016 and 2015, respectively. Our net loss for the fiscal year ended December 31, 2016 was $3,176,464, as compared to a net income of $2,670,414 for the fiscal year ended December 31, 2015.

Principal Factors Affecting Financial Performance

We believe that our operating and business performance is driven by various factors that affect the commercial airline industry, including trends affecting the travel industry and trends affecting the customer bases that we target, as well as factors that affect wireless Internet service providers and general macroeconomic factors. Key factors that may affect our future performance include:

•	our ability to enter into and maintain long-term business arrangements with airline partners, which depends on numerous factors including the real or perceived availability, quality and price of our services and product offerings as compared to those offered by our competitors;

•	the extent of the adoption of our products and services by airline partners and customers;

•	costs associated with implementing, and our ability to implement on a timely basis, our technology, upgrades and installation technologies;

•	costs associated with and our ability to execute our expansion, including modification to our network to accommodate satellite technology, development and implementation of new satellite-based technologies, the availability of satellite capacity, costs of satellite capacity to which we may have to commit well in advance, and compliance with regulations;

•	costs associated with managing a rapidly growing company;

•	the number of aircraft in service in our markets, including consolidation of the airline industry or changes in fleet size by one or more of our commercial airline partners;

•	the economic environment and other trends that affect both business and leisure travel;

•	continued demand for connectivity and proliferation of Wi-Fi enabled devices, including smartphones, tablets and laptops;

•	our ability to obtain required telecommunications, aviation and other licenses and approvals necessary for our operations; and

•	changes in laws, regulations and interpretations affecting telecommunications services and aviation, including, in particular, changes that impact the design of our equipment and our ability to obtain required certifications for our equipment.

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Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue Recognition. We recognize sales when the earning process is completed, as evidenced by an arrangement with the customer, transfer of title and acceptance, if applicable, has occurred, as well as the price is fixed or determinable, and collection is reasonably assured. Sales are recorded net of returns, discounts and allowances.

Inventories. Inventories are recorded at the lower of weighted-average cost or market. We assess the impact of changing technology on our inventory on hand and writes off inventories that are considered obsolete. Estimated losses on scrap and slow-moving items are recognized in the allowance for losses.

Research and Development Costs. Research and development costs are charged to operating expenses as incurred. For the years ended December 31, 2016 and 2015, we incurred approximately $1,597,000 and $25,000 of research and development costs, respectively. For the three-month periods ended March 31, 2017 and 2016, we incurred $0 and $0 of research and development cost, respectively.

Property and Equipment. Property and equipment are stated at cost less accumulated depreciation. When value impairment is determined, the related assets are stated at the lower of fair value or book value. Significant additions, renewals and betterments are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed by using the straight-line method over the following estimated service lives: computer equipment - 3 to 5 years and furniture and fixtures - 5 years. Construction costs for on-flight entertainment equipment not yet in service are recorded to construction in progress. Upon sale or disposal of property and equipment, the related cost and accumulated depreciation are removed from the corresponding accounts, with any gain or loss credited or charged to non-operating income in the period of sale or disposal. We review the carrying amount of property and equipment for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We determined that there was no impairment loss for the fiscal years ended December 31, 2016 and 2015 or for the three-month periods ended March 31, 2017 and 2016.

Intangible Asset. Intangible asset consists of satellite system software and is amortized on the straight-line basis over 10 years.

Fair Value of Financial Instruments. We utilize the three-level valuation hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy consist of the following:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

Level 2 - Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.

Level 3 - Inputs to the valuation methodology are unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability at the measurement date, including assumptions.

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The carrying amounts of our cash, accounts receivable, other receivable, short-term loans, accounts payable, and other payable approximated their fair value due to the short-term nature of these financial instruments.

Foreign Currency Translation. The accompanying consolidated financial statements of the Company are reported in US dollar. The financial position and results of operations of the Company’s subsidiaries in the PRC are measured using the Renminbi, which is the local and functional currency of these entities. Assets and liabilities of the subsidiaries are translated at the prevailing exchange rate in effect at each period end. Revenues and expenses are translated at the average rate of exchange during the period. Translation adjustments are included in other comprehensive income (loss).

Recent Accounting Pronouncements

Going Concern

In August 2014, the Financial Accounting Standards Board, or FASB, issued ASU 2014-15 - “Presentation of Financial Statements - Going Concern Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” or ASU 2014-15, requiring management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. ASU 2014-15 is effective for annual periods, and interim periods within those annual periods, ending after December 15, 2016 and will apply to our first quarter after October 1, 2016.

Income Taxes

In October 2016, FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory,” or ASU 2016-16, which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. ASU 2016-06 will be effective for annual reporting periods beginning after December 15, 2017 and for us in our first quarter of 2018. We are currently evaluating the impact of adopting ASU 2016-16 on our consolidated financial statements.

Financial Instruments

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” or ASU 2016-01, which updates certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years and for us in our first quarter of 2018. We do not believe the adoption of ASU 2016-01 will have a material impact on our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” or ASU 2016-13, which modifies the measurement of expected credit losses of certain financial instruments. ASU 2016-13 will be effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years and for us in our first quarter of 2021, and early adoption is permitted. We do not believe the adoption of ASU 2016-13 will have a material impact on our consolidated financial statements.

Leases

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (Topic 842), or ASU 2016-02, which modifies lease accounting for both lessees and lessors to increase transparency and comparability by recognizing lease assets and lease liabilities by lessees for those leases classified as operating leases under previous accounting standards and disclosing key information about leasing arrangements. ASU 2016-02 will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years and for us in our first quarter of 2019, and early adoption is permitted. We are currently evaluating the timing of its adoption and the impact of adopting ASU 2016-02 on our consolidated financial statements.

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Stock Compensation

In March 2016, the FASB issued ASU No. 2016-09, “Compensation - Stock Compensation” (Topic 718): Improvements to Employee Share-Based Payment Accounting, or ASU 2016-09, which simplifies certain aspects of the accounting for share-based payment transactions, including income taxes, classification of awards and classification on the statement of cash flows. ASU 2016-09 will be effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018 and for us in our first quarter of 2019, and early adoption is permitted. We are currently evaluating the impact of adopting ASU 2016-09 on our consolidated financial statements.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606), or ASU 2014-09, which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. ASU 2014-09 will be effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018 and for us in our first quarter of 2019, and early adoption is permitted.

Subsequently, the FASB issued the following standards related to ASU 2014- 09: ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations,” or ASU 2016-08; ASU No. 2016-10, “Revenue from Contracts with Customers” (Topic 606): Identifying “Performance Obligations and Licensing,” or ASU 2016-10; and ASU No. 2016-12, “Revenue from Contracts with Customers” (Topic 606): “Narrow-Scope Improvements and Practical Expedients,” or ASU 2016-12. We must adopt ASU 2016- 08, ASU 2016-10 and ASU 2016-12 with ASU 2014-09 (collectively referred to as the new revenue standards.

The new revenue standards may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. We currently expect to adopt the new revenue standards in our first quarter of 2019 utilizing the full retrospective transition method. We do not expect adoption of the new revenue standards to have a material impact on its consolidated financial statements.

Business Combinations

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations” (Topic 805): Clarifying the Definition of a Business, which a business is an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members, or participants. ASU 2017-01 will be effective for annual periods beginning after March 15, 2017, and interim periods within annual periods beginning after March 15, 2018, and early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2017-01 on its consolidated financial statements.

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Results of Operations

Comparison of the Three-Month Periods Ended March 31, 2017 and 2016

The following table sets forth key components of our results of operations during the three-month periods ended March 31, 2017 and 2016, both in dollars and as a percentage of our sales.

	Three-Month Periods Ended March 31,
	2017		2016
	Amount	% of Sales	Amount	% of Sales
Sales	$-	-	$-	-
Cost of sales	-	-	-	-
Operating expenses	914,204	-	1,351,502	-
Loss from operations	(914,204)	-	(1,351,502)	-
Net non-operating income (expense)	25,529	-	(11,848)	-
Loss before income taxes	(888,675)	-	(1,363,350)	-
Income tax expense (benefit)	2,385	-	(504,000)	-
Net loss	(891,060)	-	(859,350)	-
Other comprehensive loss	(3,347)	-	-	-
Total comprehensive loss	$(894,407)	-	$(859,350)	-

Sales. Our sales were $0 for both the three-month periods ended March 31, 2017 and 2016 as we are still developing our core business in in-flight connectivity and entertainment and there was no non-recurring sale of equipment to related parties during the periods.

Cost of sales. Our cost of sales includes the direct costs of our raw materials and component parts, as well as the cost of labor and overhead. Our cost of sales was $0 for both the three-month period ended March 31, 2017 and 2016 as we don’t have any sales during the periods.

Operating expenses. Our operating expenses consist primarily of compensation and benefits, professional advisor fees, cost of promotion, business development, business travel, transportation costs, and other expenses incurred in connection with general operations. Our operating expenses decreased by $437,298 to $914,204 for the three-month period ended March 31, 2017, from $1,351,502 for the three-month period ended March 31, 2016. Such decrease was mainly due to the decrease in satellite service fee of $775,000, which was offset by the increase in legal fees, amortization and travel expenses of $131,612, $123,750 and $139,850, respectively.

Net Non-Operating income (expense). We had $25,529 in net non-operating income for the three-month period ended March 31, 2017, as compared to net non-operating expense of $11,848 for the three-month period ended March 31, 2016. Net non-operating income in the three-month period ended March 31, 2017 represents the cancellation of debt from a related party of 25,529, while net non-operating expense in the three-month period ended March 31, 2016 consisted of $11,848 interest expense.

Loss before income taxes. Our loss before income taxes decreased by $474,675 to $888,675 for the three-month period ended March 31, 2017 from a loss of $1,363,350 for the three-month period ended March 31, 2016, as a result of the factors described above.

Income tax expense. Income tax expense increased to $2,385 for the three-month period ended March 31, 2017, from the income taxes benefit of $504,000 for the three-month period ended March 31, 2016. The income tax expense for the three-month period ended March 31, 2017 was mainly due to California franchise tax and foreign subsidiary’s income tax expenses. The income tax benefit for the three-month period ended March 31, 2016 is due to the operating loss reduced the taxable income carried over from December 31, 2015.

Net comprehensive loss. As a result of the cumulative effect of the factors described above, our net loss increased by $35,507 to $894,407 for the three-month period ended March 31, 2017 from a net loss of $859,350 for the three-month period ended March 31, 2016.

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Comparison of the years Ended December 31, 2016 and 2015

The following table sets forth key components of our results of operations during the years ended December 31, 2016 and 2015, both in dollars and as a percentage of our sales.

	For the Year Ended December 31,
	2016		2015
	Amount	% of Sales	Amount	% of Sales
Sales	$-	-	$6,128,900	100.0%
Cost of sales	-	-	1,337,905	21.8%
Operating expenses	3,970,105	-	1,235,796	20.2%
Income (loss) from operations	(3,970,105)	-	3,555,199	58.0%
Net non-operating income (expense)	(89,559)	-	15	0.0%
Income (loss) before income taxes	(4,059,664)	-	3,555,214	58.0%
Income tax expense (benefit)	(883,200)	-	884,800	14.4%
Net income (loss)	(3,176,464)	-	2,670,414	43.6%
Other comprehensive income (loss)	(10)	-	-	-
Total comprehensive income (loss)	$(3,176,474)	-	$2,670,414	43.6%

Sales. Our sales is $0 for the year ended December 31, 2016, as compared to the $6,128,900 for the same period in 2015. The decrease is because that we are still developing our core business in on-board connectivity and entertainment and no recurring sales in 2016, while the sales of $6,128,900 in 2015 mainly from non-recurring sales of equipment to related parties.

Cost of sales. Our cost of sales includes the direct costs of our raw materials and component parts, as well as the cost of labor and overhead. Our cost of sales is $0 for the year ended December 31, 2016 as we don’t have any sales during the period, compared to the $1,337,905 for the same period in 2015 as the result from the non-recurring sales of equipment to related parties.

Operating expenses. Our operating expenses consist primarily of compensation and benefits, professional advisor fees, cost of promotion, business development, business travel, transportation costs, and other expenses incurred in connection with general operations. Our operating expenses increased by $2,734,309, or 221.3%, to $3,970,105 for the year ended December 31, 2016, from $1,235,796 for the year ended December 31, 2015. Such increase was mainly due to the increase in R&D expenses, amortization expenses, outside services, payroll expenses and consulting fees, by the amount of $1,572,184, $412,500, 290,000, $531,381 and $125,399, respectively, offset by the decrease in marketing expenses by the amount of $169,081. The increase in payroll expenses for the year ended December 31, 2016 is due to all the payroll expenses in 2016 were classified as operating expenses while portion of the payroll expenses, $652,800, were classified as cost of sales in 2015.

Net Non-Operating income (expense). We had $89,559 in net non-operating expense for the year ended December 31, 2016, as compared to net non-operating income of $15 for the year ended December 31, 2015. All of the $89,559 net non-operating expense in the year ended December 31, 2016 represents interest expense.

Income (loss) before income taxes. Our loss before income taxes is $4,059,664 for the year ended December 31, 2016 as compared to the income before income taxes of $3,555,214 for the year ended December 31, 2015, an increase of loss by $7,614,878, as a result of the factors described above.

Income tax expense (benefit). Income tax benefit increased to $883,200 for the year ended December 31, 2016, from the income taxes expense of $884,800 for the year ended December 31, 2015. The income tax benefit for the year ended December 31, 2016 is due to the operating loss reduced the taxable income carried over from December 31, 2015.

Net comprehensive (income) loss. As a result of the cumulative effect of the factors described above, our net loss increased by $5,846,888 to $3,176,474 for the year ended December 31, 2016 from a net income of $2,670,414 for the year ended December 31, 2015.

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Liquidity and Capital Resources

Comparison of the Three-Month Periods Ended March 31, 2017 and 2016

As of March 31, 2017, we had cash and cash equivalents of $490,840. To date, we have financed our operations primarily through cash flow from operations, augmented by cash proceeds from financing activities, short-term borrowings and equity contributions by our stockholders.

The following table provides detailed information about our net cash flow for all financial statement periods presented in this report:

Cash Flow

	Three-Month Periods Ended March 31,
	2017	2016
Net cash provided by (used for) operating activities	$(1,317,976)	$108,331
Net cash used for investing activity	-	(3,675,633)
Net cash provided by financing activity	1,500,000	3,550,395
Net increase (decrease) in cash and cash equivalents	182,024	(16,907)
Cash at beginning of period	312,173	19,498
Foreign currency translation effect on cash	(3,357)	-
Cash at end of period	$490,840	$2,591

Operating Activities

Net cash used for operating activities was $1,317,976 for the three-month period ended March 31, 2017, as compared to $108,331 net cash provided by operating activities for the three-month period ended March 31, 2016. The increase in net cash used for operating activities was mainly due to net operating loss, increase in prepaid expenses and prepaid investment, of $891,060, $259,071 and $360,000, respectively, offset by the decrease in other payable of $175,310.

Investing Activity

Net cash used in investing activities for the three-month period ended March 31, 2017 was $0, as compared to $3,675,633 net cash used for investing activities for the three-month period ended March 31, 2016. The decrease was mainly attributable to purchase of property and equipment during the three-month period ended March 31, 2016.

Financing Activity

Net cash provided by financing activities for the three-month period ended March 31, 2017 was $1,500,000, as compared to $3,550,395 net cash provided by financing activities for the three-month period ended March 31, 2016. The decrease was mainly attributable to less proceeds from issuance of our common stock during the three-month period ended March 31, 2017.

Currently available working capital will not be adequate to sustain our operations at our current levels for the next twelve months. We expect to satisfy our working capital requirements over the next twelve months through the sale of equity or debt securities. However, we do not have any commitment from any third party to invest in our company or otherwise acquire any of our equity or debt securities. Furthermore, even if we successfully raise sufficient capital to satisfy our needs over the next twelve months, in the future, we will require additional cash resources due to changed business conditions, implementation of our strategy to expand our business or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

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Capital Expenditures

Our operations continue to require significant capital expenditures primarily for technology development, equipment and capacity expansion. Capital expenditures are associated with the supply of airborne equipment to our airline partners, which correlates directly to the roll out and/or upgrade of service to our airline partners’ fleets. Capital spending is also associated with the expansion of our network, ground stations and data centers and includes design, permitting, network equipment and installation costs.

Capital expenditures for the three-month periods ended March 31, 2017 and 2016 were $0 and $3,675,633, respectively. The decrease in capital expenditures was mainly due to construction in progress during the three-month ended March 31, 2016.

We anticipate an increase in capital spending in fiscal year 2017 and estimate capital expenditures for the year ending December 31, 2017 will range from $6 million to $20 million as we increase the number of airborne equipment installations and continue to execute our expansion strategy.

Comparison of the Years Ended December 31, 2016 and 2015

As of December 31, 2016, we had cash and cash equivalents of $312,173. To date, we have financed our operations primarily through cash flow from operations, augmented by cash proceeds from financing activities, short-term borrowings and equity contributions by our stockholders.

The following table provides detailed information about our net cash flow for all financial statement periods presented in this report:

Cash Flow

	Years Ended December 31,
	2016	2015
Net cash provided by (used for) operating activities	$(1,185,102)	$2,394,442
Net cash used for investing activity	(4,006,285)	(5,028,508)
Net cash provided by financing activity	5,462,422	864,452
Net increase (decrease) in cash and cash equivalents	271,035	(1,769,614)
Cash from acquired subsidiaries	21,650	-
Cash at beginning of period	19,498	1,789,112
Foreign currency translation effect on cash	(10)	-
Cash at end of period	$312,173	$19,498

Operating Activities

Net cash used for operating activities was $1,185,102 for the year ended December 31, 2016, as compared to $2,394,442 net cash provided by operating activities for the year ended December 31, 2015. The increase in net cash used for operating activities was mainly due to net operating loss, decrease in deposits, increase in income tax payable and other payable to related parties, in the amount of $3,176,474, $385,017, $883,200 and $2,387,412, respectively, offset by the decrease in accounts receivable of $3,478,900.

Investing Activity

Net cash used in investing activities for the year ended December 31, 2016 was $4,006,285, as compared to $5,028,508 net cash used for investing activities for the year ended December 31, 2015. Net cash used in investing activities are mainly for the purchase of property and equipment and acquisition of goodwill in the amount of $3,686,597 and $319,688, respectively, in 2016 and acquisitions of intangible assets of $4,950,000 in 2015.

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Financing Activity

Net cash provided by financing activities for the year ended December 31, 2016 was $5,462,422, as compared to $864,452 net cash provided by financing activities for the year ended December 31, 2015. The increase was mainly attributable to more proceeds from issuance of our common stock and subscribed capital during the year ended December 31,2016.

Currently available working capital will not be adequate to sustain our operations at our current levels for the next twelve months. We expect to satisfy our working capital requirements over the next twelve months through the sale of equity or debt securities. However, we do not have any commitment from any third party to invest in our company or otherwise acquire any of our equity or debt securities. Furthermore, even if we successfully raise sufficient capital to satisfy our needs over the next twelve months, in the future, we will require additional cash resources due to changed business conditions, implementation of our strategy to expand our business or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Capital Expenditures

Our operations continue to require significant capital expenditures primarily for technology development, equipment and capacity expansion. Capital expenditures are associated with the supply of airborne equipment to our airline partners, which correlates directly to the roll out and/or upgrade of service to our airline partners’ fleets. Capital spending is also associated with the expansion of our network, ground stations and data centers and includes design, permitting, network equipment and installation costs.

Capital expenditures for the year ended December 31, 2016 and 2015 were $4,006,285 and $5,028,508, respectively.

We anticipate an increase in capital spending in fiscal year 2017 and estimate capital expenditures for the year ending December 31, 2017 will range from $6 million to $20 million as we increase the number of airborne equipment installations and continue to execute our expansion strategy.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor price changes in our industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to significant seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

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BUSINESS

Business Overview

With advanced technologies and a unique business model, we, as a service provider of in-flight connectivity and entertainment (or “IFEC”) solutions, intend to provide airline passengers with a broadband in-flight experience that encompasses a wide range of service options. Such options include Wi-Fi, cellular, movies, gaming, live TV, and music. We plan to offer our services through both built-in in-flight entertainment systems, such as a seat-back display, as well as on passengers’ personal devices. We also expect to provide content management services and e-commerce solutions.

We will partner with airlines and offer airline passengers free IFEC services. We will generate revenues through advertising and in-flight transactions. We believe that this is an innovative approach that differentiates us from existing market players.

Our Corporate Structure

All of our business operations are conducted through our several operating subsidiaries. The chart below presents our corporate structure as of the date of this report:

Our principal executive offices are located at 923 Incline Way #39, Incline Village, NV 89451. The telephone number at our principal executive office is (877) 742-3094.

Our Industry

According to William Blair’s equity report titled “The Internet of Everything,” dated January 30, 2017, commercial in-flight connectivity, or IFC, is a rapidly growing $6 billion market. Global industry penetration of commercial aircraft installed with IFC has grown from less than 1% in 2008 to 25% in 2016, with the expectation of 60%-plus by 2022. Industry growth should occur from not only increased penetration, but also expected increases in the average revenue generated per aircraft.

The global IFEC market is expected to experience high growth due to factors such as aircraft expansion, increasing passenger rates, rising penetration rates, and technological advances. The global IFEC market revenue was forecasted to grow at a compound annual growth rate of 49.7% (2013 Global Industry Analyst Report). The Asia Pacific region is expected to experience more rapid growth because of the demand from a huge population. Boeing estimates that commercial aircraft will increase from 22,510 planes in 2015 to more than 45,000 in 2035 according to its 2016 market report.

Our Business Model

We believe that our business model sets us apart from our competitors. We combine cutting-edge connectivity technology with a unique content-driven approach. Traditionally, providers of inflight connectivity focus primarily on the profit margin derived from the sale of hardware to airlines and of bandwidth to passengers. Both airlines and passengers have to “pay to play,” which results in low participation and usage rates. We break away from this model and set a new trend with our business model, under which neither airlines nor passengers need to pay for products or services. Furthermore, our business plan provides our airline partners with an opportunity to participate in our revenue sharing model. Taken together, this novel approach creates incentive for the airlines to work with us while driving passenger usage rates to levels management believes could reach 90% or more, considering the fact that many passengers now carry more than one smart device.

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Our main source of revenue is expected to be derived from the content channeled through our network. In other words, we plan to use connectivity as a tool rather than as a commodity for sale, which we believe will allow us to achieve a greater return. By providing free connectivity and a large volume of content, we believe that we will generate a multiplying effect that will result in a value that exceeds the “sum of its parts.” Through our extended products, continuously expanding content network, and integrated service, we expect to deliver a total end-to-end solution for our customers, along with uninterrupted professional and social life to passengers during air travel.

We expect that our business will generate revenue primarily through revenue sharing with select partners. Our revenue partners include Internet companies, content providers, advertisers, telecom service providers, e-commerce, and premium sponsors. In addition, we expect to generate income from selling premium access passes to frequent flyers which would enable the holders to access our network with less restrictions and fewer interruptions from advertisement.

Our IFEC Solutions

We plan to provide airline passengers with a broadband in-flight experience that encompasses a wide range of service options. Such options include WiFi, cellular, movies, gaming, live TV, and music. We plan to offer our services through both built-in in-flight entertainment systems, such as a seatback display, as well as on passengers’ personal devices. We also plan to provide related content management services and on-board e-commerce solutions.

Our Connectivity Solutions

We expect to bring connectivity on-board aircrafts with communication satellites. As depicted in the diagram below, aircraft equipped with connectivity instruments can communicate with satellites via an airborne antenna. The satellite then relays the information to a ground station, which is equipped with a high-power satellite dish and is connected to the internet through our proprietary ground system.

Satellites can communicate on different microwave frequency bands. The higher the frequency, the faster the rate at which data transmits. However, higher frequency waves are more susceptible to interference from the environment, such as rain fade. Most in-flight connectivity systems currently rely on the Ku-band for communication, though many players in the market are working to provide higher bandwidth and faster transmitting rates using the Ka-band. However, there are few Ka-enabled satellites, which limits the coverage area. We are developing a hybrid Ka/Ku satellite communication system that enables a high throughput where Ka-band coverage is available and offers global coverage where it is not. Our policy engine will make near real-time decisions based on best available bandwidth to choose between Ka and Ku-bands. In an area where Ka and Ku-band coverage overlaps, our airborne system can use both Ka and Ku-band bandwidth or choose the best option based on capacity, cost, and loading. It can also roam seamlessly between Ka and Ku-band satellites when the aircraft is moving in to or out of the Ka-band coverage area.

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Our dual band system architecture brings our airline customers and their passengers the benefits of both Ka and Ku-band satellite technology. The Ka-band increases data throughput, while the Ku-band offers reliable service outside of the Ka-band coverage area or when Ka-band is not available due to weather or other interference.

In July 2015, we entered into a digital transmission service agreement with Asia Satellite Telecommunications Company Limited, or AsiaSat, for use of its AsiaSat 7 and 8 satellites, which provide access to both Ku and Ka-bands in China and Southeast Asia, for the provision of telecommunication services, including internet service. This agreement runs for a period of three years from its date of commencement, December 31, 2015. We paid AsiaSat a deposit of $775,000, which will be held by AsiaSat as security for our payment obligations and which AsiaSat may apply towards any defaults in such obligations. We are required to pay AsiaSat an annual service fee of $3,100,000, on a quarterly basis. Please also see “Legal Proceedings” below.

In March 2017, we entered into a Master Service Agreement with SKY Perfect JSAT Corporation for use of its JCSAT-2B/Asia Beam Ku-band satellite telecommunication services, teleport services and housing services. The agreement’s initial term runs for a period of three years from its commencement date of April 15, 2017, subject to the receipt of all governmental licenses and approval, and will continue be effective provided any of the services continues after the initial term. We are required to prepay $285,300 and a security deposit plus applicable Japanese consumption tax upon commencement date.

We are actively working with other satellite providers in order to accommodate airlines’ global routes and growing fleets. We are monitoring the satellite industry for growth in coverage, with recent attention on China Satcom’s plan to launch high-capacity Ka-band and Ka HTS multispot-beam satellites over the Asia Pacific region.

We will provide airline partners with the equipment necessary for in-flight connectivity, which is to be installed by the maintenance, repair, and overhaul service provider, or MRO, selected by the airline partners. The main components of each installation kit include a radome, one antenna each for Ka and Ku-band, a modem, servers, and wireless access points, among others. The complete bill of materials encompasses more than 5,000 individual parts and components. All components of the installation kit will require a Supplemental Type Certificate, or STC, from the Federal Aviation Administration, or FAA, or its equivalents in the relevant jurisdiction. For aircraft outside of the FAA’s jurisdiction, an additional Validation of Supplemental Type Certificate, or VSTC, for the jurisdiction is required. Each aircraft type requires its own STC and VSTC as needed. For example, a STC for an Airbus A320 would not permit us to install the same equipment onboard a Boeing 737.

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On October 15, 2014, our subsidiary, Aircom, entered into an agreement with dMobile System Co., Ltd. (“dMobile”), a Taiwanese corporation owned by Daniel Shih, one of our shareholders and the husband of Barbie Shih, one of our directors, for the delivery to dMobile of ground station equipment to be resold to Priceplay Taiwan Inc. (“PPTW”), of which Mr. Shih may be a deemed beneficial owner. According to the terms of this agreement, the purchase price for the initial system was $10,202,455, which was reduced to $6,980,000 on March 10, 2015. We delivered the initial system to dMobile on October 20, 2015 and the purchase price receivable from dMobile was offset by our payable to dMobile for a certain software purchase and a portion of the $1,000,000 prepayment dMobile paid towards the ground station equipment purchase price, leaving a balance owed by Aircom to dMobile of $471,100. In March 2017, due to changes in ground station equipment technology, both parties mutually agreed to terminate the contracts between them and dMobile agreed to accept 94,220 shares of our common stock in settlement of the $471,100 balance. For a more detailed discussion of this settlement agreement, see “Certain Relationships and Related Party Transactions - Transactions with Affiliates,” below.

We will work with our hardware providers to obtain the necessary STCs or VSTCs for individual aircraft types. We will also provide training and technical support to each airline’s commercial aircraft maintenance, repair & overhaul (MRO) services provider(s) for the installation of our equipment. Such support will also include technical, management, and operational support, with 24/7 network monitoring of the performance of each aircraft’s equipment.

Our Content Solutions

Traditionally, airlines view in-flight entertainment content as a budgeted expense for which they have to pay hefty royalties. With our business model and technologies, we are able to transform in-flight entertainment into a source of revenue for our airline customers. We are teaming up with our airlines customers to provide free onboard Wi-Fi services to passengers, which allows us to maintain data traffic control, specifically in terms of blocking or placing advertisements as needed and inserting targeted commercials.

Premium Content Sponsorship

Recently, merchants have begun to take advantage of in-flight connectivity. In May of 2015, Amazon announced its plan to sponsor free video and music streaming for its Prime Video subscribers onboard JetBlue’s planes. The Amazon and JetBlue partnership is a paradigm of a win-win affiliation between an Internet powerhouse and a provider of in-flight connectivity. Amazon gained a platform through which it could display its premium subscription services and expanded its distribution network, while JetBlue generated significant revenue simply by making its in-flight connectivity available to Amazon.

The Amazon-JetBlue partnership is only one of many examples whereby an Internet company can vastly increase its competitive edge by gaining access to in-flight connectivity. We seek to exemplify this relationship through collaboration with major Internet companies, such as a search engine company. We will promote the partner’s brand through its in-flight services by channeling all searches to the partner’s search engine. By designing the user interface around the partnered company, we can present passengers with an on-screen environment populated by its apps, logos, and colors, providing a powerful marketing tool for the company. We can also enhance recognition of our sponsors’ brand by creating a list of portals on the in-flight system’s home screen, which leads to each sponsor’s individual page where passengers can resume their normal entertainment, social, and professional activities.

We are actively negotiating with Internet content providers to establish premium sponsorships. We have entered into a memorandum of understanding with Yahoo! to provide bandwidth sponsorship with branding potential.

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Live TV

We are negotiating with television providers along our airline partners’ flight routes to make live TV available through our IFEC system. Airlines can select live TV channels that are appropriate for each flight route. An EPG (Electronic Program Guide) channel listing will be available for easy viewing and selection.

Several revenue sources will be available for live TV broadcasting, including commercials before and during programs, and banners at the bottom of the screen. Banner advertisements at the bottom of the screen can be interactive which will generate pay per click, or PPC, or cost per click, or CPC, revenue in addition to the lower priced cost per thousand impression, or CPM, revenue. In addition, we could receive sponsorship premiums from select TV programs, such as pay-per-view and shopping channels.

Social Media and Instant Messaging

We have firewalls in place both on the ground and in the air. These, in combination with our policy enforcement software, allow us to filter, classify, block, or forward services in accordance to our service and quality policies. We can control the flow of traffic for each individual application, enabling us to use a white list model through which social media and instant messaging partners can provide their users with onboard access by paying an annual fee.

We are in active discussions with Line, WeChat, WhatsApp, and other social media partners regarding an annual premium fee in exchange for user access to their applications and services during air travel. The access to other networks may be limited to a single direction or blocked entirely. For example, we could allow the users of a non-paying instant message service to receive, but not send, instant messages. When a user tries to respond to a received message, the system would present a pop-up message encouraging the user to urge the service provider to enter into a relationship with us.

Airlines can select movies, videos, and other content for their passengers through Aircom's content management system. The management system will tailor content suggestions according to the flight route and destination and automatically upload selected content to an onboard server while the aircraft is on the ground. This creates a cache that allows in-flight viewing in areas with limited or no satellite bandwidth connectivity. For premium content, we may maintain a live connection with the providers’ network for accounting and digital rights management purposes.

Video/Content on Demand

Content that is available to passengers for free will generate advertising-based revenue through commercials before and during the programming, as well as through banners advertisements. Passengers can choose to pay for premium content, such as first-run movies where available. For programming of all types, our partnered advertising agents can integrate appropriate and effective advertisements targeted to the viewer. Prior to the start of any program, users will be required to view a commercial with a length determined by the duration of the selected program. Passenger may not skip or close this commercial without closing out of the program. We can place similar advertisements before games or radio programs and during online duty-free shopping.

Frequent flying passengers will be able to purchase a premium package to allow access to unlimited movies, games, and other entertainment contents with no layered advertising. These packages will include day, trip, monthly, and annual based membership.

Search Engine

In this information age, people often refer to the Internet for information, yet few individuals are aware that every Internet search they perform generates revenue for the search engine company. Search engine providers, such as Google, Bing, and Yahoo, sell keywords, page ranking in search results, advertisement placement, and other related services. The revenue generated by a search engine fluctuates in relation to its volume of activity. We will manage search engines on a white list basis, which means that the in-flight connectivity system will only permit traffic to and from approved search engines to go through. If a passenger performs a search on a search engine that is not partnered with us, the search will be redirected to one that is.

We will enter into an agreement with search engine partners to share the revenue generated from passengers’ searches. As discussed under “Premium Content Sponsorship” above, we may grant exclusivity to a particular search engine provider that is a premium sponsor. Such exclusivity may be specific to certain airlines or routes.

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Internet Advertising Replacement

We have invested millions of dollars in airborne satellite infrastructure in order to deliver Internet access to passengers. In the Internet traffic, more than 50% of bandwidth is consumed by advertisements in the data stream. In order to streamline bandwidth usage, our ground system detects advertisements from a webpage and replaces them with advertisements from our advertisers or partners. We will work with Internet advertisers to present advertisements that are relevant to passengers’ interests. This system enables our partners to place their advertisements accordingly and generate revenue for both parties. These industry-leading advertisers offer destination-specific commercials and banners, which can be placed in the in-flight entertainment system and in apps and portal on personal devices. By utilizing these commercial agents to sell ad space on these systems, we cover all marketable areas, expanding sales opportunities and increasing revenue.

With online advertisement utilizing both CPM and CPC models, we are able to capitalize on virtually all available ad space and work with any advertising partner.

Online/Streaming Gaming

We will make it possible to stream console-quality games in the cabin. Through gaming content partnerships, we will be able to offer PlayStation, Xbox, and other console games. Passengers will be able to play popular games from their personal device or in-flight entertainment system, invite friends to play over the network, and save their gaming data for continued play on the ground. Our online gaming service will bring our passengers a gaming experience never seen before. We expect to generate revenue from advertisements, including banners and commercials, and from fees for premium games or sales of access passes.

Telecommunications Text Messaging Services

Through strategic partnerships with telecommunication providers, we will allow passengers to use 4G messaging services while in flight. Our in-flight system will detect whether the passenger is using a partner carrier’s network and will deliver or block messages to and from a passenger’s mobile phone accordingly. For those using a non-partner’s network, the system will urge the passenger to request that their service provider join our network. These passengers can also purchase a premium package to enable the text message service.

Destination-Based Service

With flight route and passenger information, our partners will be able to offer destination-specific merchandise and services, including hotel and rental car bookings, transportation arrangements, restaurant reservations, local tours, and ticket purchases. Travel insurance may be offered on the flight. By signing up with service partners in the region, we will share the transaction-based revenue by fix dollar amount or percentage of the transaction.

In-flight Trading

We have found that in-flight connectivity allows travelers to make better use of their travel time. With the uninterrupted broadband available onboard, these passengers can conduct business with professionalism and ease. One example of this benefit is that we will collaborate with trading partners to offer financial trading services and charge a processing fee when a passenger conducts a trade in-flight.

Black Box Live

For reasons of flight safety, a flight recorder, commonly known as a black box, is required on every aircraft over a certain size. The flight recorder records data with respect to the various status of the flight and stores the data on a magnetic tape or solid-state disk with special coding. After retrieving the relevant information from the device, an individual can decode the data and learn what the aircraft encountered during the flight. This makes it possible to determine the potential causes of an accident. When the black box is needed, the aircraft has likely suffered an accident. A massive impact or explosion accompanies most airplane crashes, thus requiring the flight recorder to be shockproof and fire resistant. As the majority of aviation accidents happen over an ocean, the flight recorder must also be waterproof and corrosion-resistant to avoid being damaged by salt water. Despite advancements in flight recorder design and the continual improvement of the strength of its materials, records show that a large number of flight recorders were damaged and unreadable following accidents, if not lost altogether. For this reason, effective, real-time storage of in-flight data is beneficial for deducing the cause of aviation crashes and preventing them from happening again.

We will provide a system of real-time flight information back-up which is aimed at advancing flight safety. Under strict security measures, we will securely stream the flight data and crewmembers’ cockpit voice records to our cloud for airlines and authorized individuals to access and monitor.

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AirCinema

Our planned AirCinema solution is designed to transfer passengers’ visual and audio experience. Traditional built-in in-flight entertainment systems, in particular those in the economic cabin, are confined to very small screen and primitive audio sound. Our planned AirCinema utilizes the pico projector technology to bring supersized screen display onboard airplanes without incurring outrageous costs or adding significant weight. AirCinema will aim to deliver a screen size of up to 20” in economy seats and even bigger screen in business or first-class cabins. With such screen sizes, will be possible for AirCinema to obtain IMAX certification. Moreover, AirCinema will be capable of providing full HD 3D Cinema experience in-flight. In addition, AirCinema will incorporate a special designed head rest with embedded speaker arrays that will deliver THX surround sound without headphones. We plan to qualify AirCinema for a theater license, which would enable us to provide first-run theater only movie titles and sell movie tickets on pay-per-view basis. Our satellite based connectivity system could stream the movie title from ground to aircraft and simultaneously provide digital rights management, which is a prerequisite of showing a theater-only movie title. AirCinema will transform airline coaching seating into theater seating and the passengers could enjoy movies with the same look and feel of sitting in a movie theater.

Our subsidiary, Aircom, entered into a development agreement with Priceplay.com, Inc., or PPUS, a California corporation whose chairman is Daniel Shih, one of our stockholders and the husband of our director, Barbie Shih, for Aircom’s development of airplane passenger seats incorporating our AirCinema technology which we were to sell to PPUS and the delivery by PPUS to us of two prototype three-seat rows of seats for economy cabins. In March 2017, PPUS and Aircom mutually agreed to terminate the remainder of this contract due to changes in related technology and PPUS’ exit from this segment of the IFES business. In settlement of this agreement, we agreed to convert PPUs’ remaining prepayments to us of $737,000 into a subscription for 147,400 shares of our common stock. For a more detailed discussion of this settlement agreement, see “Certain Relationships and Related Party Transactions - Transactions with Affiliates,” below.

Our Contracts with Airline Partners

In June 2016, we entered into a master agreement with Hong Kong Airlines Limited, a Hong Kong based airline, or Hong Kong Airlines, to install IFEC systems on-board their aircraft. Also party to this agreement is Klingon Aerospace Inc., formerly known as LUXE Electric Co., Ltd., a Taiwanese corporation, or Klingon, our product development partner and value-added reseller in the region where Hong Kong Airlines operates.

The implementation of the Hong Kong Airlines project is conditioned upon VSTC approval from the Hong Kong Civil Aviation Department, or HKCAD. We and our equipment supplier have submitted the VSTC application to HKCAD but the application process is presently on hold due to the supplier’s failure to deliver a key component of the IFEC system. Presently, we do not expect the supplier to be able to delivery such key component. As a result, we are actively seeking alternative options to implement the Hong Kong Airline project, including developing necessary equipment or components thereof with other strategic partners. Because we cannot be sure when we will be able to obtain the IFEC equipment for the VSTC approval, we cannot be sure when we will begin to generate revenues from the agreement with Hong Kong Airlines, if at all.

Until such time as all approvals from the HKCAD have been received, our agreement with Hong Kong Airlines only expresses the parties’ desires and understandings and will not create any legal rights, liabilities or responsibilities whatsoever and will not be legally binding on us or Hong Kong Airlines. There can be no assurance as to when we will receive the required HKCAD approvals.

We plan to enter into business agreements with additional airline partners that allow our satellite equipment and/or entertainment services to be installed, and our services provided, on their aircraft. Under these agreements, we expect that the airlines will commit to have our equipment installed on some or all of the aircraft they operate, and we will commit to provide passenger connectivity and/or entertainment services on such aircraft and to remit to the airlines a specified percentage of the revenue that we generate. We will have the exclusive right to provide Internet connectivity services on these aircraft throughout the term of the agreement in contracts with airline partners. Depending on the contract, installation and maintenance services may be performed by us and/or the airline. These agreements will also vary as to who pays for installation and maintenance of the equipment.

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Product Development, Manufacturing, Installation and Maintenance

On March 9, 2015, we entered into a 10-year purchase agreement with Klingon, pursuant to which we agreed to sell our inflight connectivity systems to Klingon for joint development and resale to Hong Kong based airlines under the brand name Aircom4U. In accordance with the terms of this agreement, Klingon agreed to purchase from us an initial order of onboard equipment comprising an onboard system for a purchase price of $909,000, with payments to be made in accordance with a specific milestones schedule. To date, we have received $762,000 from Klingon in milestone payments towards the equipment purchase price.

Klingon may, at its option, purchase additional onboard system packages in connection with the marketing of the Aircom4U business. In furtherance of this arrangement, Klingon is a party to our agreement with Hong Kong Airlines. We expect Klingon to purchase additional onboard systems for resale to Hong Kong Airlines once our VSTC is approved by the HKCAD, although we can give no assurance as to when this will take place, if at all.

Because of the delay by our onboard system equipment supplier for the approval of the VSTC from the HKCAD, we have not been able to deliver to Klingon a ready for sale, certified onboard system equipment package. Instead, we have delivered to Klingon a development kit of the ordered equipment, which is the same as the finished product but for the lack of HKCAD certification. Although there is no specified deadline in the agreement with Klingon for delivering the certified onboard system, Klingon has the right to terminate its agreement upon 60 days’ prior notice, subject to a 60-day cure period, if we fail to timely deliver the certified product. If Klingon terminates its agreement, we may be responsible for refunding to Klingon the milestone payments that it has received. We will have to suspend or modify our agreement with Klingon if our current equipment supplier is not able to provide certifiable onboard system equipment package for the VSTC certification purpose.

We will provide airline partners with the equipment necessary for in-flight connectivity, which is to be installed by the MRO service provider selected by the airline. We will also provide training and technical support to each airline’s MRO for the installation of our equipment. Such support will also include technical, management, and operational support, with 24/7 network monitoring of the performance of each aircraft’s equipment.

We will rely on third-party suppliers for equipment components that we use to provide our services, including those discussed below.

We will purchase our ground station equipment from Blue Topaz Consultants, Ltd., a British Virgin Islands corporation, or BTC, under an agreement that we have with BTC dated December 15, 2015. Under the terms of this agreement, BTC will develop and provide to us four (4) sets of ground station hub equipment, or the Hub Equipment, for our use and sale into our Asian markets. We and BTC will separately enter into service agreements for the installation and maintenance of the Hub Equipment systems. We have agreed to pay BTC $6,205,216 for the first Hub Equipment system and have already made milestone payments to BTC totaling $3,250,000. The purchase price was increased to $6,234,260 on November 30, 2016 due to the increase in cost of a software license. We will be required to pay BTC the balance of $2,984,260 owed on the first Hub Equipment system following delivery and service commencement of this system.

On January 15, 2015, our subsidiary, Aircom, entered into a statement of work with dMobile for the development by dMobile of a next generation satellite based data link system that can utilize advanced protocols such as WiMAX 2.1. According to the terms of this agreement, deliveries of work product were delivered to us over a scheduled period of time with the final delivery having been completed. The purchase price for this project was $4,950,000. We paid dMobile a non-refundable prepayment of $1,000,000 and, as of March 31, 2017, we owed dMobile a balance of $3,950,000 on this account. We and dMobile agreed to offset each other’s accounts receivable and accounts payable under this agreement and the agreement referred to under “-Our IFEC Solutions-Our Connectivity Solutions” above. After reconciliation of both accounts, we owed dMobile $471,100 which we agreed to settle through the issuance to dMobile of 94,220 shares of our common stock.

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In January, 2016, our subsidiary, Aircom, entered into a purchase order, which we refer to as Purchase Order, pursuant to which PPTW agreed to purchase from Aircom a set of mobile satellite communication equipment priced at $909,000. In March 2017, PPTW informed us that it desired to terminate its satellite communications related business and return the equipment that it purchased from us for a full refund. In settlement of this agreement, we agreed to accept a return of the equipment and to convert PPTW’s payment to us of $819,300 into a subscription for 163,860 shares of our common stock. For a more detailed discussion of this settlement agreement, see “Certain Relationships and Related Party Transactions - Transactions with Affiliates,” below

Our Technology

Dual-Band Hybrid Satellite System

We believe that mobile satellite broadband service requires the bandwidth efficiency provided by Ka band satellite and spot beam based High Throughput Satellites, or HTS. However, limited Asia-Pacific coverage area of Ka HTS systems restrict the use of a pure Ka band system. Our design of dual Ka/Ku band satellite terminal allow independent acquisition of Ka and Ku band satellites at different orbital positions thus maximizing the utilization of satellite bandwidth.

Transcoding

The current mainstream video compression format is H.264, also known as MPEG-4 Advanced Video Coding, or AVC. It is widely used in Blu-ray discs, online videos, web software, and HDTV broadcasts terrestrially and over cable and satellite.

H.265, also known as High Efficiency Video Coding, is a newly developed video compression standard designed to replace H.264. It is capable of delivering H.264 video quality at half the bit rate. H.265 has several significant advantages over H.264, including better compression, higher image quality, and lower bandwidth usage.

We incorporate hardware-based, real-time technology that transcodes content from multiple streaming or broadcast input forms. We convert the content into H.265-encoded Internet protocol, or IP, streams, which reduces the amount of bandwidth required while enhancing the quality of the content. By deploying real-time transcoding technology in its ground and airborne systems, we enable live TV and video streaming in an IP format that optimizes satellite bandwidth utilization and achieves cost-effective content delivery.

Satellite Link Acceleration

The most common transmission control protocols, or TCPs, used in the Internet have been designed with terrestrial wired networks in mind. TCPs do not perform well in long-delay satellite environment and may cause bad user experience in web surfing and Internet access.

Our satellite link acceleration technology improves TCP/IP-based data transmission over a satellite system through compression, deduplication, caching, latency optimization, packet aggregation, and cross-layer enhancement. This technology includes end-to-end software in airborne system and ground server for cost effective application accelerator and optimization of live TV and video streaming. This combination of technologies makes airborne Web access and contents access feel close to fiber at home.

AirCinema

AirCinema incorporates projector-based H.265 steaming technology onboard an aircraft. We are optimizing this projector system technology for in-flight viewing and entertainment purposes by utilizing auto focusing, zooming, and alignment, as well as dynamic brightness control. Passengers will be able to use the AirCinema directional audio system to enjoy onboard music and content without the need for a separate headset.

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Our Intellectual Property

We rely on a combination of intellectual property rights, including trade secrets, patents, copyrights, trademarks and domain names, as well as contractual restrictions to protect intellectual property and proprietary technology owned or used by us.

We have patented certain of our technologies in the United States, Europe, China and Taiwan. Our United States patents will expire at dates ranging from 2030 to 2031, while our patents outside of the United States expire at dates ranging from 2030 to 2031. We do not believe our business is dependent to any material extent on any single patent or group of patents that we own. We also have a number of patent applications pending both in and outside of the United States and we will continue to seek patent protection in the United States and certain other countries to the extent we believe such protection is appropriate and cost-effective.

We consider our brands to be important to the success of our business and our competitive position. We rely on both trademark registrations and common law protection for trademarks. Our registered trademarks in the United States and certain other countries include, among others, “AirCinema”, “AirTelecom”, “AircomPac” although we have not yet obtained registrations for our most important marks in all markets in which we currently do business or intend to do business in the future. Generally, the protection afforded for trademarks is perpetual, if they are renewed on a timely basis, if registered, and continue to be used properly as trademarks.

We license or purchase from third parties’ technology, software and hardware that are critical to providing our products and services. Much of this technology, software and hardware is customized for our use and would be difficult or time-consuming to obtain from alternative vendors.

We have developed certain ideas, processes, and methods that contribute to our success and competitive position that we consider to be trade secrets. We protect our trade secrets by keeping them confidential through the use of internal and external controls, including contractual protections with employees, contractors, customers, vendors, and airline partners. Trade secrets can be protected for an indefinite period so long as their secrecy is maintained.

Our Competition

Our key competitors include Gogo Inc., which has the largest installed base in the IFEC market mainly via air-to-ground technology, or ATG, and L-band connectivity services and provides a passenger-paid system of connectivity solutions and wireless in-flight entertainment services, and Panasonic Avionics Corp., which provides IFEC hardware and solutions via L-band and Ku-band technology. Other competitors include ViaSat, Global Eagle Entertainment, Inc., OnAir and Thales/LiveTV, all of which provide different technologies and strategies to provide in-flight connectivity and/or entertainment. Regardless of the delivery mechanisms used by us or our competitors, the IFEC industry as a whole faces, and is expected to continue to face, capacity constraints and unique technology challenges, which are expected to increase due to increased demand for in-flight Internet.

We believe that the following competitive strengths enable us to compete effectively in and capitalize on the growing IFEC market.

•	Unique business model. We believe that our business model sets us apart from our competitors. We combine cutting-edge connectivity technology with a unique content-driven approach. Traditionally, providers of inflight connectivity focus primarily on the profit margin derived from the sale of hardware to airlines and of bandwidth to passengers. Both airlines and passengers have to “pay to play,” which results in low participation and usage rates. We break away from this model and set a new trend with our business model, under which neither airlines nor passengers need to pay for products or services. Furthermore, our business plan provides our airline partners with an opportunity to participate in our revenue sharing model. Taken together, this novel approach creates incentive for the airlines to work with us while driving up passenger usage rates.

•	Dual-band satellite technology. Most in-flight connectivity systems currently rely on the Ku-band satellite signals for communication, though many players in the market are working to provide higher bandwidth and faster transmitting rates using the Ka-band. However, there are few Ka-enabled satellites, which limits the coverage area in the Asia-Pacific region. Our dual band system architecture brings our airline partners and their passengers the benefits of both Ka- and Ku-band satellite technology. The Ka-band increases data throughput, while the Ku-band offers reliable service outside of the Ka-band coverage area or when Ka-band is not available due to weather or other interference.

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Our Growth Strategy

We will strive to be a leading provider of IFEC solutions by pursuing the following growth strategies:

•	Increase number of connected aircraft. As of the date of this report, we have not provided our services on any commercial aircraft. However, we plan to rollout installation and provide our services in 2018. We plan to leverage our unique ability to cost-effectively equip each commercial aircraft type in an airline’s fleet to increase the number of equipped aircraft, targeting full-fleet availability of our services for our current and future airline partners. We continue to pursue this significant global growth opportunity by leveraging our broad and innovative technology platform and technical expertise. Further, we offer attractive business models to our airline partners, giving them the flexibility to determine the connectivity solution that meets the unique demands of their business.

•	Increase passenger use of connectivity. We believe that our business model, under which neither airlines nor passengers need to pay for products or services, will create an incentive for the airlines to work with us while driving passenger usage rates to levels management believes could reach 90% or more, considering the fact that many passengers now carry more than one smart device.

•	Expand satellite network. We will continue to expand our global satellite network coverage through the purchase of additional Ku-band and Ka-band capacity, and seek to install aircraft with our satellite solutions, while continuing to invest in research and development of satellite antenna and modem technologies. We are actively working with satellite providers in order to accommodate airlines’ global routes and growing fleets. We are monitoring the satellite industry for growth in coverage, with recent attention on ChinaSatcom’s plan to launch high-capacity Ka-band and Ka HTS multispot-beam satellites over the Asia Pacific region.

•	Expand satellite-based services to other markets. We anticipate broadening our satellite-based services to high-speed railways, maritime and cruise lines, 4G/5G backhauling, and converged triple-play services in remote communities, with the potential to expand internationally into new markets. Future business prospects will be evaluated on a case by case basis by weighing the projected revenue from advertising fees and e-commerce revenue shares against the operating and capital expenditures of satellite coverage, bandwidth and operations. Our existing business model could be applied to high-speed railways and cruise lines, both of which have a sufficient passenger base for the service to be viable. High-speed railways in China that sit under our Ka satellite coverage area are not served by 4G/LTE mobile networks, providing us with a unique opportunity to deliver our services. High-speed railways in other regions of Asia present similar opportunities. Remote communities in Asia lack a telecom infrastructure, partly due to geographical limitations such as the many islands of the Philippines or Indonesia. Satellite-based communications and mesh network technology make triple play services possible, delivering live TV broadcasting, videos, and telecom services to these regions.

Regulation

As a participant in the global airline and global telecommunication industries we are subject to a variety of government regulatory obligations

Federal Aviation Administration

The Federal Aviation Administration of the United States, or FAA, prescribes standards and certification requirements for the manufacturing of aircraft and aircraft components, and certifies and rates repair stations to perform aircraft maintenance, preventive maintenance and alterations, including the installation and maintenance of aircraft components. Each type of aircraft operated in the United States under an FAA-issued standard airworthiness certificate must possess an FAA Type Certificate, or TC, which constitutes approval of the design of the aircraft type based on applicable airworthiness standards. When a party other than the holder of the Type Certificate develops a major modification to an aircraft already type-certificated, that party must obtain an FAA-issued Supplement Type Certificate, or STC, approving the design of the modified aircraft type. We will regularly obtain an STC for each aircraft type operated by each airline partner on whose aircraft our equipment will be installed and separate STCs typically are required for different configurations of the same aircraft type, such as when they are configured differently for different airlines.

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After obtaining an STC, a manufacturer desiring to manufacture components to be used in the modification covered by the STC must apply to the FAA for a Parts Manufacturing Authority, or PMA, which permits the holder to manufacture and sell components manufactured in conformity with the PMA and its approved design and data package. In general, each initial PMA is an approval of a manufacturing or modification facility’s production quality control system. PMA supplements are obtained to authorize the manufacture of a particular part in accordance with the requirements of the pertinent PMA, including its production quality control system. We routinely apply for and receive such PMAs and supplements.

Our business depends on our continuing access to, or use of, these FAA certifications, authorizations and other approvals, and our employment of, or access to, FAA-certified individual engineering and other professionals.

In accordance with these certifications, authorizations and other approvals, the FAA requires that we maintain, review and document our quality assurance processes. The FAA may also visit our facilities at any time as part of our agreement for certification as a manufacturing facility and repair station to ensure that our facilities, procedures, and quality control systems meet FAA approvals we hold. In addition, we are responsible for informing the FAA of significant changes to our organization and operations, product failures or defects, and any changes to our operational facilities or FAA-approved quality control systems. Other FAA requirements include training procedures and drug and alcohol screening for safety-sensitive employees working at our facilities.

Foreign Aviation Regulation

According to international aviation convention, the airworthiness of FAA-certified equipment installed on U.S.-registered aircraft is recognized by civil aviation authorities, or CAAs, worldwide. As a result, we do not expect to require further airworthiness certification formalities in countries outside of the United States for U.S.-registered aircraft that already have an STC issued by the FAA covering our equipment. For aircraft registered with a CAA other than the United States, the installation of our equipment requires airworthiness certification from an airworthiness certification body. Typically, the CAA of the country in which the aircraft is registered is responsible for ensuring the airworthiness of any aircraft modifications under its authority.

The FAA holds bilateral agreements with a number of certification authorities around the globe. Bilateral agreements facilitate the reciprocal airworthiness certification of civil aeronautical products that are imported/exported between two signatory countries. A Bilateral Airworthiness Agreement, or BAA, or Bilateral Aviation Safety Agreement, or BASA, with Implementation Procedures for Airworthiness, or IPA, provides for airworthiness technical cooperation between the FAA and its counterpart civil aviation authorities. Under a BAA or BASA, the CAA of the aircraft’s country of registration generally validates STCs issued by the FAA and then issues a VSTC. For countries with which the FAA does not have a BAA or BASA, we must apply for certification approval with the CAA of the country in which the aircraft is registered. In order to obtain the necessary certification approval, we will be required to comply with the airworthiness regulations of the country in which the aircraft is registered. Failure to address all foreign airworthiness and aviation regulatory requirements at the commencement of each airline partner’s service in any country in which they register aircraft when there are no applicable bilateral agreements may lead to significant additional costs related to certification and could impact the timing of our ability to provide our service on our airline partners’ fleet.

Federal Communications Commission

Under the Communications Act of 1934, as amended, or the Communications Act, the FCC licenses the spectrum and regulates the construction, operation, acquisition and sale of wireless operations. The Communications Act and FCC rules also require the FCC’s prior approval of the assignment or transfer of control of an FCC license, or the acquisition, directly or indirectly, of more than 25% of the equity or voting control of our company by non-U.S. individuals or entities.

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Our various services are regulated differently by the FCC. Our business may provide some of its voice and data services by reselling the telecommunications services of satellite operators. Because we may provide these services on a common carrier basis, we may subject to the provisions of Title II of the Communications Act, which require, among other things, that the charges and practices of common carriers be just, reasonable and non-discriminatory.

We provide broadband Internet access to commercial airlines and passengers. We plan to offer this service in the Asia-Pacific region and continental United States through our partner’s facilities, using satellite based data delivery.

The FCC has classified mobile (and fixed) broadband Internet access services as Title II telecommunications services in an order released March 12, 2015, referred to herein as the Open Internet Order. The Open Internet Order also adopted broad new net neutrality rules. For example, broadband providers may not block access to lawful content, applications, services or non-harmful devices. Broadband providers also may not impair or degrade lawful Internet traffic on the basis of content, applications, services or non-harmful devices. In addition, broadband providers may not favor some lawful Internet traffic over other lawful traffic in exchange for consideration of any kind, and they may not prioritize the content and services of their affiliates. Other than for paid prioritization, the rules contain an exception for “reasonable network management.” The Open Internet Order recognizes that whether a network management practice is reasonable varies according to the broadband technology involved, and provides more flexibility to implement network management practices in the context of our capacity-constrained satellite broadband networks.

In addition, most of our services are subject to various rules that seek to ensure that the services are accessible by persons with disabilities, including requirements related to the pass-through of closed captioning for certain IP-delivered video content.

Equipment Certification

We may not lease, sell, market or distribute any radio transmission equipment used in the provision of our services unless such equipment is certified by the FCC as compliant with the FCC’s technical rules. All certifications required for equipment currently used in the provision of our services have been obtained by our equipment vendors and/or partners.

Privacy and Data Security-Related Regulations

As noted above, the Open Internet Order reclassified mobile (and fixed) broadband Internet access services as Title II telecommunications services. Certain statutory provisions of Title II now apply to broadband Internet access services, including provisions that impose consumer privacy protections such as Customer Proprietary Network Information, or CPNI, requirements.

Our services may subject to CPNI rules that require carriers to comply with a range of marketing and privacy safeguards. These obligations focus on carriers’ access, use, storage and disclosure of CPNI. We believe we are or are going to in compliance with these rules and obligations, and we certify annually, as required, that we have established operating procedures adequate to ensure our compliance.

We are also subject to other federal and state consumer privacy and data security requirements. For example, Section 5 of the Federal Trade Commission, or FTC, Act prohibits “unfair or deceptive acts or practices in or affecting commerce.” Although the FTC’s authority to regulate the non-common carrier services offered by communications common carriers has not been clearly delineated, FTC officials have publicly stated that they view the FTC as having jurisdiction over Internet service providers’ non-common carrier services. Some of our services are subject to the FTC’s jurisdiction. The FTC has brought enforcement actions under the FTC Act against companies that, inter alia: (1) collect, use, share, or retain personal information in a way that is inconsistent with the representations, commitments, and promises that they make in their privacy policies and other public statements; (2) have privacy policies that do not adequately inform consumers about the company’s actual practices; and (3) fail to reasonably protect the security, privacy and confidentiality of nonpublic consumer information.

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We collect personally identifiable information, such as name, address, e-mail address and credit card information, directly from our users when they register to use our service. We also may obtain information about our users from third parties. We use the information that we collect to, for example, consummate their purchase transaction, to customize and personalize advertising and content for our users and to enhance the entertainment options when using our service. Our collection and use of such information is intended to comply with our privacy policy, which is posted on our website, applicable law, our contractual obligations with third parties and industry standards, such as the Payment Card Industry Data Security Standard. We are also subject to state “mini-FTC Acts,” which also prohibit unfair or deceptive acts or practices, along with data security breach notification laws requiring entities holding certain personal data to provide notices in the event of a breach of the security of that data. Congress has also been considering similar federal legislation relating to data breaches. A few states have also imposed specific data security obligations. These state mini-FTC Acts, data security breach notification laws, and data security obligations may not extend to all of our services and their applicability may be limited by various factors, such as whether an affected party is a resident of a particular state.

While we have implemented reasonable administrative, physical and electronic security measures to protect against the loss, misuse and alteration of personally identifiable information, cyber-attacks on companies have increased in frequency and potential impact in recent years and may be successful despite reasonable precautions and result in substantial potential liabilities.

Truth in Billing and Consumer Protection

The FCC’s Truth in Billing rules generally require full and fair disclosure of all charges on customer bills for telecommunications services, except for broadband Internet access services. Thus, these rules apply to our satellite-based services. This disclosure must include brief, clear and non-misleading plain language descriptions of the services provided. States also have the right to regulate wireless carriers’ billing; however, we are not currently aware of any states that impose billing requirements on our services.

CALEA

The FCC has determined that facilities-based broadband Internet access providers are subject to the Communications Assistance for Law Enforcement Act, or CALEA, which requires covered service providers to build certain law enforcement surveillance assistance capabilities into their communications networks and to maintain CALEA-related system security policies and procedures.

Foreign Government Approvals

In connection with our satellite service, we have implemented a process for obtaining any required authority needed to provide our service over the airspace of foreign countries, or verifying that no additional authorization is needed. Each country over which our equipped aircraft flies has the right to limit, regulate (e.g., through a licensing regime) or prohibit the offering of our service. We may not be able to obtain the necessary authority for every country over which a partner airline flies. For some countries, we have not been and do not expect to be able to obtain a definitive answer regarding their potential regulation of our service, and we may incur some regulatory risk by operating over the airspace of these countries. Failure to comply with foreign regulatory requirements could result in penalties being imposed on us and/or on our airline partners or allow our airline partners affected by such requirements to terminate their contract with us prior to expiration. Moreover, even countries that have previously provided clearance for our service have the right to change their regulations at any time.

Our Corporate History and Background

We were incorporated in the State of Nevada on August 14, 2013 under the name Maple Tree Kids, Inc. At the time of our incorporation, our sole officer and director, Ms. Irina Goldman, subscribed for and purchased 100,000 (1,000,000 pre-Reverse Split) shares of our common stock at a purchase price of $0.001 per share.

We were incorporated in order to acquire by merger all of the limited liability company interests of Maple Tree Kids LLC, a Vermont limited liability company, or MTK LLC. Ms. Goldman had personally acquired all of the limited liability company interests of MTK LLC for a total purchase price of $8,800 on August 16, 2013. MTK LLC then merged with and into our company on September 27, 2013. Our company was the surviving company in the merger and the separate existence of MTK LLC ceased and we succeeded to all of the assets of MTK LLC as a result of the merger. At the effective time of the merger, each limited liability company percentage interest in MTK LLC held by Ms. Goldman was automatically changed and converted into one thousand shares of our common stock. Since Ms. Goldman owned 100% of the limited liability company interests in MTK LLC at the time of the merger, she received a total of 100,000 shares of our common stock as a result of the merger. In addition, on September 26, 2013, Ms. Goldman converted $5,000 of indebtedness that our company owed to her into common shares by cancelling such debt in exchange for a total of 500,000 shares of our common stock pursuant to a subscription agreement dated as of such date.

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On December 28, 2016, Aircom purchased all 700,000 shares of our common stock held by Ms. Goldman for $320,000, pursuant to a stock purchase agreement among Aircom, Ms. Goldman and our company, dated as of such date. Such shares represented approximately 86.3% of our issued and outstanding common stock as of the closing. Accordingly, as a result of the transaction, Aircom became the controlling stockholder of our company. Ms. Goldman resigned as our sole director and officer upon closing of this stock purchase transaction and appointed Mr. Jeffrey Wun as our sole director and our President, Treasurer and Secretary.

On January 10, 2017, we changed our name to Aerkomm Inc. in anticipation of our new business and the completion of the reverse acquisition described below. On that date, we also effectuated a one for ten reverse split of the Company’s outstanding common stock.

On February 13, 2017, Aerkomm entered into a share exchange agreement (“the Exchange Agreement”) with Aircom and its shareholders, pursuant to which Aerkomm acquired 100% of the issued and outstanding capital stock of Aircom in exchange for approximately 99.7% of the issued and outstanding capital stock of Aerkomm (or 87.8% on a fully-diluted basis). As a result of the share exchange, Aircom became a wholly-owned subsidiary of Aerkomm, and the former shareholders of Aircom became the holders of approximately 99.7% of Aerkomm’s issued and outstanding capital stock. For accounting purposes, the share exchange transaction with Aircom was treated as a reverse acquisition, with Aircom as the acquirer and the Company as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Aircom and its consolidated subsidiaries.

Upon the closing of the reverse acquisition on February 13, 2017, Mr. Jeffrey Wun, our sole director and President, Treasurer and Secretary, resigned from his positions as President, Treasurer and Secretary. On the same date, the following persons were appointed to our board of directors: Peter Chiou, Jan-Yung Lin, Colin Lim and Barbie Shih. In addition, Peter Chiou was appointed as our Chairman, Chief Executive Officer and President.

As a result of our acquisition of Aircom, we now own all of the issued and outstanding capital stock of Aircom, which is an IFEC service provider. Aircom was incorporated in the State of California on September 29, 2014. It owns all of the equity interests of Aircom Seychelles, Aircom HK and Aircom Japan.

On October 13, 2016, Aircom completed the acquisition of Aircom HK for $100,000 and on December 15, 2016 Aircom completed the acquisition of Aircom Japan for $600,000. These entities were acquired to facilitate the application for satellite and ground station licenses in the local markets and to better serve local customers and business development.

Employees

As of June 23, 2017, we had a total of 19 employees, 15 of whom are full-time employees. The following table sets forth the number of our full-time employees by function.

Function	Number of Employees
Operations	4
Sales and Marketing	4
Research and Development	8
General and Administrative	3
Total	19

None of our employees belongs to a union or is a party to any collective bargaining or similar agreement. We consider our relationships with our employees to be good.

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Properties

Aircom currently leases approximately 4,958 square feet of space at the Fremont, CA address, comprised of administrative offices, from Global Venture Development, LLC, which lease expires on May 31, 2017. On May 31, 2017, the lease was renewed for another three years, expires May 31, 2020. We pay a monthly base rent of $6,446.

Aircom Japan leases approximately 78 square meters of space at our Japan office. The lease expires on July 20, 2018 and the monthly lease payment is approximately $2,234.

We believe that our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Legal Proceedings

We are involved in legal proceedings in the ordinary course of our business. Although our management cannot predict the ultimate outcome of these legal proceedings with certainty, it believes that the ultimate resolution of our legal proceedings, including any amounts we may be required to pay, will not have a material effect on our consolidated financial statements.

On or about July 27, 2016, AsiaSat initiated an arbitration proceeding in the Hong Kong International Arbitration Centre against Aircom, claiming a breach under the Digital Transmission Service Agreement dated July 25, 2015 between AsiaSat and Aircom. AsiaSat claims that Aircom owes it approximately $8.1 million in unpaid service fees, default payments and liquidated damages. Aircom disagrees with the payable balance and believes that it owes AsiaSat approximately $1.3 million in services fees. Aircom has paid AsiaSat $875,000 as security deposit. Aircom further alleges misrepresentation from AsiaSat in entering into the agreement and is actively defending the matter. On November 21, 2016, the Hong Kong International Arbitration Centre appointed a sole arbitrator to hear the dispute. On January 12, Aircom asserted a counterclaim against AsiaSat for misrepresentations made to induce entry into the agreement. The companies are currently in discussions concerning a settlement to this matter. The oral hearing has been scheduled for September 26 and 27, 2017. The outcome is still uncertain as of the date of this report.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, position and date of appointment of each of our directors and executive officers as of June 23, 2017. Each director serves until our next annual meeting or until his or her successor is duly elected and qualified. Each executive officer serves until the earlier of his or her death or resignation, or his or her successor is duly elected and qualified.

Name	Age	Position	Date of Appointment
Peter Chiou	51	Chief Executive Officer, President and Chairman	February 13, 2017
Y. Tristan Kuo	62	Chief Financial Officer and Treasurer	April 10, 2017
Jan-Yung Lin	56	Secretary and Director	February 13, 2017
Jeffrey Wun	51	Director	February 13, 2017
Colin Lim (1)	53	Director	February 13, 2017
Barbie Shih	36	Director	February 13, 2017
Chien-An (Robert) Lu (1)(2)	43	Director	June 6, 2017

___________

(1) Member of Audit Committee.

(2) Chairman of the Audit Committee.

Peter Chiou. Peter Chiou has served as a member of our board of directors and as our Chairman, Chief Executive Officer and President since the reverse acquisition of Aircom on February 13, 2017. He has served as an executive officer of Aircom since February 2017. Mr. Chiou is a technologist with more than 25 years of experience in telecom, data-com, and Sat-com industries. He is the system architect who led the design team behind JetBlue’s in-flight Wi-Fi services, which provides 12 Mbps to passengers through a Ka band satellite. His past experience includes NASA, FAA, SPRINT, AT&T and MOEA of Taiwan. From February 2015 to June 2016, Mr. Chiou served as Chief Executive Officer of Luxe Electric Co., Ltd., an electrical products manufacturer in Taiwan. From February 2011 to March 2015, Mr. Chiou was a lead engineer of ViaSat Inc., a publicly traded satellite provider. Mr. Chiou received his Ph.D. and M.S., both in Electrical Engineering, from University of Maryland at College Park.

Y. Tristan Kuo. Mr. Kuo has served as our Chief Financial Officer and Treasurer since April 10, 2017. Mr. Kuo, age 62, has more than 30 years of experience in accounting, financing and information systems for companies in the bio-pharmaceutical, manufacturing, commodity trading and banking industries and has served in the capacity of CFO, CIO and Controller. Mr. Kuo currently also serves as the Vice President of Investor Relations of Nutrastar International Inc. (OTCPK: NUIN), a China based producer and supplier of commercially cultivated Cordyceps Militaris, which position he has held since April 2016. Mr. Kuo has also served as the Chief Financial Officer of Success Holding Group International, Inc., a provider of personal improvement seminars, from August 2015 to April 2017. Prior to that, he served as CFO/CIO Partner of Tatum, a management and advisory services firm, from December 2014 to August 2015, as an independent board member and audit committee chairman of KBS Fashion Group Limited (NASDAQ: KBSF) from August 2014 to May 2015, and as the Chief Financial Officer of Crown Bioscience, Inc. from June 2012 to November 2013. Prior to that, Mr. Kuo served as Chief Financial Officer of China Biologic Products, Inc. (NASDAQ: CBPO), a Chinese biopharmaceutical company, from June 1, 2008 to May 31, 2012 and served as its Vice President - Finance between September 2007 and May 31, 2008. Prior to that, Mr. Kuo worked for the Noble Group in Hong Kong as the Senior Business Analysis Manager from February through August 2007 and as the Controller, Vice President - Finance and CFO of Cuisine Solution, Inc., a then publicly traded company in Alexandria, Virginia, from December 2002 to January 2007. Mr. Kuo also served as the Vice President of Information System for Zinc Corporation of America in Monaca, Pennsylvania from 2001 and 2002 and as Chief Information Officer and Controller of Wise Metals Group in Baltimore, Maryland, from 1991 to 2001. Mr. Kuo obtained his Master’s degree in Accounting from The Ohio State University and Bachelor’s degree in Economics from Soochow University in Taipei.

Jeffrey Wun. Mr. Jeffrey Wun has served as a member of our board of directors since the reverse acquisition of Aircom on February 13, 2017. He previously has served as our President, Treasurer and Secretary from December 28, 2016 until February 13, 2017. He has served as Aircom’s Chief Technology Officer since December 2014. Mr. Wun is a technologist who has more than 25 years of experience in the communications industry. Prior to joining Aircom, he served as Senior Staff Engineer at Samsung Electronics Co., Ltd. from December 2012 until May 2015. Prior to that, he was a profession engineer at MediaTEK USA Inc. from November 2010 until December 2012 and served as Chief Executive Officer at Kairos System Inc. from 2003 to 2010. Mr. Wun received his B.S. in Biochemistry and Computer Science from Chinese University of Hong Kong in 1988.

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Jan-Yung Lin. Mr. Jan-Yung Lin has served as a member of our board of directors since the reverse acquisition of Aircom on February 13, 2017. He served as Aircom’s Chief Executive Officer from February 2015 until February 2017 and as a director of Aircom from September 2014 to February 2017. He has practiced corporate and business law as a solo practitioner since 2012. Prior to that he was the General Counsel and Chief Financial Officer of EMG Properties, Inc. in California. Prior to that he was a corporate associate of Goodwin Procter LLP. Mr. Lin graduated magna cum laude from Cornell Law School with a J.D. degree and an LL.M. degree in International and Comparative Law. He also received an M.B.A. degree from the University of California, Berkeley and a Bachelor’s degree from the National Taiwan University.

Colin Lim. Mr. Colin Lim has served as a member of our board of directors since the reverse acquisition of Aircom on February 13, 2017 and served as a member of Aircom’s board from July 2015 to February 2017. In 2006, Mr. Lim founded Dynasty Investment Inc., an investment company with interests in a variety of businesses, including restaurants, wood and timber traders, exotic leather manufacturers, movie producers, copyrights transaction companies, and entertainment businesses, as well as hi-tech companies. His investment experience in the movie and copyright businesses has allowed us to better negotiate and acquire sufficient movie copyrights and entertainment content to complement our business model. Mr. Lim graduated from New South Wales University in Australia, where he received his degree in engineering and business.

Barbie Shih. Ms. Barbie Shih has served as a member of our board of directors since the reverse acquisition of Aircom on February 13, 2017. Ms. Shih has served as the General Manager of Buttercup Inc. in Pasadena, California since 2009. She has also served as Communication Chipset Specialist at Priceplay.Com Inc. in Irvine, California since 2014. Ms. Shih has specialized in marketing and sales for electronic communication products for more than 14 years.

Chien-An (Robert) Lu. Mr. Lu, age 43, has more than 15 years of experience in accounting, business and intangible asset valuation, financial asset and private fund management, corporate financing and restructuring, mergers and acquisitions and private equity investing and is an Accredited Valuation Analyst of the National Association of Certified Valuation Analysts. Mr. Lu has been the Vice President of China Intangible Asset Appraisement Co., Ltd. since 2002, and has been an Assistant Professor of the Department of Finance and International Business of the Fu Jen Catholic University since 2014. He has been the Chairman of The Audit Committee of Join Well Technology Co., Ltd. (TW OTC 3629) since 2015, and an independent director of Eng Electric Co., Ltd. (TW OTC 8287) since 2014. Mr. Lu was a Semi-Senior Auditor of Audit function at Deloitte from 1998-2000. Mr. Lu obtained a Master’s degree in Finance Management from The National CHENGCHI University in Taipei, R.O.C., in 2008, and a Bachelor’s degree in Accounting from The Tamkang University in Taipei, R.O.C., in 1996.

Our board of directors has determined, based upon a review of Mr. Lu’s experience in accounting and financial matters, that Mr. Lu shall be designated as an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Directors and executive officers are elected until their successors are duly elected and qualified. There are no arrangements or understandings known to us pursuant to which any director or executive officer was or is to be selected as a director (or director nominee) or executive officer.

Director Independence

Our board of directors currently consists of six members: Messrs. Chiou (Chairman), Wun, Lin, Lim and Lu and Ms. Shih. Each director serves until our next annual meeting or until his or her successor is duly elected and qualified. Our board of directors has determined that Messrs. Colin Lim and Robert Lu are independent directors as that term is defined in the applicable rules for companies traded on The Nasdaq Capital Market. Messrs. Lim and Lu are each members of the Audit Committee. We have not yet established a Compensation Committee or a Nominating and Governance Committee.

Code of Ethics

Our board of directors has adopted a Code of Ethical Conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The code is available in the Corporate Governance - Code of Ethical Conduct section of our website, www.aerkomm.com.

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Further Information Concerning our board of directors

Our board of directors currently has the following standing committee(s): Audit Committee. We have not yet established a Compensation Committee or a Nominating and Governance Committee.

Audit Committee

Our Audit Committee currently consists of Messrs. Lim and Lu. Our board of directors has determined that Mr. Lu is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K, and that each member of our Audit Committee is able to read and understand fundamental financial statements and has substantial business experience that results in such member’s financial sophistication. Accordingly, our board of directors believes that each member of our Audit Committee has sufficient knowledge and experience necessary to fulfill such member’s duties and obligations on our Audit Committee. The primary purposes of our Audit Committee are to assist our board of directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of our company and audits of our financial statements, including (i) reviewing the scope of the audit and all non-audit services to be performed by our independent accountant and the fees incurred by us in connection therewith, (ii) reviewing the results of such audit, including the independent accountant’s opinion and letter of comment to management and management’s response thereto, (iii) reviewing with our independent accountants our internal accounting principles, policies and practices and financial reporting, (iv) engaging our independent accountants and (v) reviewing our quarterly and annual financial statements prior to public issuance. The role and responsibilities of our Audit Committee are more fully set forth in a written Charter adopted by our board of directors on June 6, 2017, which is available on our website at www.aerkomm.com.

Compensation Committee

We have not yet established our Compensation Committee, however we expect that our to-be-established Compensation Committee will be structured as follows: The primary purposes of our Compensation Committee will be to assist our board of directors in fulfilling its responsibility to determine the compensation of our executive officers and to approve and evaluate the compensation policies and programs of our company, including (i) reviewing the compensation packages of executive officers and making recommendations to our board of directors for said compensation packages, (ii) reviewing and approving proposed stock incentive grants and (iii) providing our board of directors with recommendations regarding bonus plans, if any. The role and responsibilities of our Compensation Committee will be more fully set forth in a written Charter to be adopted by our board of directors and made available on our website at www.aerkomm.com.

The policies underlying our Compensation Committee’s compensation decisions will be designed to attract and retain the best-qualified management personnel available. We routinely compensate our executive officers through salaries. At our discretion, we may reward executive officers and employees through bonus programs based on profitability and other objectively measurable performance factors. Additionally, we use stock options and other incentive awards to compensate our executives and other key employees to align the interests of our executive officers with the interests of our stockholders. In establishing executive compensation, our Compensation Committee will evaluate compensation paid to similar officers employed at other companies of similar size in the same industry and the individual performance of each officer as it impacts our overall performance with particular focus on an individual’s contribution to the realization of operating profits and the achievement of strategic business goals. Our Compensation Committee will further attempt to rationalize a particular executive’s compensation with that of other executive officers of our company in an effort to distribute compensation fairly among the executive officers. Although the components of executive compensation (salary, bonus and incentive grants) will be reviewed separately, compensation decisions will be made based on a review of total compensation.

Nominating and Governance Committee

We have not yet established our Nominating and Governance Committee, however we expect that our to-be-established Nominating and Governance Committee will be structured as follows: The primary purposes of our Nominating and Governance Committee will be to (i) identify individuals qualified to become members of our board of directors and recommend to our board of directors the nominees for the next annual meeting of our stockholders and candidates to fill vacancies on our board of directors, (ii) recommend to our board of directors the directors to be appointed to committees of our board of directors and (iii) oversee the effectiveness of our corporate governance in accordance with regulatory guidelines and any other guidelines we establish, including evaluations of members of executive management, our board of directors and its committees. The role and responsibilities of our Nominating and Governance Committee will be more fully set forth in a written Charter to be adopted by our board of directors and made available on our website at www.aerkomm.com.

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Our Nominating and Governance Committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our stockholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources - members of our board of directors; our executives; individuals personally known to the members of our board of directors; and other research. Our Nominating and Governance Committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

A stockholder of our company may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Bylaws. In addition, the notice must be made in writing and set forth as to each proposed nominee who is not an incumbent Director (i) their name, age, business address and, if known, residence address, (ii) their principal occupation or employment, (iii) the number of shares of stock of our company beneficially owned, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nominations are to be made and (v) any other information concerning the nominee that must be disclosed respecting nominees in proxy solicitations pursuant to Rule 14(a) of the Exchange Act of 1934, as amended. The recommendation should be addressed to our Secretary.

Among other matters, our Nominating and Governance Committee will:

•	Review the desired experience, mix of skills and other qualities to assure appropriate board of directors composition, taking into account the current members of our board of directors and the specific needs of our company and our board of directors;

•	Conduct candidate searches, interviews prospective candidates and conducts programs to introduce candidates to our management and operations, and confirms the appropriate level of interest of such candidates;

•	Recommend qualified candidates who bring the background, knowledge, experience, independence, skill sets and expertise that would strengthen and increase the diversity of our board of directors; and

•	Conduct appropriate inquiries into the background and qualifications of potential nominees.

Board Role in Risk Oversight

Our board of directors plays an active role, as a whole and also at the committee level, in overseeing management of our risks and strategic direction. Our board of directors regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. Our to-be-formed Compensation Committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees the process by which our senior management and relevant employees assess and manage our exposure to, and management of, financial risks. Our to-be-formed Nominating and Governance Committee will also manage risks associated with the independence of members of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed about such risks.

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EXECUTIVE COMPENSATION

Summary Compensation Table - Fiscal Years Ended December 31, 2016 and 2015

The following table sets forth, as to our Chief Executive Officer and as to each of our other two most highly compensated executive officers whose compensation exceeded $100,000 during the last fiscal year, information concerning all compensation paid for services to us in all capacities for our last two fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Dr. Peter Chiou, CEO (1)	2016	-	-	-	45,600	45,600
	2015	-	-	-	-	-

Y. Tristan Kuo, CFO	2016	-	-	-	-	-
	2015	-	-	-	-	-

Jeffrey Wun, Former President (2)	2016	141,641	-	-	-	141,641
	2015	129,583	-	3,000	-	132,583

Jiun-Sheuan Yang (3)	2016	128,308	-	-	-	128,308
	2015	153,333	-	2,500	-	155,833

Irina Goldman, Former President (4)	2016	-	-	-	-	-
	2015	-	-	-	-	-

__________

(1)	On February 13, 2017, we acquired Aircom in a reverse acquisition transaction that was structured as a share exchange. In connection with that transaction and effective immediately upon the closing of that transaction, Dr. Chiou became our Chief Executive Officer. The annual, long term and other compensation shown in this table include the amounts that Dr. Chiou received from Aircom prior to the consummation of the reverse acquisition. The amount included in all other compensation represents consulting fees paid by Aircom to Dr. Chiou.

(2)	Mr. Wun served as our President from December 28, 2016 until February 13, 2017. He currently serves as the Chief Technology Officer of Aircom. The annual, long term and other compensation shown in this table include the amounts that Mr. Wun received from Aircom prior to the consummation of the reverse acquisition.

(3)	Mr. Jiun-Sheuan Yang serves as our Vice President of Engineer since December 2014.

(4)	Ms. Goldman served as our President from our inception on August 14, 2013 until December 28, 2016.

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Employment Agreements

Y. Tristan Kuo

On March 31, 2017, we entered into an employment agreement with Mr. Kuo (the “Employment Agreement”) effective April 10, 2017, pursuant to which we agreed to pay Mr. Kuo an annual salary of $100,000, plus a guaranteed bonus of $85,000 payable on the earlier of (i) the first anniversary of Mr. Kuo’s employment or (ii) upon closing of an equity or equity linked financing in which we or one of our subsidiaries raises at least $15 million. Mr. Kuo will also be entitled to an annual bonus as recommended by our Chief Executive Officer and approved by our Board of Directors. In addition, we agreed to grant Mr. Kuo an option to purchase 300,000 shares of our common stock, with one quarter of the shares underlying the option to be vested immediately and the remaining shares to be vested equally over three years on each anniversary of Mr. Kuo’s employment. Such option will be granted under our 2017 equity incentive plan once such plan is approved by our stockholders. In addition, during the first nine months of Mr. Kuo’s employment or until he relocates, if earlier, we also agreed to provide a furnished living accommodation, a car allowance of $400 per month, and a personal travel allowance of $600 per month for Mr. Kuo to visit his spouse or vice versa. We also agreed to pay up to $6,000 in relocation expenses, should Mr. Kuo decide to relocate. We will also be responsible for medical insurance under our medical plan or we will reimburse the premium of a medical plan that is comparable to the medical plan offered to other employees. Mr. Kuo will also be eligible to participate in other standard benefits plans offered to similarly situated employees by us from time to time.

The Employment Agreement also contains covenants prohibiting Mr. Kuo from competing with us during his employment, or from soliciting any of our employees or consultants for a period of two years after his employment ends. The Employment Agreement also contains customary confidentiality provisions. The Employment Agreement may be terminated by either party for any reason upon 30 days’ notice. If Mr. Kuo’s employment is terminated by us without cause, the portion of stock options to be vested for the year if completed shall be vested immediately.

Outstanding Equity Awards at Fiscal Year End

There are no outstanding options held by our named executive officers as of the end of our fiscal year ended December 31, 2016.

Director Compensation

We presently do not have any compensation arrangements in place to remunerate our present or future non-employee director(s).

Equity Compensation Plan Information

In May 5, 2017, we established our 2017 Equity Incentive Plan (the “Plan”). The Plan was approved by our board of directors on May 5, 2017, and an amendment to increase the number of shares of our common stock available for grant under the Plan was approved by the board of directors on June 26, 2017. We expect that the Plan will be approved by our stockholders at our annual meeting in 2017. The purpose of the Plan is to grant stock and options to purchase our common stock to our employees, directors and key consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan, as amended is 10,000,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. There were 3,903,011 shares available for grant under the Plan as of June 26, 2017; 4,680,989 shares of our common stock are issuable upon the exercise of options to be issued under the Plan to holders of Aircom options assumed by us as a result of the closing of the reverse acquisition with Aircom, and options exercisable for 1,416,000 shares of our common stock have been approved by our board of directors for grants to certain of our officers and our directors.

Equity Compensation Plan and Employee Benefits

Summary of the 2017 Equity Incentive Plan

The following summary briefly describes the principal features of the Plan, and is qualified in its entirety by reference to the full text of the Plan.

Administration. The Plan is administered by our Compensation Committee, or if no such committee is formed, our board of directors. Our Compensation Committee has the authority to select the eligible participants to whom awards will be granted, to determine the types of awards and the number of shares covered and to set the terms, conditions and provisions of such awards, to cancel or suspend awards under certain conditions, and to accelerate the exercisability of awards. Our Compensation Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms of agreements entered into with recipients under the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

Eligibility. All employees, directors and individuals providing services to our company or its subsidiaries are eligible to participate in the Plan.

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Shares Subject to Plan. Subject to adjustment as described herein, as of May 26, 2017 the number of shares of common stock that is available for grant of awards under the Plan is5,000,000 shares. As of May 26, 2017, stock option awards with 0 underlying shares of common stock were outstanding under the Plan.

Stock Option and SAR Grants. The exercise price per share of common stock purchasable under any stock option or stock appreciation right (SAR) will be determined by our Compensation Committee, but cannot in any event be less than 100% of the fair market value of our common stock on the date the option is granted. Our Compensation Committee will determine the term of each stock option or SAR (subject to a maximum of 10 years) and each stock option or SAR will be exercisable pursuant to a vesting schedule determined by our Compensation Committee. The grants and the terms of incentive stock options, or ISOs, shall be restricted to the extent required for qualification as ISOs by the Internal Revenue Code, or the Code. Subject to approval of our Compensation Committee, stock options or SARs may be exercised by payment of the exercise price in cash, shares of our common stock, which have been held for at least six months, or pursuant to a “cashless exercise” through a broker-dealer under an arrangement approved by us. We may require the grantee to pay to us any applicable withholding taxes that we are required to withhold with respect to the grant or exercise of any award. The withholding tax may be paid in cash or, subject to applicable law, our Compensation Committee may permit the grantee to satisfy such obligations by the withholding or delivery of shares of our common stock. We may withhold from any shares of our common stock issuable pursuant to a stock option or SAR or from any cash amounts otherwise due from us to the recipient of the award an amount equal to such taxes.

Stock Grants. Shares may be sold or awarded for consideration and with or without restriction as determined by the Compensation Committee, including cash, full-recourse promissory notes, as well as past and future services. Any award of shares will be subject to the vesting schedule, if any, determined by the Compensation Committee. In general, holders of shares sold or awarded under the Plan will have the same voting, dividend and other rights as our other stockholders. As a condition to the purchase of shares under the Plan, the purchaser will make such arrangements as our Compensation Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase.

Adjustments. In the event of any change affecting the shares of our common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distribution to stockholders other than cash dividends, our board of directors will make such substitution or adjustment in the aggregate number of shares that may be distributed under the Plan and in the number and option price (or exercise or purchase price, if applicable) as it deems to be appropriate in order to maintain the purpose of the original grant.

Termination of Service. If a participant’s service to our company terminates on account of death or disability, then the participant’s unexercised options, if exercisable immediately before the participant’s death, disability or retirement, may be exercised in whole or in part, on the earlier of the date on which such stock option would otherwise expire and one year after the event. If a participant’s service to us terminates for any other reason, then the participant’s unexercised options, to the extent exercisable immediately before such termination, will remain exercisable, and may be exercised in whole or in part, for a period ending on the earlier of the date on which such stock option would otherwise expire and three months after such termination of service.

Amendment and Termination. Our board of directors may, at any time, alter, amend, suspend, discontinue, or terminate the Plan; provided that such action shall not adversely affect the right of grantees to stock awards or stock options previously granted and no amendment, without the approval of our stockholders, shall increase the maximum number of shares which may be awarded under the Plan in the aggregate, materially increase the benefits accruing to grantees under the Plan, change the class of employees eligible to receive options under the Plan, or materially modify the eligibility requirements for participation in the Plan.

59

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of June 26, 2017 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 923 Incline Way #39, Incline Village, NV 89451.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Dr. Peter Chiou, Chairman and Chief Executive Officer (3)	Common Stock	11,187,138	27.23
Y. Tristan Kuo, Chief Financial Officer and Treasurer	Common Stock	-	*
Jeffery Wun, Director	Common Stock	2,237,428	5.45%
Jan-Yung Lin, Director (4)(5)	Common Stock	13,499,148	32.86%
Colin Lim, Director	Common Stock	-	*
Barbie Shih, Director (6)	Common Stock	13,531,722	32.94%
Chien-An (Robert) Lu, Director	Common Stock	-	*
All officers and directors as a group (7 persons named above) (7)	Common Stock	18,081,160	44.02%
dMedia Holding LP (3)	Common Stock	11,187,138	27.23%
Unify Investment Limited (8)	Common Stock	7,880,137	19.18%
Well Thrive Limited (9)	Common Stock	2,119,978	5.16%

______

* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)

A total of 41,076,330 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of June 26, 2017. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)

Consists of 11,187,138 shares of our common stock owned by dMedia Holding LP. Mr. Chiou's spouse owns an approximately 30.3% interest in dMedia Holding LP and Mr. Chiou disclains beneficial ownership of the shares of our common stock held by dMedia Holding LP but not owned through Mr. Choiu's spouse's interest in dMedia Holding LP.

(4)

Consists of 1,864,524 shares of our common stock owned by Mr. Lin directly, 447,486 shares of our common stock owned by Mr. Lin's spouse and 11,187,138 shares of our common stock owned by dMedia Holding LP.

(5)

Mr. Lin is the sole member and manager of dMedia LLC, which is the General Partner of dMedia Holding LP, and has voting and dispositive control of the 11,187,138 shares of our common stock owned by dMedia Holding LP. Mr. Lin owns an approximately 31.2% interest in dMedia Holding LP and Mr. Lin disclaims beneficial ownership of the shares of our common stock held by dMedia Holding LP but not owned through Mr. Lin's interest in dMedia Holding LP. The address of dMedia Holding LP is 91 Gregory Ln Ste 5, Pleasant Hill, CA 94523.

(6)

Consists of (i) 1,939,104 shares held by Ms. Shih’s spouse, Daniel Shih, (ii) 11,187,138 shares held by dMedia Holding LP, (iii) 94,220 shares to be issued to dMobile System Co Ltd., (iv)147,400 shares to be issued to Priceplay.com, Inc., and (v) 163,860 shares to be issued to Priceplay Taiwan Inc. Ms. Shih’s spouse owns an approximately 30.3% interest in dMedia Holding LP and a 100% interest in dMobile System Co. Ltd., and is the Chairman of Priceplay.com, Inc. and may be deemed to control Priceplay Taiwan Inc. through his role in Priceplay.com, Inc. Ms. Shih disclaims beneficial ownership of the shares of our common stock (i) held by dMedia Holding LP but not owned through Ms. Shih's spouse's interest in dMedia Holding LP and (ii) held by Priceplay.com, Inc. and Priceplay Taiwan Inc.

(7)

Although the 11,187,138 shares of our common stock owned by dMedia Holding LP is deemed to be beneficially owned by each of Mr. Chiou, Mr. Lin and Ms. Shih, for purposes of calculating the aggregate number of shares of our common stock owned by our officers and directors as a group, we are counting the 11,187,138 number of shares only once.

(8)

Pei-Hsin Lin is the Chief Executive Officer and owner of Unify Investment Limited and has voting and dispositive power of the securities held by it. Ms. Lin disclaims beneficial ownership of the shares held by Unify Investment Limited. The address of Unify Investment Limited is 4F, No. 152, Sec 4, Nanjing E. Road, Songshan Dist, Taipei 105, Taiwan.

(9)

Sheng-Chun Chang is the Chief Executive Officer and owner of Well Thrive Limited and has voting and dispositive power of the securities held by it. Mr. Chang disclaims beneficial ownership of the shares held by Well Thrive Limited. The address of Well Thrive Limited is No 79, Heng Yang Road, Taipei City, Taiwan.

Changes in Control.

There are currently no arrangements which may result in a change of control of our company.

60

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Officers and Directors

Other than the employment agreements described above in “Executive Compensation” and as set forth below, since the beginning of our fiscal year ended December 31, 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and

•	in which any director, executive officer, stockholder who beneficially owns more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

On December 28, 2016, Aircom entered into a stock purchase agreement with Ms. Irina Goldman, our sole director and officer and principal stockholder at such time, pursuant to which Aircom purchased 700,000 shares of our common stock held by Ms. Goldman for $320,000. Such shares represented approximately 86.3% of our issued and outstanding common stock as of the closing of such acquisition by Aircom.

On February 13, 2017, we entered into the Exchange Agreement with Aircom, our then principal stockholder, and its shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Aircom in exchange for 40,000,000 shares of our common stock and we also agreed to issue options to acquire 5,444,592 shares of our common stock to Aircom’s option holders in exchange for their options to purchase Aircom’s common stock. In addition, at the closing of the reverse acquisition, Aircom returned all 700,000 shares of our common stock purchased by it on December 28, 2016 and we immediately cancelled such shares, and all existing options to purchase Aircom’s shares of common stock were also canceled.

Our board of directors conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. Our board of directors has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, our board of directors generally reviews related party transactions to ensure that they are fair and reasonable to our company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by our board of directors.

Transactions with Affiliates

On March 31, 2017, we entered into a settlement and release agreement with Aircom and dMobile, a Taiwanese limited company owned by Daniel Shih, husband of our director Barbie Shih. Aircom and dMobile entered into a certain Purchase Agreement for Ground Station Equipment, dated as of October 15, 2014, or the Purchase Agreement, pursuant to which Aircom delivered to dMobile certain equipment with an aggregate invoice price of $5,478,900 and received from dMobile $2,000,000 in partial payment, as a result of which dMobile owed Aircom a balance of $3,478,900 under the Purchase Agreement. Aircom and dMobile also entered into a certain Statement of Work, dated January 15, 2015, or the Statement of Work, pursuant to which dMobile delivered to Aircom certain intangible property with an aggregate invoice price of $4,950,000 and received from Aircom $1,000,000 in partial payment, as a result of which Aircom owed dMobile $3,950,000 under the Statement of Work. Offsetting the amounts Aircom and dMobile owed to each other under the Purchase Agreement and the Statement of Work, Aircom owed dMobile a net amount of $471,100, or the Outstanding Amount. To settle this amount, Aircom and dMobile entered into the settlement and release agreement with respect to these matters pursuant to which (i) the Purchase Order and the Statement of Work were terminated and dMobile agreed to accept, and we agreed to issue to dMobile, 94,220 shares of our common stock valued at $5.00 per share in full settlement of the Outstanding Amount, or the dMobile Settlement Shares, and (ii) Aircom and dMobile each agreed to waive, release, discharge and covenant not to sue each other with respect to any and all possible claims arising out of or relating to the Purchase Order, the Statement of Work and the Outstanding Amount. Because Daniel Shih owns dMobile, he is the beneficial owner of the dMobile Settlement Shares, and Barbie Shih, a director of the Company and Mr. Shih’s wife, is thus deemed to be the beneficial owner of the dMobile Settlement Shares.

61

On March 31, 2017, we entered into a settlement and release agreement with Aircom and PPUS, a Delaware corporation of which Daniel Shih, husband of our director Barbie Shih, is the Chairman of the board of directors. Aircom and PPUS entered into a certain Development Agreement, dated February 10, 2015, as amended by the First Amendment to Development Agreement, dated July 17, 2015 and the Second Amendment to Development Agreement, dated August 18, 2015, or, as amended, the Development Agreement, pursuant to which Aircom and PPUS agreed to jointly develop certain AirCinema airplane seating technology and related products. Aircom and PPUS fully performed the specified terms of the Development Agreement with the exception that a deposit of $387,500 was advanced by PPUS to Aircom, or the Deposit, for which the Aircom and PPUS did not reach agreement as to the scope of work to be covered by the Deposit. Additionally, PPUS also advanced an additional deposit of $349,500, or the Additional Deposit, to Aircom with the intent that the Additional Deposit would be applied towards one or more additional projects that Aircom and PPUS would agree to in the future. Aircom and PPUS agreed to conclude their relationship with respect to the Development Agreement, the Deposit and the Additional Deposit and other prior dealings between them, and to settle all accounts between them. Aircom and PPUS entered into the settlement and release agreement with respect to these matters pursuant to which (i) the Development Agreement was deemed completed and terminated and PPUS agreed to accept, and we agreed to issue to PPUS, 147,400 shares of our common stock valued at $5.00 per share in full settlement of the Deposit and Additional Deposit amounts, or the PPUS Settlement Shares, and (ii) Aircom and PPUS each agreed to waive, release, discharge and covenant not to sue each other with respect to any and all possible claims arising out of or relating to the Development Agreement, the Deposit and the Additional Deposit. Because Daniel Shih is the Chairman of PPUS and, thus, has voting and dispositive power over the PPUS Settlement Shares, under U.S. federal securities regulations he is deemed to be the beneficial owner of the PPUS Settlement Shares even though he is not a shareholder of PPUS. Because Barbie Shih, a director of the Company, is Daniel Shih’s wife, she is deemed to be the beneficial owner of the PPUS Settlement Shares as well. Both Daniel Shih and Barbie Shih disclaim beneficial ownership of the PPUS Settlement Shares.

On March 31, 2017, we entered into a settlement and release agreement with Aircom and Priceplay Taiwan Inc., or PPTW, a Taiwanese limited company and parent of PPUS, its wholly owned subsidiary. Aircom and PPTW entered into a certain purchase order, or the Purchase Order, pursuant to which PPTW agreed to purchase from Aircom a set of mobile satellite communication equipment priced at $909,000. Pursuant to the terms of the Purchase Order, PPTW paid Aircom $819,300, or the Initial Payment and Aircom delivered to PPTW a mobile satellite antenna, together with radome, control unit, power supply, and other associated items, or collectively, the Equipment. PPTW raised certain issues regarding the Equipment and informed us that it desired to return the Equipment to Aircom and to receive a refund of the Initial Payment. Aircom and PPTW entered into the settlement and release agreement with respect to these matters pursuant to which (i) Aircom and PPTW agreed to terminate the Purchase Order, (ii) PPTW agreed to return the Equipment to Aircom, (iii) PPTW agreed to accept, and we agreed to issue to PPTW, 163,860 shares of our common stock valued at $5.00 per share in full settlement of the Initial Payment amount, or the PPTW Settlement Shares, and (ii) Aircom and PPTW each agreed to waive, release, discharge and covenant not to sue each other with respect to any and all possible claims arising out of or relating to the Purchase Order or the Initial Payment. Because Daniel Shih is the Chairman of PPUS, under U.S. federal securities regulations he may be deemed to be an affiliate or controlling person of PPTW, the parent of PPUS, its wholly owned subsidiary. As such Daniel Shih may be deemed to be the beneficial owner of the PPTW Settlement Shares even though he is not a shareholder or officer or director of PPTW. Because Barbie Shih, a director of the Company, is Daniel Shih’s wife, she may be deemed to be the beneficial owner of the PPTW Settlement Shares as well. Both Daniel Shih and Barbie Shih disclaim beneficial ownership of the PPTW Settlement Shares.

The three settlement and mutual release agreements discussed above are attached hereto as, and incorporated herein by reference to, Exhibits 10.13, 10.14 and 10.15.

Daniel Shih, as a founder of Aircom, is a “promoter” of the Company as that term is defined in Rule 405 under the Securities Act of 1933.

62

SELLING STOCKHOLDERS

June 2017 Private Placement

On June 6, 2017, we completed a private placement offering in which we sold to five investors for cash 60,000 shares of our common stock, $0.001 par value per share, at a price of $5.00 per share, for an aggregate of $300,000. Each of these investors in that private placement is a selling stockholder.

In connection with this private placement, we entered into subscription agreements with each of the investors, pursuant to which we agreed to register for resale by the investors the shares purchased by them in the private placement. We committed to file the registration statement no later than September 4, 2017 and to use our commercially reasonable efforts to cause the registration statement to become effective no later than December 3, 2017. We filed the registration statement of which this prospectus is a part with the SEC pursuant to the registration rights provisions of the subscription agreements.

March 2017 Private Placement

On March 31, 2017, we completed a private placement offering in which we sold to six investors for cash 500,000 shares of our common stock, $0.001 par value per share, at a price of $3.00 per share, for an aggregate of $1,500,000. Each of the investors in that private placement is a selling stockholder.

In connection with this private placement, we entered into subscription agreements with each of the investors, pursuant to which we agreed to register for resale by the investors the shares purchased by them in the private placement. We committed to file the registration statement no later than June 29, 2017 and to use our commercially reasonable efforts to cause the registration statement to become effective no later than September 27, 2017. We filed the registration statement of which this prospectus is a part with the SEC pursuant to the registration rights provisions of the subscription agreements.

2017 Share Exchange

On February 13, 2017, we entered into an exchange agreement with Aircom and the shareholders of Aircom, holding all of the issued and outstanding shares of Aircom. Although we did not specifically grant any registration rights to the holders of Aircom stock in connection with the execution of the exchange agreement and the consummation of the share exchange contemplated therein, we have agreed to permit the holders of the Aircom common stock who received shares of our common stock in the share exchange transaction to have their securities included in this resale registration statement.

Selling Stockholder Table

The following table sets forth for each selling stockholder, the name, the number and percentage of shares of common stock beneficially owned as of June 23, 2017, the maximum number of shares of common stock that may be offered pursuant to this prospectus and the number and percentage of shares of common stock that would be beneficially owned after the sale of the maximum number of shares of common stock, and is based upon information provided to us by each selling stockholder for use in this prospectus. The information presented in the table is based on 41,076,330 shares of our common stock outstanding on June 23, 2017.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. For purposes of the table below, shares of common stock issuable pursuant to options and warrants held by a selling stockholder that can be acquired within 60 days of June 23, 2017, are deemed to be outstanding and to be beneficially owned by the selling stockholder holding the securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

63

	Shares Beneficially Owned		Maximum Number of Shares to be Sold	Shares Beneficially Owned After the Sale of the Maximum Number of Shares
Name of Selling Stockholder	Number	Percentage	Hereunder	Number	Percentage
Asian Textile Limited (1)	1,225,488	3.0%	1,225,488	-	*
Bo-Liang Wang	186,452	*	186,452	-	*
Chao-Wei Lee	1,342	*	1,342	-	*
Cheng-Chang Chen	79,205	*	79,205	-	*
Chi Kong Wu	76,102	*	76,102	-	*
Chi Sing Investment Co. Ltd. (2)	32,666	*	32,666	-	*
Chialing Ke	76,102	*	76,102	-	*
Chien-Pang Liu	5,221	*	5,221	-	*
Chih Ying Lin	16,667	*	16,667	-	*
Chih-Hui Chen	5,668	*	5,668	-	*
Chi-Hung Chang	149,162	*	149,162	-	*
Chii Yuan Moo	9,099	*	9,099	-	*
Ching-Houng Wu	10,292	*	10,292	-	*
Ching-Yi Cho	7,000	*	7,000	-	*
Ching-Yi Wu	149	*	149	-	*
Chun-Ching Wei	209,693	*	209,693	-	*
Chun-Yu Huang	10,292	*	10,292	-	*
Deh-Sheng Li	80,249	*	80,249	-	*
Erika Chou	50,000	*	50,000	-	*
Fu Chi Wang	70,978	*	70,978	-	*
Hoi Fung Au	166,667	*	166,667	-	*
Hsia-Fa Chen	3,878	*	3,878	-	*
Hsiu Feng Cheng	149,162	*	149,162	-	*
Hsiu Yen Cheng	171,685	*	171,685	-	*
Hsiu-Hua Chiang	14,916	*	14,916	-	*
Hsiu-Ling Lin	20,286	*	20,286	-	*
Jing-Tsung Liu	18,639	*	18,639	-	*
Ju-Shan Liu	2,685	*	2,685	-	*
Keh-Gong Wu	81,433	*	81,433	-	*
Kerinler Investment Co., Ltd. (3)	374,545	*	374,545	-	*
Kuei Tien Fan	53,847	*	53,847	-	*
Kuo-Feng Liao	52,356	*	52,356	-	*
Mao Yuan Huang	149,162	*	149,162	-	*
Mei-Chun Peng	44,749	*	44,749	-	*
Mei-Lin Chang	148,267	*	148,267	-	*
Ming-Hsein Yu	12,828	*	12,828	-	*
Redmoon Advisors, Inc. (4)	1,491,618	3.6%	1,491,618	-	*
Sheng Chun Chang	253,334	*	253,334	-	*
Shih-Yin Wang	55,488	*	55,488	-	*
Shu-Fang Lee	6,414	*	6,414	-	*
Shu-Fen Liu	13,000	*	13,000	-	*
Shu-Lan Chiu	317,797	*	317,797	-	*
Shu-Ya Tseng	2,000	*	2,000	-	*
Sing-Ping Huang	180,635	*	180,635	-	*
Six Land Investment Co. (5)	111,871	*	111,871	-	*
Starry Star Corp.	224,339	*	224,339	-	*
Su-Chen Lin	447	*	447	-	*
Su-Yan Chen	225,980	*	225,980	-	*
Tien Wang	21,032	*	21,032	-	*
Tien-Wen Young	3,878	*	3,878	-	*
Tien-Yu Lin	8,353	*	8,353	-	*
Tsai-Yi Huang	149,162	*	149,162	-	*
Tsu-Ying Wu	26,103	*	26,103	-	*
Unify Investment Limited (6)	7,880,137	19.2%	7,880,137	-	*

64

Wei Chen Cheng	20,394	*	20,394	-	*
Well Thrive Limited (7)	2,119,978	5.2%	2,119,978	-	*
Wen Hao Li	16,667	*	16,667	-	*
Wen-Chung Chia	51,163	*	51,163	-	*
Wen-Lung Wu	9,248	*	9,248	-	*
Whei-Li Lu	12,828	*	12,828	-	*
Wintek Holdings Corporation (8)	1,491,618	3.6%	1,491,618	-	*
Ya-Wen Cheng	104,712	*	104,712	-	*
Yi-Jou Chang	16,408	*	16,408	-	*
Yu Hsien Peng	149,162	*	149,162	-	*
Yu-Han Huang	149,162	*	149,162	-	*
Yu-Ta Wu	24,712	*	24,712	-	*
Yu-Wen Huang	149,162	*	149,162	-	*
Total	19,053,734	46.386%	19,053,734

_______

* Represents beneficial ownership of less than one percent.

(1)

Ming-Teh Wu, the Chairman of Asian Textile Limited, or ATL, exercises sole voting and dispositive powers with respect to the shares to be offered by ATL. No other person has or shares voting or dispositive power with respect to the shares to be offered by ATL. The address of ATL is Room 1108, Tower II, Cheung Sha Wan Plaza, 833 Cheung Sha Wan Rd., Kowloon, HK.

(2)

Hao-Wei Peng, the Chairman of Chi Sing Investment Co. Ltd., or CSIC, exercises sole voting and dispositive powers with respect to the shares to be offered by CSIC. No other person has or shares voting or dispositive power with respect to the shares to be offered by CSIC. The address of CSIC is 4F, No. 15-1, Lane 495, Sec. 1, Guang-Fu Rd., Hsinchu, Taiwan.

(3)

Chi-Hong Chang, the Chairman of Kerinler Investment Co., Ltd., or KICL, exercises sole voting and dispositive powers with respect to the shares to be offered by KICLL. No other person has or shares voting or dispositive power with respect to the shares to be offered by KICL. The address of KICL is 8F., No. 60, Xingzhong Road, Neihu District, Taipei City, 114, Taiwan.

(4)

Steven Hong, the Managing Director of Redmoon Advisors, Inc., or RAI, exercises sole voting and dispositive powers with respect to the shares to be offered by RAI. No other person has or shares voting or dispositive power with respect to the shares to be offered by RAI. The address of RAI is 4F-3 No. 362, Sec. 1, Dun Hua South Rd., Taipei City, 106, Taiwan.

(5)

Yichun Chin, the Chief Executive Officer of Six Land Investment Co., or SLIC, exercises sole voting and dispositive powers with respect to the shares to be offered by SLIC. No other person has or shares voting or dispositive power with respect to the shares to be offered by SLIC. The address of SLIC is 8F., No. 72, Songde Rd., Xinyi District, Taipei City, 110, Taiwan.

(6)

Pei-Hsin Lin, the Chief Executive Officer of Unify Investment Limited, or UIL, exercises sole voting and dispositive powers with respect to the shares to be offered by UIL. No other person has or shares voting or dispositive power with respect to the shares to be offered by UIL. The address of UIL is 4F, No. 152, Sec. 4, Nanjing E. Road, Songshan District, Taipei City, 105, Taiwan.

(7)

S. C. Chang, the Chief Executive Officer of Well Thrive Limited, or WTL, exercises sole voting and dispositive powers with respect to the shares to be offered by WTL. No other person has or shares voting or dispositive power with respect to the shares to be offered by WTL. The address of WTL is No. 79, Heng Yang Rd., Taipei City, Taiwan.

(8)

Ming-Teh Wu, the Chairman of Wintek Holdings Corporation, or WHC, exercises sole voting and dispositive powers with respect to the shares to be offered by WHC. No other person has or shares voting or dispositive power with respect to the shares to be offered by WHC. The address of WHC is Room 1108, Tower II, Cheung Sha Wan Plaza, 833 Cheung Sha Wan Rd., Kowloon, HK.

65

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our restated articles of incorporation and bylaws as they will be in effect upon the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws.

General

As of June 26, 2017, our authorized capital stock consisted of:

•	450,000,000 shares of common stock, par value $0.001 per share; and

•	50,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

As of June 26, 2017, there were 41,076,330 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the Nevada Revised Statute, or Nevada Law.

In connection with our private placement that closed on June 6, 2017, we entered into subscription agreements with each of the investors, pursuant to which we agreed to register for resale by the investors the shares purchased by them in the private placement, totaling 60,000 shares. We committed to file the registration statement no later than September 4, 2017 and to use our commercially reasonable efforts to cause the registration statement to become effective no later than December 3, 2017. We filed the registration statement of which this prospectus is a part with the SEC pursuant to the registration rights provisions of the subscription agreements.

In connection with our private placement that closed on March 31, 2017, we entered into subscription agreements with each of the investors, pursuant to which we agreed to register for resale by the investors the shares purchased by them in the private placement, totaling 500,000 shares. We committed to file the registration statement no later than June 29, 2017 and to use our commercially reasonable efforts to cause the registration statement to become effective no later than September 27, 2017. We filed the registration statement of which this prospectus is a part with the SEC pursuant to the registration rights provisions of the subscription agreements.

Set forth below is a summary description of all of the material terms of our capital stock. This description is qualified in its entirety by reference to our restated articles of incorporation and bylaws, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our restated articles of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares.

Preferred Stock

Our board of directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix the number of shares and the designation of any series of preferred shares. Our board of directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of those shares. The rights of the holders of common stock will be subject to and may be affected adversely by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding shares of common stock and make removal of our board of directors more difficult. No rights, preferences or privileges have yet been determined and no shares of preferred stock have been issued.

66

Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes and our bylaws could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of Nevada Law and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Nevada Anti-Takeover Statutes

We have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 - 78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power. We may become subject to Nevada’s Control Share Acquisition Act if the company has 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada and does business in the State of Nevada directly or through an affiliated corporation. Currently, we do not conduct business in the State of Nevada directly or through an affiliated corporation.

We have also elected not to be governed by the terms and provisions of Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 - 78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock, or otherwise has the ability to influence or control such corporation’s management or policies.

Bylaws

In addition, various provisions of our bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of the company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our board of directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. Any bylaw provision adopted by the board of directors may be amended or repealed by the holders of a majority of the outstanding shares of capital stock entitled to vote for the election of directors. Our bylaws also contain limitation as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of the company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 50,000,000 shares of preferred stock, none of which are currently designated or outstanding. However, the Board acting alone and without approval of our stockholders can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Supermajority Voting Provisions

Nevada Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation or bylaws, unless a corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Although our articles of incorporation and bylaws do not currently provide for such a supermajority vote on any matters, our board of directors can amend our bylaws and we can, with the approval of our stockholders, amend our articles of incorporation to provide for such a super-majority voting provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

67

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker‑dealer solicits investors;

•	block trades in which the broker‑dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing of options on the shares;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker‑dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

68

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Sherman & Howard LLC.

EXPERTS

The consolidated financial statements of Aerkomm Inc. as of December 31, 2016 and 2015 appearing in this prospectus and registration statement have been audited by Chen & Fan Accountancy Corporation, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1(800) SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.aerkomm.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

69

AERKOMM, INC. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2016, 2015 and 2014

and March 31, 2017 and 2016 (Unaudited)

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

AERKOMM, INC.

Incline Village, Nevada

We have audited the accompanying consolidated balance sheets of AERKOMM, INC. AND SUBSIDIARIES (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AERKOMM, INC. AND SUBSIDIARIES as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring loss from operations that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chen & Fan Accountancy Corporation

San Jose, California

May 19, 2017

F-2

AERKOMM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,		March 31,
	2015	2016	2017
			(Unaudited)
Assets
Current Assets
Cash	$19,498	$312,173	$490,840
Accounts receivable - related party	3,478,900	-	-
Inventories	111,000	209,729	209,904
Prepaid expenses	125,327	11,784	270,855
Prepaid investment - related parties	600,000	-	-
Prepaid investment - others	100,000	-	360,000
Other receivable - related parties	116,180	-	-
Other receivable - others	-	891	182,487
Total Current Assets	4,550,905	534,577	1,514,086

Property and Equipment
Cost	95,678	128,917	128,917
Accumulated depreciation	(12,365)	(43,825)	(50,031)
	83,313	85,092	78,886
Construction in progress	-	3,660,000	3,660,000

Net Property and Equipment	83,313	3,745,092	3,738,886

Other Assets
Intangible asset, net	4,867,500	4,372,500	4,248,750
Goodwill	-	1,105,942	1,105,942
Deposits - related party	-	2,483	2,311
Deposits - others	397,912	803,888	808,001

Total Other Assets	5,265,412	6,284,813	6,165,004

Total Assets	$9,899,630	$10,564,482	$11,417,976

Liabilities and Equity

Current Liabilities
Accrued expenses	$131,918	$58,500	$114,903
Income tax payable	884,800	3,141	3,185
Other payable - related parties	5,224,263	2,969,053	918,807
Other payable - others	138,937	1,668,128	1,843,438

Total Current Liabilities	6,379,918	4,698,822	2,880,333

Restricted stock deposit liability	8,292	3,342	2,371

Total Liabilities	6,388,210	4,702,164	2,882,704

Commitments and Contingency

Stockholders' Equity
Preferred stock, no par value Authorized - 10,000,000 shares. Issued and outstanding - none as of December 31, 2015 and 2016	-	-	-
Preferred stock, $0.001 par value Authorized - 50,000,000 shares. Issued and outstanding - none as of March 31, 2017	-	-
Common stock, no par value Authorized - 20,000,000 shares. Issued and outstanding - 7,575,340 (excluding restricted stock of 1,658,333 shares) shares as of December 31, 2015.	866,160	-	-
Authorized - 210,000,000 shares. Issued and outstanding - 98,720,060 (excluding restricted stock of 6,683,340 shares) shares as of December 31, 2016.	-	4,470,839	-
Common stock, $0.001 par value Authorized - 450,000,000 shares. Issued and outstanding - 38,842,659 (excluding restricted stock of 1,768,191 shares) shares as of March 31, 2017.	-	-	38,842
Additional paid in capital	20,000	80,000	7,374,771
Subscribed capital	-	1,862,643	2,027,400
Retained Earnings (Accumulated deficits)	2,625,260	(551,204)	(902,384)
Accumulated other comprehensive loss	-	(10)	(3,357)
Total Stockholders' Equity	3,511,420	5,862,268	8,535,272
Non-controlling interest in subsidiary	-	50	-
Total Equity	3,511,420	5,862,318	8,535,272
Total Liabilities and Equity	$9,899,630	$10,564,482	$11,417,976

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-3

AERKOMM, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss

				Three-Month Period
	Year Ended December 31,			Ended March 31,
	2014	2015	2016	2016	2017
				(Unaudited)
Net Sales	$-	$6,128,900	$-	$-	$-

Cost and Expenses
Cost of sales	-	1,337,905	-	-	-
Operating expenses	45,154	1,235,796	3,970,105	1,351,502	914,204

Total Cost and Expenses	45,154	2,573,701	3,970,105	1,351,502	914,204

Income (Loss) from Operations	(45,154)	3,555,199	(3,970,105)	(1,351,502)	(914,204)

Net Non-Operating Income (Loss)	-	15	(89,559)	(11,848)	25,529

Income (Loss) before Income Taxes	(45,154)	3,555,214	(4,059,664)	(1,363,350)	(888,675)

Income Tax Expense (Benefit)	-	884,800	(883,200)	(504,000)	2,385

Net Income (Loss)	(45,154)	2,670,414	(3,176,464)	(859,350)	(891,060)

Less: Income (Loss) Attributed to Non-Controlling Interest	-	-	-	-	-

Net Income (Loss) Attributable to the Company	(45,154)	2,670,414	(3,176,464)	(859,350)	(891,060)

Other Comprehensive Loss
Change in foreign currency translation adjustments	-	-	(10)	-	(3,347)

Total Comprehensive Income (Loss)	$(45,154)	$2,670,414	$(3,176,474)	$(859,350)	$(894,407)

Net Income (Loss) Per Common Share:

Basic	$(0.0020)	$0.0841	$(0.0808)	$(0.0218)	$(0.0221)

Diluted	$(0.0020)	$0.0759	$(0.0808)	$(0.0218)	$(0.0221)

Weighted Average Shares Outstanding - Basic	22,374,276	31,752,318	39,335,796	39,424,188	40,277,517

Weighted Average Shares Outstanding - Diluted	22,374,276	35,190,235	39,335,796	39,424,188	40,277,517

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-4

AERKOMM, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Equity

	Common Stock		Additional Paid	Subscribed	Retained Earnings (Accumulated	Accumulated Other Comprehensive	Total Stockholders'	Non Controlling Interest in	Total
	Shares	Amount	in Capital	Capital	Deficits)	Loss	Equity	Subsidiary	Equity
Issuance of common stock on September 24, 2014	10,000	$10,000	$-	$-	$-	$-	$10,000	$-	$10,000
Additional shares issued on stock split	5,990,000	-	-	-	-	-	-	-	-
Net loss for the year	-	-	-	-	(45,154)	-	(45,154)	-	(45,154)
Balance as of December 31, 2014	6,000,000	10,000	-	-	(45,154)	-	(35,154)	-	(35,154)
Issuance of common stock	343,673	850,001	-	-	-	-	850,001	-	850,001
Issuance of stock warrant	-	-	20,000	-	-	-	20,000	-	20,000
Restricted stock vested and transferred to common stock	1,231,667	6,159	-	-	-	-	6,159	-	6,159
Net income for the year	-	-	-	-	2,670,414	-	2,670,414	-	2,670,414
Balance as of December 31, 2015	7,575,340	866,160	20,000	-	2,625,260	-	3,511,420	-	3,511,420
Issuance of common stock	1,440,000	3,600,395		-	-	-	3,600,395	-	3,600,395
Issuance of stock warrant	-	-	40,000	-	-	-	40,000	-	40,000
Subscribed capital	-	-	-	1,862,643	-	-	1,862,643	-	1,862,643
Additional shares issued on stock split	81,138,060	-	-	-	-	-	-	-	-
Restricted stock vested and transferred to common stock	8,566,660	4,284	-	-	-	-	4,284	-	4,284
Stock compensation expense	-	-	20,000	-	-	-	20,000	-	20,000
Net loss for the year	-	-	-	-	(3,176,464)	-	(3,176,464)	-	(3,176,464)
Other comprehensive loss	-	-	-	-	-	(10)	(10)	-	(10)
Non-controlling interest in subsidiary	-	-	-	-	-	-	-	50	50
Balance as of December 31, 2016	98,720,060	4,470,839	80,000	1,862,643	(551,204)	(10)	5,862,268	50	5,862,318
Reversal acquisition	(61,101,458)	(4,433,221)	5,756,024	(1,862,643)	539,880	10	50	(50)	-
Issuance of common stock	500,000	500	1,499,500	-	-	-	1,500,000	-	1,500,000
Issuance of stock warrant	-	-	30,000	-	-	-	30,000	-	30,000
Subscribed capital	-	-	-	2,027,400	-	-	2,027,400	-	2,027,400
Restricted stock vested and transferred to common stock	724,057	724	247	-	-	-	971	-	971
Stock compensation expense	-	-	9,000	-	-	-	9,000	-	9,000
Net loss for the period	-	-	-	-	(891,060)	-	(891,060)	-	(891,060)
Other comprehensive loss	-	-	-	-	-	(3,357)	(3,357)	-	(3,357)
Balance as of March 31, 2017 (unaudited)	38,842,659	$38,842	$7,374,771	$2,027,400	$(902,384)	$(3,357)	$8,535,272	$-	$8,535,272

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-5

AERKOMM, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended December 31,			Three-Month Period Ended March 31,
	2014	2015	2016	2016	2017
				(Unaudited)
Cash Flows From Operating Activities
Net income (loss)	$(45,154)	$2,670,414	$(3,176,464)	$(859,350)	$(891,060)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	421	94,444	526,460	128,982	129,956
Stock-based compensation	-	-	20,000	-	9,000
Issuance of stock warrant	-	-	40,000	20,000	30,000
Changes in operating assets and liabilities:
Accounts receivable - related party	-	(3,478,900)	3,478,900	-	-
Inventories	-	(111,000)	(97,674)	(97,674)	(175)
Prepaid expenses	(150,393)	25,066	116,327	-	(259,071)
Prepaid investment - related party	-	(600,000)	-	-	-
Prepaid investment - others	-	(100,000)	-	-	(360,000)
Other receivable - related party	-	(116,180)	116,180	116,180	-
Other receivable - others	-	-	11,258	-	(181,596)
Deposits - related party	-	-	(2,483)	(2,483)	-
Deposits - others	(8,592)	(389,320)	(385,017)	(385,017)	(3,941)
Accrued expenses	-	131,918	(73,418)	107,552	56,403
Income tax payable	-	884,800	(883,200)	(504,000)	44
Other payable - related parties	2,000,000	3,224,263	(2,387,412)	(866,327)	(22,846)
Other payable - others	-	158,937	1,511,441	2,450,468	175,310
Net Cash Provided by (Used for) Operating Activities	1,796,282	2,394,442	(1,185,102)	108,331	(1,317,976)

Cash Flows From Investing Activities
Purchase of property and equipment	(17,170)	(78,508)	(3,686,597)	(3,675,633)	-
Acquisitions of Intangible assets	-	(4,950,000)	-	-	-
Acquisitions of goodwill	-	-	(319,688)	-	-
Net Cash Used for Investing Activities	(17,170)	(5,028,508)	(4,006,285)	(3,675,633)	-

Cash Flows From Financing Activities
Proceeds from issuance of common stock	10,000	864,452	3,600,395	3,550,395	1,500,000
Proceeds from subscribed capital	-	-	1,862,643	-	-
Payments on repurchase of unvested restricted stocks	-	-	(666)	-	-
Contribution from non-controlling interest in subsidiary	-	-	50	-	-
Net Cash Provided by Financing Activities	10,000	864,452	5,462,422	3,550,395	1,500,000

Net Increase (Decrease) in Cash	1,789,112	(1,769,614)	271,035	(16,907)	182,024

Cash from acquired subsidiaries	-	-	21,650	-	-

Cash, Beginning of Period	-	1,789,112	19,498	19,498	312,173

Foreign currency translation effect on cash	-	-	(10)	-	(3,357)

Cash, End of Period	$1,789,112	$19,498	$312,173	$2,591	$490,840

F-6

AERKOMM, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - Continued

Non-cash operating and financing activities:

Restricted stock deposit liability transferred to common stock	$-	$8,292	$4,950	$2,582	$971

Other payable to related parties transferred to subscribed capital	$-	$-	$-	$-	$2,027,400

Net payment for acquisition of subsidiaries during the period ended December 31, 2016:

Cash			$21,650
Inventories			1,055
Prepaid expenses			2,784
Other receivable			12,149
Property and equipment, net			6,642
Goodwill			1,105,942
Other assets			20,959
Other payable			(151,131)
Non-controlling interest			(50)
Total payment for acquisition of subsidiaries			1,020,000
Transferred from prepaid investment			(700,000)

Net payment for acquisition of subsidiaries			$320,000

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-7

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 1 - Organization

Aerkomm Inc. (formerly Maple Tree Kids Inc.) (“Aerkomm”) was incorporated on August 14, 2013 in the State of Nevada. Aerkomm was a retail distribution company selling all of its products over the internet in the United States, operating in the infant and toddler products business market.

On December 28, 2016, Aircom Pacific Inc. (“Aircom”) purchased 700,000 shares of Aerkomm’s common stock represented approximately 86.3% of Aerkomm’s issued and outstanding common stock as of the closing. As a result of the transaction, Aircom became the controlling shareholder of Aerkomm.

On February 13, 2017, Aerkomm entered into a share exchange agreement (“the Exchange Agreement”) with Aircom and its shareholders, pursuant to which Aerkomm acquired 100% of the issued and outstanding capital stock of Aircom in exchange for approximately 99.7% of the issued and outstanding capital stock of Aerkomm. As a result of the share exchange, Aircom became a wholly-owned subsidiary of Aerkomm, and the former shareholders of Aircom became the holders of approximately 99.7% of Aerkomm’s issued and outstanding capital stock.

Aircom Pacific Inc. (“Aircom”) was incorporated on September 29, 2014 under the laws of the State of California.

On December 31, 2014, Aircom acquired a newly incorporated subsidiary, Aircom Pacific Ltd. (“Aircom Seychelles”), a corporation formed under the laws of the Republic of Seychelles.

On October 17, 2016, Aircom acquired a wholly owned subsidiary, Aircom Pacific Inc. Limited (“Aircom HK”), a corporation formed under the laws of Hong Kong.

On December 15, 2016, Aircom acquired a wholly owned subsidiary, Aircom Japan, Inc. (“Aircom Japan”), a corporation formed under the laws of Japan.

Aircom and its subsidiaries are full service providers of in-flight connectivity and entertainment solutions with their primary market in the Asian Pacific region.

Aerkomm and its subsidiaries (“the Company”) have not generated significant revenues and will incur additional expenses as a result of being a public reporting company. If the Company is unable to obtain additional working capital, the Company’s business may fail. As of December 31, 2016, the Company generated a net loss of $3,176,464 and had working capital deficiency of $4,164,245, which raises substantial doubt about its ability to continue as a going concern. Currently, the Company has taken measures that management believes will improve its financial position by financing activities, short-term borrowings and equity contributions.

NOTE 2 - Summary of Significant Accounting Policies

Reverse Acquisition

On February 13, 2017, Aerkomm completed the reverse acquisition of Aircom pursuant to the Exchange Agreement. As a result of the reverse acquisition, Aircom became Aerkomm’s wholly-owned subsidiary. For accounting purposes, the share transaction with Aircom was treated as a reverse acquisition, with Aircom as the acquirer and Aerkomm as the acquired party. Unless the context suggests otherwise, “the Company” referred for the periods prior to the consummation of the reverse acquisition is Aircom and its consolidated subsidiaries.

F-8

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 2 - Summary of Significant Accounting Policies - Continued

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of March 31, 2017, the consolidated statements of operations and comprehensive loss and cash flows for the three-month periods ended March 31, 2016 and 2017 and the consolidated statement of changes in equity for the three-month period ended March 31, 2017 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2017 and results of operations and cash flows for the three-month periods ended March 31, 2016 and 2017. The financial data and the other information disclosed in these notes to the consolidated financial statements related to these three-month periods are unaudited. The results of the three-month periods ended March 31, 2016 and 2017 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2017 or for any other interim period or other future year.

Principle of Consolidation

Aerkomm consolidates the accounts of its subsidiaries, Aircom, Aircom Seychelles, Aircom HK and Aircom Japan. All significant intercompany accounts and transactions have been eliminated in consolidation.

All of the entities in these consolidated financial statements have adopted fiscal year end of December 31.

Reclassifications of Prior Year Presentation

Certain prior year balance sheet amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from these estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash in banks and accounts receivable. As of December 31, 2016 and 2015, the total balances of cash in bank were insured by the Federal Deposit Insurance Corporation (FDIC) and foreign financial institution deposits insurance. As of March 31, 2017 the total balance of cash in bank exceeded the amount insured by FDIC and foreign financial institution insurance for the Company by approximately $217,000.

The Company performs ongoing credit evaluation of its customers and requires no collateral. An allowance for doubtful accounts is provided based on a review of the collectability of accounts receivable. The Company determines the amount of allowance for doubtful accounts by examining the historical collection experience as well as its internal credit policies.

The Company conducts extensive transactions with its related parties. Revenue for the year ended December 31, 2015 was solely from related parties.

Inventories

Inventories are recorded at the lower of weighted-average cost or market. The Company assesses the impact of changing technology on its inventory on hand and writes off inventories that are considered obsolete. Estimated losses on scrap and slow-moving items are recognized in the allowance for losses.

F-9

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 2 - Summary of Significant Accounting Policies - Continued

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. When value impairment is determined, the related assets are stated at the lower of fair value or book value. Significant additions, renewals and betterments are capitalized. Maintenance and repairs are expensed as incurred.

Depreciation is computed by using the straight-line and double declining method over the following estimated service lives: computer equipment - 3 to 5 years and furniture and fixtures - 5 years.

Construction costs for on-flight entertainment equipment not yet in service are recorded under construction in progress.

Upon sale or disposal of property and equipment, the related cost and accumulated depreciation are removed from the corresponding accounts, with any gain or loss credited or charged to non-operating income in the period of sale or disposal.

The Company reviews the carrying amount of property and equipment for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. It determined that there was no impairment loss for each of the years in the three-year period ended December 31, 2016 and the three-month periods ended March 31, 2016 and 2017.

Goodwill and Purchased Intangible Assets

The Company’s goodwill represents the amount by which the total purchase price paid exceeded the estimated fair value of net assets acquired from acquisition of subsidiaries. The Company tests goodwill for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment.

Purchased intangible assets with finite life are amortized on the straight-line basis over the estimated useful lives of respective assets. Purchased intangible assets with indefinite life are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. As of December 31, 2015 and 2016, and March 31, 2017, purchased intangible asset consists of satellite system software and is amortized over 10 years.

Fair Value of Financial Instruments

The Company utilizes the three-level valuation hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy consist of the following:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.

Level 3 - Inputs to the valuation methodology are unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability at the measurement date, including assumptions.

The carrying amounts of the Company’s cash, accounts receivable, other receivable and other payable approximated their fair value due to the short-term nature of these financial instruments.

F-10

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 2 - Summary of Significant Accounting Policies - Continued

Revenue Recognition

The Company recognizes sales when the earning process is completed, as evidenced by an arrangement with the customer, transfer of title and acceptance, if applicable, has occurred, as well as the price is fixed or determinable, and collection is reasonably assured.

Research and Development Costs

Research and development costs are charged to operating expenses as incurred. For the years ended December 31, 2014, 2015 and 2016, the Company incurred approximately $0, $25,000 and $1,597,000 of research and development costs, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Adjustments to prior period’s income tax liabilities are added to or deducted from the current period’s tax provision.

The Company follows FASB guidance on uncertain tax positions and has analyzed its filing positions in all the federal, state and foreign jurisdictions where it is required to file income tax returns, as well as all open tax years in those jurisdictions. The Company files income tax returns in the US federal, state and foreign jurisdictions where it conducts business. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on its consolidated financial position, results of operations, or cash flows. Therefore, no reserves for uncertain tax positions have been recorded. The Company does not expect its unrecognized tax benefits to change significantly over the next twelve months.

The Company’s policy for recording interest and penalties associated with any uncertain tax positions is to record such items as a component of income before taxes. Penalties and interest paid or received, if any, are recorded as part of other operating expenses in the consolidated statement of operations.

Translation Adjustments

If a foreign subsidiary’s functional currency is the local currency, translation adjustments will result from the process of translating the subsidiary’s financial statements into the reporting currency of the Company. Such adjustments are accumulated and reported under other comprehensive income as a separate component of stockholder’s equity.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing income available to common shareholders by the weighted-average number of shares of common outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include stock warrants and outstanding stock options, shared to be purchased by employees under the Company’s employee stock purchase plan. Diluted earnings (loss) per common share presented for the year ended December 31, 2014, 2015 and 2016, and the three-month period ended March 31, 2016 and 2017 have taken into account the stock split in June 2016 and share exchange for reverse acquisition on February 13, 2017 (see Note 1).

F-11

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 2 - Summary of Significant Accounting Policies - Continued

Subsequent Events

The Company has evaluated events and transactions after the reported year-end up to May 19, 2017, the date on which these consolidated financial statements were available to be issued. All subsequent events requiring recognition as of December 31, 2016 have been incorporated into these consolidated financial statements.

NOTE 3 - Recent Accounting Pronouncements

Financial Instruments

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”), which updates certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 will be effective for fiscal years beginning after March 15, 2017, including interim periods within those fiscal years and for the Company in its first quarter of 2018. The Company does not believe the adoption of ASU 2016-01 will have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”), which modifies the measurement of expected credit losses of certain financial instruments. ASU 2016-13 will be effective for fiscal years beginning after March 15, 2020, including interim periods within those fiscal years and for the Company in its first quarter of 2021, and early adoption is permitted. The Company does not believe the adoption of ASU 2016-13 will have a material impact on its consolidated financial statements.

Intangibles

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other” (Topic 350): Simplifying the Test for Goodwill Impairment, which goodwill shall be tested at least annually for impairment at a level of reporting referred to as a reporting unit. ASU 2017-04 will be effective for annual periods beginning after March 15, 2019, and interim periods within annual periods beginning after March 15, 2020, and early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2017-04 on its consolidated financial statements.

Stock Compensation

In March 2016, the FASB issued ASU No. 2016-09, “Compensation - Stock Compensation” (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which simplifies certain aspects of the accounting for share-based payment transactions, including income taxes, classification of awards and classification on the statement of cash flows. ASU 2016-09 will be effective for annual periods beginning after March 15, 2017, and interim periods within annual periods beginning after March 15, 2018 and for the Company in its first quarter of 2019, and early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2016-09 on its consolidated financial statements.

Leases

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (Topic 842) (“ASU 2016-02”), which modifies lease accounting for both lessees and lessors to increase transparency and comparability by recognizing lease assets and lease liabilities by lessees for those leases classified as operating leases under previous accounting standards and disclosing key information about leasing arrangements. ASU 2016-02 will be effective for fiscal years beginning after March 15, 2018, including interim periods within those fiscal years and for the Company in its first quarter of 2019, and early adoption is permitted. The Company is currently evaluating the timing of its adoption and the impact of adopting ASU 2016-02 on its consolidated financial statements.

F-12

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 3 - Recent Accounting Pronouncements - Continued

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606) (“ASU 2014-09”), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. ASU 2014-09 will be effective for annual periods beginning after March 15, 2017, and interim periods within annual periods beginning after March 15, 2018 and for the Company in its first quarter of 2019, and early adoption is permitted.

Subsequently, the FASB issued the following standards related to ASU 2014-09: ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations” (“ASU 2016-08”); ASU No. 2016-10, “Revenue from Contracts with Customers” (Topic 606): Identifying “Performance Obligations and Licensing” (“ASU 2016-10”); and ASU No. 2016-12, “Revenue from Contracts with Customers” (Topic 606): “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”). The Company must adopt ASU 2016-08, ASU 2016-10 and ASU 2016-12 with ASU 2014-09 (collectively, the “new revenue standards”).

The new revenue standards may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company currently expects to adopt the new revenue standards in its first quarter of 2019 utilizing the full retrospective transition method. The Company does not expect adoption of the new revenue standards to have a material impact on its consolidated financial statements.

Income Taxes

In October 2016, FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory” (“ASU 2016-16”), which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. ASU 2016-06 will be effective for annual reporting periods beginning after March 15, 2017 and for the Company in its first quarter of 2018. The Company is currently evaluating the impact of adopting ASU 2016-16 on its consolidated financial statements.

Business Combinations

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations” (Topic 805): Clarifying the Definition of a Business, which a business is an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members, or participants. ASU 2017-01 will be effective for annual periods beginning after March 15, 2017, and interim periods within annual periods beginning after March 15, 2018, and early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2017-01 on its consolidated financial statements.

NOTE 4 - Inventories

As of December 31, 2016 and 2015 and March 31, 2017, inventories consisted of the following:

	December 31,		March 31,
	2015	2016	2017
			(Unaudited)
Satellite equipment for sale under construction	$99,971	$197,645	$197,645
Parts	11,029	11,029	11,029
Supplies	-	6,437	6,612
	111,000	215,111	215,286
Allowance for inventory loss	-	(5,382)	(5,382)
Net	$111,000	$209,729	$209,904

F-13

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 5 - Prepaid Investment

On December 30, 2014, the Company signed a stock purchase agreement to acquire 100% ownership of a Japanese company, Dadny Japan Inc, which is 100% owned by one of the Company’s shareholders. The price for the acquisition is $600,000. In November 2016, Dadny Japan Inc. changed its name to Aircom Japan, Inc. In December 2016, the acquisition was completed.

On May 15, 2015, the Company signed a stock purchase agreement to acquire 100% ownership of a Hong Kong company, Aircom Pacific Inc Limited, for $100,000 in total. In October 2016, the acquisition process was completed.

NOTE 6 - Property and Equipment

For the years ended December 31, 2016 and 2015 and the three-month period ended March 31, 2017, the changes in cost of property and equipment were as follows:

	Computer software and equipment	Furniture and fixture	Total
January 1, 2015	$17,170	$-	$17,170
Addition	75,115	3,393	78,508
December 31, 2015	92,285	3,393	95,678
Addition	33,239	-	33,239
December 31, 2016	125,524	3,393	128,917
Addition	-	-	-
March 31, 2017 (Unaudited)	$125,524	$3,393	$128,917

As December 31, 2016 and March 31, 2017, construction in progress of $3,660,000 is the payment for the construction of ground station equipment relating to satellite communication system and in-flight system for the Company’s internal use. As of March 31, 2017, the projects were still in progress.

For the years ended December 31, 2016 and 2015 and three-month period ended March 31, 2017, the changes in accumulated depreciation for property and equipment were as follows:

	Computer software and equipment	Furniture and fixture	Total
January 1, 2015	$421	$-	$421
Addition	11,661	283	11,944
December 31, 2015	12,082	283	12,365
Addition	30,781	679	31,460
December 31, 2016	42,863	962	43,825
Addition	6,037	169	6,206
March 31, 2017 (Unaudited)	$48,900	$1,131	$50,031

F-14

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 7 - Intangible Asset, Net

For the years ended December 31, 2016 and 2015 and three-month period ended March 31, 2017, the changes in cost and accumulated amortization for intangible asset were as follows:

	Satellite System software	Accumulated amortization	Net
January 1, 2015	$-	$-	$-
Addition	4,950,000	82,500	4,867,500
December 31, 2015	4,950,000	82,500	4,867,500
Addition	-	495,000	(495,000)
December 31, 2016	4,950,000	577,500	4,372,500
Addition	-	123,750	(123,750)
March 31, 2017 (Unaudited)	$4,950,000	$701,250	$4,248,750

NOTE 8 - Income Taxes

Income tax expense (benefit) for the years ended December 31, 2014, 2015 and 2016 consisted of the following:

	2014	2015	2016
Current:
Federal	$-	$884,000	$(884,000)
State	-	800	800
Total	$-	$884,800	$(883,200)

The following table presents a reconciliation of the income tax at statutory tax rate and the Company’s income tax at effective tax rate for the years ended December 31, 2016, 2015 and 2014.

	2014	2015	2016
Tax expense (benefit) at statutory rate	$(15,000)	$987,000	$(1,158,300)
Prepayment from related parties	-	286,300	(286,300)
Net operating loss carryforwards (NOLs)	15,000	(345,000)	717,600
Amortization expense	-	(28,100)	(168,300)
Others	-	(15,400)	12,100
Tax at effective tax rate	$-	$884,800	$(883,200)

Deferred tax assets (liability) as of December 31, 2015 and 2016 consist of:

	2015	2016
Prepayment from related parties	$335,000	$-
Net operating loss carryforwards (NOLs)	59,000	519,000
Tax credit carryforwards	26,000	63,000
Excess of tax amortization over book amortization	(34,000)	(230,000)
Others	-	43,000
	386,000	395,000
Valuation allowance	(386,000)	(395,000)
Net	$-	$-

F-15

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 8 - Income Taxes - Continued

Management does not believe the deferred tax assets will be utilized in the near future; therefore, a full valuation allowance is provided. The net change in deferred tax assets valuation allowance was an increase of $15,000, $371,000 and $9,000 for the years ended December 31, 2014, 2015 and 2016, respectively.

As of December 31, 2016, the Company had federal NOLs and State NOLs of approximately $843,000 and $1,836,000, respectively, available to reduce future federal and State taxable income, expiring in 2036. As of December 31, 2016, the Company has Japan NOLs of approximately $406,000 available to reduce future Japan taxable income, expiring in 2019.

As of December 31, 2016, the Company had approximately $37,000 of federal research and development tax credit, available to offset future federal income tax. The credit begins to expire in 2034 if not utilized. As of December 31, 2016 and 2015, the Company had approximately $39,000 of California state research and development tax credit available to offset future California state income tax. The credit can be carried forward indefinitely.

The Company’s ability to utilize its federal and state NOLs to offset future income taxes is subject to restrictions resulting from its prior change in ownership as defined by Internal Revenue Code Section 382. The Company does not expect to incur the limitation on NOLs utilization in future annual usage.

NOTE 9 - Capital Stock

1)	Preferred Stock:

The Company is authorized to issue 50,000,000 shares of preferred stock, with par value of $0.001. As of March 31, 2017, there were no Preferred stock shares outstanding.

Board of Directors has the authority to issue preferred stock in one or more series, and in connection with the creation of any such series, by resolutions providing for the issuance of the shares thereof, to determine dividends, voting rights, conversion rights, redemption privileges and liquidation preferences.

2)	Common Stock:

The Company is authorized to issue 450,000,000 shares of common stock, with par value of $0.001.

Aircom had restricted stock purchase agreement with certain employees or consultants granted on February 2, 2015. The restricted shares were issued at fair values determined by the board of directors at the grant date. According to the agreement, in the event of the voluntary termination of purchaser’s continuous service status, Aircom shall have the exclusive option to repurchase all or any portion of the unvested shares held by purchaser at the original purchase price per share and the vested shares held by purchaser at the fair market value per share as of the termination date. On February 13, 2017, all of Aircom’s restricted stocks of 27,566,670 shares were converted to Aerkomm’s restricted stock of 10,279,738 shares at the ratio of 2.681651 to 1, pursuant to the Exchange Agreement (see Note 1). The re-purchase price was adjusted from $0.0005 to $0.00134 per share.

As of December 31, 2015 and 2016 and March 31, 2017, the restricted stocks shares (after share exchange) consisted of the following:

F-16

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 9 - Capital Stock - Continued

2)	Common Stock - continued:

	December 31,		March 31,
	2015	2016	2017
			(Unaudited)
Restricted stock - vested	4,592,943	7,787,490	8,511,547
Restricted stock - unvested	6,184,000	2,492,248	1,768,191
Total restricted stock	10,776,943	10,279,738	10,279,738

The unvested shares of restricted stock were recorded under deposit liability account awaiting future conversion to common stock when they become vested.

On March 31, 2017, the Company completed its private placement offering of 500,000 common shares at a price of $3 per share for the aggregate amount of $1,500,000.

At a special meeting of the Board of Directors of the Company held on May 5, 2017, the Board of Directors of the Company approved the adoption of the Aerkomm, Inc. 2017 Equity Incentive Plan (the “Aerkomm Plan”), and the reservation of 5,000,000 shares of the Company’s common stock for future issuance under the Aerkomm Plan.

3)	Stock Warrant:

As of December 31, 2016, Aircom had issued stock warrants of $60,000 to a service provider as payment for service. The stock warrants allow the service provider to purchase a number of shares of common stock equal to 85% of the of the share price of its common stock in the first subsequent qualifying equity financing event, up to $60,000 in total, with exercise price of $0.01 per share. On February 13, 2017, these stock warrants were converted to Aerkomm’s stock warrants pursuant to the Exchange Agreement (see Note 1). For the three-month period ended on March 31, 2017, Aerkomm issued stock warrants of $30,000 to the service provider as payment for service. The Company recorded the $90,000 aggregated total as additional paid-in capital.

NOTE 10 - Related Party Transactions

A.	Name of related parties and relationships with the Company:

Related Party	Relationship
Daniel Shih (Daniel)	Shareholder, Aircom’s CEO and CFO as of March 31, 2017; Shareholder as of the date of this report
Jan Yung Lin (Jan)	Secretary, shareholder and Aircom’s Secretary
Felix Fong	Shareholder
Jeffrey Wun	Shareholder as of March 31, 2017; Shareholder and Aircom’s CEO as of the date of this report
Jiun Sheuan Yang	Shareholder
Tzu-Ling Hsu	Shareholder
Bunny Wu	Shareholder
Giretsu Shih	President of Aircom Japan
Capricorn Union Limited (Capricorn)	100% owned by Daniel
Dadny Japan	100% owned by Capricorn before the acquisition
dMobile System Co. Ltd. (dMobile)	100% owned by Daniel
Klingon Aerospace, Inc. (Klingon)	Daniel was the chairman
Law Office of Jan Yung Lin	100% owned by Jan
Priceplay.com, Inc. (PPUS)	Daniel is the chairman

F-17

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 10 - Related Party Transactions - Continued

B.	Significant related party transactions:

The Company has extensive transactions with its related parties. It is possible that the terms of these transactions are not the same as those which would result from transactions among wholly unrelated parties.

	a.	As of December 31, 2016 and 2015 and March 31, 2017,

	December 31,		March 31,
	2015	2016	2017
			(Unaudited)
Accounts receivable from dMobile	$3,478,900	$-	$-

Prepayment to Capricorn for acquisition of Dadny Japan	$600,000	$-	$-

Other receivable from
PPUS	$80,500	$-	$-
Daniel	35,680	-	-
Total	$116,180	$-	$-

Deposit to Daniel	$-	$2,483	$2,311

Other payable to:
dMobile	$3,950,000	$-	$-
Klingon	762,000	762,000	762,000
PPUS	387,500	737,000	-
PPTW	80,000	819,300	-
Jeffrey Wun	13,399	3,594	7,712
Law Office of Jan Yung Lin	10,000	-	-
Tzu-Ling Hsu	5,929	6,844	9,695
Jiun Sheuan Yang	4,848	2,491	4,983
Jan	275	-	-
dMobile	-	471,100	-
Giretsu Shih	-	80,346	16,803
Daniel	10,312	52,018	113,743
Bunny Wu	-	32,148	-
Felix Fong	-	2,212	3,871
Total	$5,224,263	$2,969,053	$918,807

Subscribed capital:
PPTW	$-	$-	$819,300
PPUS	-	-	737,000
dMobile	-	-	471,100
Total	$-	$-	$2,027,400

As of March 31, 2017, these related parties converted their receivable from the Company to subscribed capital. The issuance of stock shares is subject to the approval of the Board of Directors.

F-18

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 10 - Related Party Transactions - Continued

B.	Significant related party transactions - continued:

	b.	For the year ended December 31, 2014, 2015 and 2016 and three-month periods ended March 31, 2016 and 2017,

				Three-Month Period Ended March 31,
	Year Ended December 31,			(Unaudited)
	2014	2015	2016	2016	2017
Sales to
dMobile	$-	$5,478,900	$-	$-	$-
PPUS	-	650,000	-	-	-
Total	$-	$6,128,900	$-	$-	$-

100% of the Company’s sales for the year ended December 31, 2015 were to related parties.

				Three-Month Period Ended March 31,
	Year Ended December 31,			(Unaudited)
	2014	2015	2016	2016	2017
Intangible purchase from dMobile	$-	$4,950,000	$-	$-	$-

Legal expenses paid to Law Office of Jan Yung Lin	$-	$51,431	$10,000	$10,000	$-

Rent expenses paid to Daniel	$-	$-	$-	$-	$3,566

NOTE 11 - Stock Based Compensation

In March 2014, Aircom’s Board of Directors adopted the 2014 Stock Option Plan (the “Aircom 2014 Plan”). The Aircom 2014 Plan provides for the granting of incentive stock options and non-statutory stock options to employees, consultants and outside directors of Aircom. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of an Option. On February 13, 2017, pursuant to the Exchange Agreement, Aerkomm assumed the options of Aircom 2014 Plan and agreed to issue options for an aggregate of 5,444,407 shares to Aircom’s stock option holders.

One-third of Aircom 2014 Plan stock option shares will be vested as of the first anniversary of the time the option shares are granted or the employee’s acceptance to serve the Company, and 1/36th of the shares will be vested each month thereafter. Option price is determined by the Board of Directors. The Plan shall become effective upon its adoption by the Board and shall continue in effect for a term of 10 years unless sooner terminated under the terms of Aircom 2014 Plan.

Valuation and Expense Information

Measurement and recognition of compensation expense based on estimated fair values is required for all share-based payment awards made to its employees and directors including employee stock options. The Company recognized compensation expense of $0 and $20,000 for the years ended December 31, 2015 and 2016, respectively, and $0 and $9,000 for the three-month periods ended March 31, 2016 and 2017, respectively, related to such employee stock options.

F-19

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 11 - Stock Based Compensation - Continued

Determining Fair Value

Valuation and amortization method

The Company uses the Black-Scholes option-pricing-model to estimate the fair value of stock options granted on the date of grant or modification and amortizes the fair value of stock-based compensation at the date of grant on a straight-line basis for recognizing stock compensation expense over the vesting period of the option.

Expected term

The expected term is the period of time that granted options are expected to be outstanding. The Company uses the SEC’s simplified method for determining the option expected term based on the Company’s historical data to estimate employee termination and options exercised.

Expected dividends

The Company does not plan to pay cash dividends before the options are expired. Therefore, the expected dividend yield used in the Black-Scholes option valuation model is zero.

Expected volatility

The Company used the calculated value method which substitutes the historical volatility of a public company in the same industry of the Company to estimate the expected volatility of the Company’s share price to measure the fair value of options granted under Aircom 2014 Plan.

Risk-free interest rate

The Company based the risk-free interest rate used in the Black-Scholes option valuation model on the market yield in effect at the time of option grant provided in the Federal Reserve Board’s Statistical Releases and historical publications on the Treasury constant maturities rates for the equivalent remaining terms for Aircom 2014 Plan.

Forfeitures

The Company is required to estimate forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate option forfeitures and records share-based compensation expense only for those awards that are expected to vest.

The Company used the following assumptions to estimate the fair value of options granted in 2015 and 2016 under Aircom 2014 Plan as follows:

Assumptions
Expected term	3 years
Expected volatility	40.11% - 45.58%
Expected dividends	0%
Risk-free interest rate	0.71 - 1.08%
Forfeiture rate	5%

F-20

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 11 - Stock Based Compensation - Continued

A summary of the number of shares, weighted average exercise price and estimated fair value of options for Aircom 2014 Plan as of December 31, 2015 and 2016 and March 31, 2017 was as follows:

	Number of shares	Weighted Average Exercise Price Per Share	Weighted Average Fair Value Per Share
Options outstanding at January 1, 2015	-	$-	$-
Granted	4,139,241	0.0013	0.0004
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Options outstanding at January 1, 2016	4,139,241	0.0013	0.0004
Granted	1,305,166	0.6704	0.2108
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Options outstanding at December 31, 2016	5,444,407	0.1617	0.0508
Granted	-	-	-
Exercised	-	-	-
Forfeited/Cancelled	(763,418)	0.6550	0.2059
Options outstanding at March 31, 2017 (unaudited)	4,680,989	0.0813	0.0255

Options exercisable at December 31, 2015	-	-	-

Options exercisable at December 31, 2016	2,524,357	0.0013	0.0004

Options exercisable at March 31, 2017 (unaudited)	2,868,258	0.0013	0.0004

A summary of the status of nonvested shares under Aircom 2014 Plan as of March 31, 2017 and December 31, 2016 was as follows:

	Number of Shares	Weighted Average Fair Value Per Share
Options nonvested at January1, 2015	-	$-
Granted	4,139,241	0.0004
Vested	-	-
Forfeited/Cancelled	-	-
Options nonvested at January1, 2016	4,139,241	0.0004
Granted	1,305,166	0.2108
Vested	(2,524,357)	0.0004
Forfeited/Cancelled	-	-
Options nonvested at December 31, 2016	2,920,050	0.0944
Granted	-	-
Vested	(343,901)	0.0004
Forfeited/Cancelled	(763,418)	0.2059
Options nonvested at March 31, 2017 (unaudited)	1,812,731	0.0653

As of December 31, 2015 and 2016 and March 31, 2017, there were approximately $2,000, $94,000 and $85,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under Aircom 2014 Plan. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. The Company expects to recognize that cost over a weighted average period of 1 - 3 years.

F-21

AERKOMM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2014, 2015 and 2016

And The Three Months Ended March 31, 2016 and 2017 (Unaudited)

NOTE 12 - Commitments and Contingency

As of March 31, 2017, the Company’s significant commitments and contingency are summarized as follows:

Commitments

1)

The Company has one lease for its Fremont, California office expiring in May 2017, which was renewed and will expire in May 2020. Rental expense was $0, $39,045 and $62,472 for the years ended December 31, 2014, 2015 and 2016, respectively, and $15,618 and $15,618 for three-month periods ended March 31, 2016 and 2017, respectively. As of March 31, 2017, future minimum lease payment obligation is $74,872 for the next twelve-month period ending March 31, 2018.

The company has another lease for its Japan office expiring July 2018. Rental expense was approximately $8,587 for the three-month period ended March 31, 2017. As of March 31, 2017, future minimum lease payment obligation is $35,014, including the 8% Japan consumption tax, for the next twelve-month ending March 31, 2018.

2)	The Company has a sales agreement with dMobile, a related party, for satellite ground station equipment. Future additional revenue receivable as of March 31, 2017 is $1,501,100 for the next twelve-month period ending March 31, 2018.

In March 2017, the Company entered into a satellites service agreement (the Agreement) with a Japanese company (Company J). The agreement is effective on March 15, 2017 and will expire three years from the effective date. However, the agreement shall continue to be effective so long as any service is still effective. According to the Agreement, the Company shall prepay the total amount of $285,300 and the deposit of $95,100 on April 15, 2017. The prepayment of $285,300 shall be applied to monthly service charge by Company J based on the terms defined in the Agreement.

Contingency

The Company entered into a 3-year digital transmission service agreement with Asia Satellite Telecommunication Company Limited (“Asia Sat”) on July 25, 2015. As of March 31, 2017, Asia Sat stipulates that the Company is in debt of $8,013,495 to Asia Sat, which includes unpaid service fees, a default payment in the form of liquidated sum and interest. The default payment includes total future payments of $7,411,616 due through March 31, 2018, subtracting the deposit of $775,000 made to Asia Sat. The Company disagreed with the payable balance of $8,013,495 and had recorded $1,376,879 payable to Asia Sat as of March 31, 2017. On July 25, 2016, Asia Sat commenced arbitration against the Company. The Company’s present intention is to make an attempt at settlement. On November 21, 2016, the Hong Kong International Arbitration Centre (“HKIAC”) appointed a sole arbitrator to hear the dispute. On January 12, 2017, the Company introduced a counterclaim for misrepresentations made to induce entry into the Agreement. The oral hearing has been scheduled for September 26 and 27, 2017. The outcome is still uncertain as of the date of this report.

F-22

500,000 Shares of Common Stock

AERKOMM INC.

PROSPECTUS

June 26, 2017

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$12,145.81
Accounting fees and expenses	*
Legal fees and expenses	*
Transfer agent fees and expenses	*
Printing and related fees	*
Miscellaneous	*
Total	$12,145.81

_____

* To be filed by amendment.

ITEM 14. Indemnification of Directors and Officers

We are a Nevada Corporation. The Nevada Revised Statutes and certain provisions of our Amended and Restated Bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our Amended and Restated Bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of our stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

We have not entered into separate indemnification agreements with our directors and executive officers.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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ITEM 15. Recent Sales of Unregistered Securities

On March 31, 2017, we completed a private placement offering of 500,000 shares of our common stock, $0.001 par value per share, at a price per share of $3.00, to certain individuals for an aggregate of $1,500,000.

On March 31, 2017, we completed a private placement offering of 60,000 shares of our common stock, $0.001 par value per share, at a price per share of $5.00, to certain individuals for an aggregate of $300,000. Additionally, pursuant to the terms of our settlement and release agreements with dMobile, PPUS and PPTW, we issued 94,220 shares of our common stock to dMobile, 147,000 shares to PPUS and 163,860 shares to PPTW as part of this private placement. We issued these shares in the private placement offering at the private placement offering price of $5.00 per share, for an aggregate of 405,480 shares and a total value of $2,027,400. Including the 60,000 Shares sold to individuals in this offering and the shares issued under the three settlement and release agreements, we sold, in total, 465,480 shares in this offering for an aggregate value of $2,327,400.

The sales of the shares in these offerings were exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(a)(2) thereof and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The purchasers of the securities in these offerings represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate restrictive legends were affixed to the certificates evidencing the shares issued in these offerings. All purchasers of the securities represented and warranted, among other things, that they were “accredited investors” within the meaning of Rule 501 of Regulation D, that they had the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of an investment in the Company, that they had the ability to bear the economic risks of the investment, and that they had adequate access to information about the Company.

ITEM 16. Exhibits and Financial Statement Schedules

(a) Exhibits. We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Encino, State of California, on June 26, 2017.

AERKOMM INC.

By:	/s/ Peter Chiou
Peter Chiou
Chief Executive Officer and President

By:	/s/ Y. Tristan Kuo
Y. Tristan Kuo
Chief Financial Officer and Treasurer

Each person whose signature appears below constitutes and appoints each of Peter Chiou as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Chiou	Chief Executive Officer (Principal Executive Officer),	June 26, 2017
Peter Chiou	President and Chairman of the Board

/s/ Y. Tristan Kuo	Chief Financial Officer	June 26, 2017
Y. Tristan Kuo	(Principal Financial and Accounting Officer) and Treasurer

/s/ Jeffrey Wun	Director	June 26, 2017
Jeffrey Wun

/s/ Jan-Yung Lin	Secretary and Director	June 26, 2017
Jan-Yung Lin

/s/ Colin Lim	Director	June 26, 2017
Colin Lim

/s/ Barbie Shih	Director	June 26, 2017
Barbara Shih

/s/ Chien-An (Robert) Lu	Director	June 26, 2017
Chien-An (Robert) Lu

73

EXHIBIT INDEX

Exhibit Number	Description
2.1	Form of Share Exchange Agreement, dated February 13, 2017, among the Registrant, Aircom Pacific, Inc. and the shareholders of Aircom Pacific, Inc. (1)
3.1	Restated Articles of Incorporation of the Registrant (2)
3.2	Bylaws of the Registrant (3)
5.1*	Legal Opinion of Nevada Legal Counsel
10.1	Stock Purchase Agreement, dated as of December 28, 2016, by and among Irina Goldman, Aircom Pacific, Inc. and the Company (4)
10.2	Stock Purchase Agreement, dated May 15, 2015, Chi Kong Wu and Aircom Pacific, Ltd. (5)
10.3	Digital Transmission Service Agreement, dated July 25, 2015, between Asia Satellite Telecommunications Company Limited and Aircom Pacific, Inc. (6)
10.4	Statement of Work, dated January 15, 2015, between Aircom Pacific, Inc. and dMobile System Co. Ltd. (7)
10.5	Development Agreement, dated February 10, 2015, between Aircom Pacific, Inc. and Priceplay.com, Inc. (8)
10.6	First Amendment to Development Agreement, dated July 17, 2015, between Aircom Pacific, Inc. and Priceplay.com, Inc. (9)
10.7	Second Amendment to Development Agreement, dated August 18, 2015, between Aircom Pacific, Inc. and Priceplay.com, Inc. (10)
10.8	Purchase Agreement for Ground Station Equipment, dated as of October 15, 2014, between dMobile System Co., Ltd. and Aircom Pacific, Inc. (11)
10.9	Purchase Agreement for Ground Station Equipment, dated as of December 15, 2015, between Blue Topaz Consultants, Ltd. and Aircom Pacific, Inc. (12)
10.10	Purchase Agreement for Aircom Onboard Equipment, dated as of March 9, 2015, between LUXE Electric Co., Ltd. and Aircom Pacific, Inc. (13)
10.11	Standard Industrial/Commercial Multi-Tenant Lease, dated April 26, 2016, between Global Venture Development, LLC and Aircom Pacific, Inc. (14)
10.12	Employment Agreement dated March 31, 2017, between the Registrant and YuYun Tristan Kuo.(15)++
10.13	Settlement Agreement and Mutual Release dated March 31, 2017 by and Among the Registrant, Aircom Pacific, Inc. and dMobile System Co. Ltd.
10.14	Settlement Agreement and Mutual Release dated March 31, 2017 by and Among the Registrant, Aircom Pacific, Inc. and Priceplay.com, Inc.
10.15	Settlement Agreement and Mutual Release dated March 31, 2017 by and Among the Registrant, Aircom Pacific, Inc. and Priceplay Taiwan Inc.
21.1	List of Subsidiaries
23.1	Consent of Independent Registered Pubic Accounting Firm
23.2*	Consent of Nevada Legal Counsel (see Exhibit 5.1 above)
24.1	Power of Attorney (see signature page above)
99.1++	2017 Equity Compensation Plan, as amended

__________

*	To be filed by amendment.

++	Indicates management contract or compensatory plan.

(1)	Incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2017.

(2)	Incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 4, 2017.

(3)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on November 5, 2013

(4)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 29, 2016.

(5)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2017.

(6)	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2017.

(7)	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2017.

(8)	Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2017.

(9)	Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2017.

(10)	Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2017.

(11)	Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2017.

(12)	Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2017.

(13)	Incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2017.

(14)	Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2017.

(15)	Incorporated by reference to Exhibit 10.12 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 5, 2017.

74